UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.            )

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Citigroup Inc.
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2022	Citigroup Inc. 2022 Notice of Annual Meeting and Proxy Statement

April 26, 2022 9:00 a.m. Eastern Time Virtual Annual Meeting Site: www.virtualshareholdermeeting.com/CITI2022

Citigroup Inc.
388 Greenwich Street
New York, New York 10013

March 15, 2022

Dear Stockholder:

We cordially invite you to attend Citi’s 2022 Annual Meeting, which will be held on Tuesday, April 26, 2022, at 9:00 a.m. Eastern Time. This year’s Annual Meeting will be held in a virtual format through a live webcast to support the health, well-being, and convenience of our stockholders, employees, and directors. We will provide the webcast of the Annual Meeting at www.virtualshareholdermeeting.com/CITI2022.

At the Annual Meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the Proxy Statement.

Thank you for your support of Citi.

Sincerely,

John C. Dugan Chair of the Board

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2022 Board Letter to Stockholders

You would expect that a new CEO would spend her first year engaging in a clear-eyed assessment of the strengths and weaknesses of our company; developing robust, comprehensive, and credible plans to build on the former and minimize the latter; and pivoting to the first phase of execution on these plans. Your new CEO Jane Fraser has delivered on all of that – and more – and this has defined the year since our last shareholders’ meeting.

The assessment by Jane and her management team focused on the facts that, despite the stubborn lingering of the pandemic and exceptionally low interest rates, in 2021 the company generated $22 billion in income for a 13.4 percent Return on Tangible Common Equity (RoTCE); returned nearly $12 billion in capital to you, our shareholders; and finished the year with a strong Common Equity Tier 1 capital ratio of 12.2 percent. The assessment also recognized the unique strength of Citi’s global franchise and the RoTCE strength and potential of a number of our key businesses, including, among others, Treasury & Trade Solutions, Global Wealth Management, the Commercial Bank, and core parts of our U.S. Personal Banking franchise.

Yet the assessment was also clear about the firm’s weaknesses, some of them longstanding: a business mix that, despite many years of streamlining, remained overly complex and allowed our returns gap with competitors to remain stubbornly wide; a deficient risk and control environment that not only precipitated consent orders with our regulators, but held back our competitiveness and required substantial investment to fix; and recent suboptimal financial performance, which in 2021 produced decreased revenues, increased expenses, and an unacceptably low Total Shareholder Return.

This foundational assessment caused management, with Board oversight, to develop comprehensive plans that are critical to Citi’s future. The first set of plans addressed the multi-year Transformation of Citi’s Risk and Control Environment and was submitted to our U.S. regulators last fall. These plans are detailed and robust; they holistically embrace the changes that the firm must implement to fix the operations, compliance, and reporting problems that have caused repeated risk and control deficiencies; and they require the necessary changes to Citi’s technology and operations backbone to compete even more effectively in our digital future.

Jane and her management team laid out the second set of critical plans, on Citi’s refreshed corporate strategy, at the company’s recent Investor Day. Key parts of the new strategy include: reducing complexity through divestiture of non- U.S. consumer businesses, primarily in Asia and Mexico; simplifying the company to focus on the five core interconnected businesses of services, markets, banking, global wealth management, and U.S. personal banking; and making significantly increased investments in high RoTCE businesses such as Treasury and Trade Solutions, Securities Services, Global Wealth Management, and Commercial Banking. Your board of directors strongly supports the refreshed strategy, even though it entails an increase in near term investments and expenses, because we believe it is the necessary path forward to streamline operations, reduce the cost of capital, decrease earnings volatility, and – most important – increase Citi’s overall RoTCE in a realistic way over time.

A third critical plan issued by Citi this past year, subject to Board oversight and review, focused on concrete steps to address climate change. Specifically, Citi released its initial plan to achieve net zero greenhouse gas emissions by 2050 by establishing hard targets for caps on emissions from our energy and power loan portfolios by 2030. These meaningful, ambitious targets are designed to enable Citi to facilitate the transition of our clients in these industries to net zero emissions – with the clear understanding that, as a last resort, Citi would exit relationships with a company that fails to make that transition. We believe this initial plan strikes the right balance of understanding the near term demand for fossil fuels while at the same time taking immediate action to accelerate the transition to a Net Zero future.

Finally, this past year was also about the pivot to the first phase of execution on these plans. The planned divestitures of 14 of Citi’s non-U.S. consumer businesses are well underway, with: sales announced for seven franchises at attractive prices; the wind-down of operations in Korea proceeding; and the announcement of the sale of Banamex receiving a positive response from the Mexican government. Citi just announced a 2022 technology budget of $1 billion for our vital Treasury and Trade Solutions business, a 40 percent increase over the 2020 spend; our Global Wealth Management business expanded substantially with the hiring of more than 400 new advisors globally in 2021; and our Commercial

Citi 2022 Proxy Statement

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Bank just announced its intent to hire 400 new bankers over the next three years. Meanwhile, execution is in full swing on the first phase of the Transformation, with management achieving early milestones to improve the control environment while maintaining close contact with our regulators as we progress to later phases, including with appropriate adjustments to plans.

Looking to next year and beyond, last year’s heavy emphasis on assessment and planning will give way to a predominant focus on execution. As this proceeds, your board will be keenly focused on management achieving tangible, risk-reducing progress in the Transformation, and, in the medium term, significantly and sustainably improving Citi’s Return on Tangible Common Equity and reducing the returns gap with our main competitors.

It has been an exceptionally active first year for Jane and her management team. We believe that their clear-eyed assessment and detailed plans have positioned Citi well for the future. The path forward now lies with strong execution.

Thank you for your ongoing support of Citi. Dialogue with stockholders is a fundamental feature of a well governed organization, and we will continue to make it a priority. Please write with any concerns or suggestions to: Citigroup Inc. Board of Directors, c/o Brent J. McIntosh, General Counsel and Corporate Secretary, 388 Greenwich Street, New York, NY 10013.

Ellen M. Costello Grace E. Dailey Barbara J. Desoer John C. Dugan Jane N. Fraser Duncan P. Hennes	Peter B. Henry S. Leslie Ireland Lew W. (Jay) Jacobs, IV Renée J. James Gary M. Reiner Diana L. Taylor	James S. Turley Deborah C. Wright Ernesto Zedillo Ponce de Leon

A WORD OF APPRECIATION

The Board would like to recognize four directors for the service they have provided to Citi’s Board.

Alexander R. Wynaendts, who resigned as a Director in November 2021, has had a long and distinguished career with more than 30 years’ experience in insurance and international finance. His insights and guidance as a former CEO of a large global financial institution, and his knowledge regarding the business and regulatory environment in Europe, have been invaluable to Citi.

Three other directors have determined not to stand for re-election at the Annual Meeting:

Lew W. (Jay) Jacobs, IV, brought both extensive financial services knowledge and human capital management experience to the Board. He ably led the Board’s Personnel and Compensation Committee, while providing thoughtful oversight of Citi’s institutional business, and we are grateful for his many contributions to Citi.

Deborah C. Wright brought her deep experience as the leader of a minority-owned financial institution to Citi. We benefited from her strong support of our community development efforts over the past five years. We will miss her commitment and valuable perspectives.

Ernesto Zedillo Ponce de Leon served on the Board since 2010 and played a critical role in helping lead the company through the aftermath of the financial crisis. Drawing on his experience as the former President of Mexico, he helped guide Citi in the execution of its strategy in Latin America. His expertise in and concern regarding climate issues have also helped shape Citi’s approach to addressing climate change. We thank him for his many contributions.

www.citigroup.com

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Notice of Annual Meeting of Stockholders

Citigroup Inc.
388 Greenwich Street
New York, New York 10013

Dear Stockholder:

Citi’s Annual Stockholders’ Meeting will be held on Tuesday, April 26, 2022, at 9:00 a.m. Eastern Time through a virtual meeting platform. Please go to the “Register for Meeting” link at www.proxyvote.com to register for the meeting. Live audio of the 2022 Annual Meeting will be webcast at www.citigroup.com. You or your proxyholder can participate, vote, ask questions, and examine our stocklist or rules of the meeting at the Virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/CITI2022 and using your 16-digit control number. Electronic entry to the meeting will begin at 8:45 a.m. E.T. and the meeting will begin promptly at 9:00 a.m. E.T. If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/CITI2022.

At the meeting, stockholders will be asked to:

1.	elect the directors listed in Proposal 1,
2.	ratify the selection of Citi’s independent registered public accountants for 2022,
3.	consider an advisory vote to approve our 2021 executive compensation,
4.	approve additional shares for the Citigroup 2019 Stock Incentive Plan,
5.	act on certain stockholder proposals, and
6.	consider any other business properly brought before the meeting, or any adjournment or postponement thereof, by or at the direction of the Board of Directors.

Citi has utilized the Securities and Exchange Commission (“SEC”) rule allowing companies to furnish proxy materials to its stockholders over the Internet. This process allows us to expedite our stockholders’ receipt of proxy materials, lower the costs of distribution, and reduce the environmental impact of our 2022 Annual Meeting.

In accordance with this rule, on or about March 15, 2022, we sent to those current stockholders who were stockholders at the close of business on February 28, 2022, a notice of the 2022 Annual Meeting containing a Notice of Internet Availability of Proxy Materials (Notice). The Notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you received a Notice and would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the Notice.

By order of the Board of Directors,

Brent J. McIntosh
Corporate Secretary
March 15, 2022

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www.citigroup.com

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Proxy Statement Highlights

Voting Items

Proposal 1: Election of Directors (Pages 47-67)
The Board recommends you vote FOR each nominee

Proposal 2: Ratification of Selection of Independent Registered Public Accountants (Pages 69-70)
The Board recommends you vote FOR this proposal

Proposal 3: Advisory Vote to Approve Our 2021 Executive Compensation (Pages 71-108)
The Board recommends you vote FOR this proposal

Proposal 4: Approval of Additional Shares for the Citigroup 2019 Stock Incentive Plan (Pages 109-117)
The Board recommends you vote FOR this proposal

Stockholder Proposals 5-9 (Pages 118-128)
The Board recommends you vote AGAINST each of the stockholder proposals

Meeting and Voting Information (For additional information, please see About the 2022 Annual Meeting starting on page 130.)
Date and Time April 26, 2022, 9:00 a.m. E.T.
Record Date February 28, 2022
Voting Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each Director nominee and one vote for each of the other proposals to be voted on.

Admission Procedures
Please register to attend Citi’s 2022 Annual Meeting. Please go to the “Register for Meeting” link at www.proxyvote.com to register for the virtual meeting. Go to www.virtualshareholder meeting.com/CITI2022 to attend the virtual meeting. Please remember to submit your 16-digit control number on your proxy card or voting instruction form as well as your first and last name and your email address.

Board and Corporate Governance Highlights

Citi's Board of Directors
The members of the Board of Directors each have the qualifications and experience to guide Citi’s strategy and oversee management’s execution of that strategic vision. Citi’s Board of Directors consists of individuals with the skills and backgrounds necessary to oversee Citi’s efforts on delivering sustainable, client-led revenue growth while operating within a complex financial and regulatory environment.

Independence*	87% of our Board members are Independent.
Board Refreshment

The average board tenure of our Board members is 6.5 years and only two Board members have served for more than 10 years. There have been 7 new Directors elected within the last 5 years, one of whom was elected in 2020.

Diversity*

Citi’s Board is committed to ensuring that it is composed of individuals whose backgrounds reflect the diversity represented by our employees, customers, stockholders, and stakeholders. Based on the voluntary self-identification of gender, race, ethnicity, and sexual orientation by our Board members, the graphs represent the diversity of the Board.

*	Independence and Diversity discussions for our Board Nominees appear on pages 26 and 30.

Citi 2022 Proxy Statement

PROXY STATEMENT HIGHLIGHTS	11

Citi's Board of Directors

Name and Primary Qualifications	Age	Director Since	Principal Occupation and Other Current Public Company Directorships	Citi Committees
				A	ECC	E	NGP	PC	RM
Ellen M. Costello	67	2016	Former President and CEO, BMO Financial Corporation, and Former U. S. Country Head, BMO Financial Group Board: Diebold Nixdorf, Inc.	⚫					⚫
Grace E. Dailey	61	2019	Former Senior Deputy Comptroller for Bank Supervision Policy and Chief National Bank Examiner, Office of the Comptroller of the Currency	⚫					⚫
Barbara J. Desoer	69	2019	Chair, Citibank, N. A. Board: DaVita Inc.			⚫			⚫
John C. Dugan	66	2017	Chair, Citigroup Inc.	⚫		⚫	⚫	⚫	⚫
Jane N. Fraser	54	2020	Chief Executive Officer, Citigroup Inc.
Duncan P. Hennes	65	2013	Co-Founder and Partner, Atrevida Partners, LLC Board: RenaissanceRe Holdings Ltd.	⚫		⚫		⚫	⚫
Peter B. Henry	52	2015	Dean Emeritus and W. R. Berkley Professor of Economics and Finance, New York University, Leonard N. Stern School of Business Board: Nike, Inc.		⚫	⚫	⚫
S. Leslie Ireland	62	2017	Former Assistant Secretary for Intelligence and
Analysis, U.S. Department of the Treasury, and
National Intelligence Manager for Threat Finance,
Office of the Director of National Intelligence
			Board: KnightSwan Acquisition Corp.		⚫
Lew W. (Jay) Jacobs, IV	51	2018	Former President and Managing Director, Pacific Investment Management Company LLC (PIMCO)		⚫	⚫	⚫	⚫
Renée J. James	57	2016	Founder, Chairman and CEO, Ampere Computing Board: Oracle Corporation	⚫				⚫
Gary M. Reiner	67	2013	Operating Partner, General Atlantic LLC Board: Hewlett Packard Enterprise Company				⚫	⚫
Diana L. Taylor	67	2009	Former Superintendent of Banks, State of New York Board: Brookfield Asset Management			⚫	⚫	⚫
James S. Turley	66	2013	Former Chairman and CEO, Ernst & Young Boards: Emerson Electric Co., Northrop Grumman Corporation, and Precigen, Inc.	⚫		⚫			⚫
Deborah C. Wright	64	2017	Former Chairman, Carver Bancorp, Inc.	⚫	⚫		⚫
Ernesto Zedillo Ponce de Leon	70	2010	Director, Center for the Study of Globalization and Professor in the Field of International Economics and Politics, Yale University Board: Alcoa Corp.		⚫		⚫

Qualifications

Compensation	Human Capital Management
Consumer Business and Financial Services	Institutional Business
Corporate Governance	International Business or Economics
Cybersecurity and Data Management	Legal, Regulatory and Compliance
ESG	Risk Management
Financial Reporting
⚫	committee member
⚫	committee chair
A	Audit
ECC	Ethics, Conduct and Culture
E	Executive
NGP	Nomination, Governance and Public Affairs
PC	Personnel and Compensation
RM	Risk Management

www.citigroup.com

12	PROXY STATEMENT HIGHLIGHTS

Corporate Governance Highlights

Citigroup Inc. (Citigroup, Citi, or the Company) is active in ensuring its governance practices are at the leading edge of best practices. Highlights include:

Alignment with Stockholders

●In December 2019, the Board of Directors lowered the threshold for stockholders to call a Special Meeting from 20% to 15%
●Citi provides Proxy Access to eligible stockholders, which gives them the right to include their own Board nominees in the Company’s proxy materials
●Stockholders have the right to act by written consent
●Citi has an independent Chair; if there is no independent Chair of the Board, the Board will appoint a Lead Independent Director
●Majority vote standard for uncontested Director elections
●No super-majority vote provisions in our governing instruments

Adherence to Corporate Governance Best Practices

●The Board of Directors formed a Transformation Oversight Committee, an ad hoc committee, to provide oversight of Citi's efforts to improve its Risk and Control environment. (Please see page 33 to review additional disclosure regarding the Transformation Oversight Committee)
●Citi's Board includes an Ethics, Conduct and Culture Committee
●Members of Citi’s Board of Directors and Citi’s executive officers are not permitted to hedge their Citi securities or to pledge their Citi securities as collateral for a loan; see Citi's Hedging Policies on pages 41-42
●Citi’s Board members include eight women and three minorities
●Ongoing Board refreshment, with 10 of our 15 current directors with tenures of seven years or less
●Citi appointed a Chief Sustainability Officer in September 2019
●In 2021, Citi announced its commitment to reach Net Zero greenhouse gas emissions by 2050

Our Investor Engagement Program*

Summer Members of senior management communicate with investors regarding votes at the Annual Meeting and other governance issues.

Fall
Members of the Board and senior management conduct calls with investors for input on a variety of governance, human capital management, compensation, and environmental and social matters, including climate risk.

Winter
Senior management continues to conduct engagement calls with investors regarding governance, human capital management, compensation, and environmental and social matters. The Board reviews stockholder feedback from these conversations.

Spring
Members of the Board and senior management conduct conversations with our investors in advance of the Annual Meeting to provide an opportunity for discussion of compensation, management and stockholder proposals, and other governance and annual meeting matters.

Annual Stockholders’ Meeting

*	In the period following the 2021 Annual Meeting and prior to the issuance of the 2022 Proxy Statement, Citi engaged with investors regarding, among other topics, the following: the COVID-19 pandemic, executive compensation, human capital management including diversity and inclusion and gender pay equity, culture, risk and control, climate change risk and disclosures including our work in response to the Task Force on Climate-related Financial Disclosures (TCFD) recommendations, human rights, Board refreshment and governance, and certain stockholder proposals. For information about our engagement efforts in advance of the 2022 Annual Meeting, please see pages 85-86.

Citi 2022 Proxy Statement

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Environmental, Social and Governance (ESG) Highlights

ESG Governance at Citi

The full Board reviews and provides oversight of ESG priorities, and three Board-level committees also have direct oversight responsibility for ESG-related activities. Management organizations provide strategic guidance and help drive activities, with senior-level review, on ESG topics.

Board of Directors			Senior Management

Members of Citi’s Board have expertise on key ESG matters, including regulatory trends, cybersecurity, community investment, talent and diversity, climate change and finance. For more information on the qualifications of our board members, please refer to the Election of Directors section on pages 47-63.

●Executive Management Team
●Global ESG Council
●Reputation Risk Committees
●Chief Sustainability Officer
●Chief Diversity, Equity and Inclusion Officer
●Head of Environmental and Social Risk Management
●Head of Climate Risk
●Head of Community Investing and Development
●Global Sustainability Steering Committee
●Climate Risk Steering Group
●Sustainable Banking and ESG teams embedded in key businesses

Nomination, Governance and Public Affairs Committee	Risk Management Committee	Ethics, Conduct and Culture Committee

Oversees Citi’s ESG activity, including reviewing Citi’s policies and programs for sustainability, climate change, human rights, supplier diversity and other ESG issues, as well as advising on engagement with external stakeholders

Reviews Citi’s risk appetite framework, including reputation risk appetite, and reviews key risk policies, including those focused on environmental, social and climate risk

Oversees management’s efforts to foster a culture of ethics, appropriate conduct and accountability within the organization, including efforts to promote diversity and inclusion in the workplace in Citi's hiring, retention and staff development practices

Key ESG Initiatives

Sustainable Progress Strategy
Our Sustainable Progress Strategy, updated in 2020, lays out our approach to advance solutions that address climate change around the world in support of the transition to a low-carbon economy. The strategy is organized under three primary pillars:

Low-Carbon Transition	Climate Risk	Sustainable Operations
Finance and facilitate low-carbon solutions and support Citi’s clients in their decarbonization and transition strategies	Measure, manage and reduce the climate risk and impact of our client portfolio	Reduce the environmental footprint of our facilities and strengthen our sustainability culture

www.citigroup.com

14	ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) HIGHLIGHTS

$1 Trillion Commitment to Sustainable Finance

In April 2021, we committed $1 trillion to sustainable finance by 2030, which builds on the work we outlined in our updated Sustainable Progress Strategy. This commitment includes extending our prior five-year, $250 billion environmental finance goal to $500 billion by 2030 through which we will finance and facilitate an array of climate solutions such as renewable energy, energy efficiency, sustainable transportation and circular economy and $500 billion in social finance including affordable housing, diversity and equity, economic inclusion, food security and healthcare. In 2021, we financed and facilitated a total of $160 billion in activities that contribute towards our $1 trillion commitment.

Citi’s Net Zero Commitment

Following the 2021 announcement of our net zero greenhouse gas (GHG) emissions commitment by 2050, in January 2022, Citi released its initial net zero plan as part of its Task Force on Climate-Related Financial Disclosures (TCFD) Report, including baseline emissions and 2030 targets for its Energy and Power loan portfolios. Along with the report, Citi also published a step-by-step summary detailing how we established our net zero methodology as well as the Net Zero Transition Principles that will guide our efforts. Our 2030 targets for our Energy and Power loan portfolios include a reduction of 29% absolute emissions for our Energy portfolio (143.8 million mt CO2e to 102.1 million mt CO2e) and a 63% reduction in emissions intensity for our Power portfolio (313.5 kg CO2e/MWh to 115 kg CO2e/MWh).

Implementing the TCFD Recommendations

Citi published its third, dedicated climate disclosure report, Citi’s Approach to Climate Change and Net Zero, which describes our implementation of the TCFD Recommendations. The report includes: an illustration of our enhanced climate change governance, ranging from expanded board oversight to senior engagement across our businesses; our initial net zero plan; baseline emissions and 2030 targets for our Energy and Power loan portfolios; an initial screening-level inventory of emissions associated with our supply chain; and an updated credit exposure climate risk heat map that indicates vulnerability levels for various types of transition and physical risk.

Workforce Diversity, Equity and Inclusion (DEI)

Our approach to workforce DEI includes broadening the representation of those working within the top levels of our firm, creating a more inclusive environment and thinking of ways to widen our impact for our suppliers, clients, customers and communities we serve. Since 2018, we have disclosed our adjusted and unadjusted (or “raw”) pay gaps for both women and United States minorities and in the same year, we set goals to increase women leadership globally and Black leadership in the United States at the firm by the end of 2021, and Citi has met and exceeded these goals. In 2021, we also expanded the use of diverse slates in our recruiting, and under our campus recruiting program we have a robust pipeline of talent from Historically Black Colleges and Universities (HBCUs) and other leading universities. To support internal mobility, we invest in career development and planning for diverse talent through mentorship, networking, rotational programs and partnerships through our global employee resource groups.

Action for Racial Equity

In September 2020, building on its longstanding focus on advancing financial inclusion and economic opportunity for communities of color in the United States, Citi and the Citi Foundation announced our Action for Racial Equity to help close the racial wealth gap and increase economic mobility. The effort aims to provide greater access to banking and credit in communities of color, increase investment in Black-owned businesses, expand affordable housing and homeownership among Black Americans and advance anti-racist practices in our company and the financial services industry. As part of Action for Racial Equity, Citi and the Citi Foundation have already invested more than $1 billion in strategic initiatives. For more information on the progress of our Action for Racial Equity commitments, please refer to page 79.

Citi 2022 Proxy Statement

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) HIGHLIGHTS	15

ESG Highlights
Environmental
Financed and facilitated $130 BILLION IN ENVIRONMENTAL FINANCE, which counted toward our $1 trillion sustainable finance by 2030 commitment

Released 2030 EMISSIONS REDUCTION TARGETS FOR OUR ENERGY AND POWER LOAN PORTFOLIOS as part of our initial net zero plan:

Energy: 29% reduction in absolute emissions (mt CO2e)

Power: 63% reduction in emissions intensity (kg CO2e/MWh)

UPDATED OUR COAL-FIRED POWER SECTOR APPROACH to establish time-bound expectations for coal-fired power generation clients to align with Paris Agreement decarbonization pathways

Formed the NATURAL RESOURCES & CLEAN ENERGY TRANSITION team by combining the expertise of our Energy, Power and Chemicals teams to more effectively drive client engagement and transition efforts in these sectors

	CO-FOUNDED THE NET ZERO BANKING ALLIANCE, convened by the United Nations Environment Programme Finance Initiative to bring together the world’s leading banks to HELP GUIDE THE INDUSTRY TO NET ZERO	Received the INTERNATIONAL WELL BUILDING HEALTH-SAFETY RATING FOR ALL CITI FACILITIES GLOBALLY — pursued in response to COVID-19

Social
Financed and facilitated $29 BILLION IN SOCIAL FINANCE, which counted toward our $1 trillion sustainable finance by 2030 commitment	Successfully MET 3-YEAR GOALS TO INCREASE DIVERSITY REPRESENTATION IN THE FIRM: 40% women in leadership positions globally, and 8% Black employees in leadership roles in the United States workforce	Announced a DEDICATED TEAM within Citi that will serve as a hub TO LEAD AND EXPAND ENGAGEMENT WITH MINORITY DEPOSITORY INSTITUTIONS, DIVERSE BROKER DEALERS AND DIVERSE ASSET MANAGERS

ISSUED $1 BILLION SOCIAL FINANCE BOND to increase capital that enables access to essential services in emerging markets	Disclosed our RAW PAY GAP for WOMEN (74%) and UNITED STATES MINORITIES (96%) as well as our ADJUSTED PAY GAP for WOMEN (99%)*	EXCEEDED $1 BILLION IN STRATEGIC INITIATIVES FOR ACTION FOR RACIAL EQUITY, Citi’s commitment to help close the racial wealth gap in the United States

Governance
Based on voluntary self-identification by Board members, the Board is currently composed of 53% WOMEN and 20% UNITED STATES MINORITIES	Formed a GLOBAL ESG COUNCIL, CHAIRED BY THE CEO and consisting of members of senior management to provide enhanced oversight of Citi’s ESG activities and goals	PERFORMANCE SCORECARDS of members of the Executive Management Team include RELEVANT ESG METRICS on DIVERSITY AND ENVIRONMENTAL FINANCE

*	There was no statistically significant difference in the adjusted pay gap when comparing United States minorities to non-minorities

www.citigroup.com

16	ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) HIGHLIGHTS

ESG Ratings and Rankings

Ratings
●S&P Global Corporate Sustainability Assessment (CSA) score of 66/100 (82nd percentile)
●Sustainalytics Score of 27.8/100 – Medium Risk (lower score denotes better performance)
●MSCI Score of A
●CDP Climate Change Score of A- and Supplier Engagement Rating of A

Rankings
●Designated Best Bank for Sustainable Finance (N. America); Best Bank for Corporate Responsibility (Asia); Best Bank Transition Strategy (Global) by Euromoney in 2021
●3BL Media ranked Citi as the #10 Best Corporate Citizen (of 1,000 largest United States firms) in 2021
●Ranked the 15th most responsible and purpose-driven company by JUST Capital in 2022
●Received a score of 100% on the Corporate Equality Index by the Human Rights Campaign in 2022

Citi 2022 Proxy Statement

17

Compensation and Human Capital Management Highlights

Significant Developments in Our Compensation Programs

This Proxy Statement provides detailed information concerning our executive compensation program and its alignment with our performance, beginning on page 71. The following supplements that discussion by highlighting compensation-related developments at Citi during 2021.

Several important developments in 2021 impacted our compensation programs and decisions. First, Jane Fraser became our CEO on February 26, 2021. Second, in April 2021, we announced that we will focus our consumer banking franchises in Asia and EMEA on four wealth centers and as a result pursue exits of our consumer franchises in the remaining 13 markets across the two regions. More recently, we announced our intention to exit the consumer, small business and middle market banking operations of Citibanamex. Third, we announced in 2021 an internal restructuring and formation of our new Global Wealth Management Team, and consistent with those changes we recently announced the creation of two new operating segments - Personal Banking and Wealth Management, and Legacy Franchises - in addition to our Institutional Clients Group segment.

In parallel with these major leadership and transformational developments, we are focused on meeting the expectations of our regulators as reflected in the Consent Orders we entered into with the Federal Reserve Board and the Office of the Comptroller of the Currency (OCC) in October 2020 (Consent Orders). In support of these efforts, in 2021 we increased staffing in our risk, audit and compliance functions and other relevant areas, and we continued to make enhancements to our compensation process to ensure the strongest possible link between performance and pay, address the issues raised by regulators and provide transparency to investors.

In prior years, some of the mandatorily deferred portion of annual bonuses (Deferral Awards) for certain employees was paid out in cash, with interest. For Deferral Awards arising from 2021 annual bonuses, 100% of deferrals for all employees eligible for annual discretionary bonuses will be paid in Citi stock, where local regulations permit. This change further aligns the interests of our employees with our shareholders and incentivizes such employees not to take excessive risks.

Employees	Stockholders

PORTION OF PSUs CONSTITUTING CEO’S COMPENSATION
Citi delivers a portion of the Deferral Awards for our Executive Management Team in the form of Performance Share Units (PSUs). For 2021, we increased the portion of the incentive compensation award paid to our CEO in the form of PSUs from 35% to 50%, with the remainder paid in cash (30%) and deferred stock (20%).

2020	2021

www.citigroup.com

18	COMPENSATION AND HUMAN CAPITAL MANAGEMENT HIGHLIGHTS

In 2019, we implemented a new performance management methodology for our Executive Management Team. In 2020 we cascaded the principles of our methodology to about 400 additional employees who have the ability to expose us to material amounts of risk and created the Compensation Accountability Rationale Tool (CART) to administer those principles. In 2021:	Compensation Accountability Rationale Tool (CART)
●We further improved our approach to establishing performance ratings under the Risk and Control pillar, which are heavily determined based on the reviews of our independent risk and control functions	Improved Approach
●We enhanced our process for calibrating the impact of risk and control performance on compensation decisions across the organization	Enhanced Process
●We eliminated the Financial pillar’s impact for our Chief Risk Officer, Chief Auditor and Chief Compliance Officer to ensure that performance for these executives is measured based on compliance and control behaviors and not driven by financial results
Focused Assessment
●We updated the range of potential compensation impacts for performance ratings in the different pillars, in order to simplify, clarify and enhance the effectiveness of the pillar approach as an incentive
Simplified Impacts

For Deferral Awards relating to 2021 annual bonuses, we expanded and clarified the provisions governing cancellation and clawback to make them more enforceable. Among the changes, we added a “material adverse outcome” cancellation and clawback trigger to our equity-based Deferral Awards that are made for 2021 annual bonuses and thereafter.

In order to provide an incentive for select employees to successfully execute their responsibilities in connection with Consent Order programs, in August 2021 our Personnel and Compensation Committee (Compensation Committee) approved a program that provides an opportunity for participants to earn additional compensation based on the achievement of Citi’s Transformation goals from August 2021 through December 2024. The opportunity is divided into three parts, with payment allocated as follows: 25% in February 2023, 25% in February 2024 and 50% February 2025. We backend-loaded the vesting schedule to support several objectives, including the importance of unifying the team during the transformative process, which will take several years, and ensuring that longer-term goals under the Consent Order are appropriately considered in the context of shorter-term activities. The program applies to approximately 250 senior leaders critical to helping deliver a successful Transformation, including our named executive officers other than Jane Fraser, Citi’s Chief Executive Officer.

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Human Capital Management

Attracting, Retaining and Motivating Employees Attracting and retaining a highly qualified and motivated workforce is a strategic priority for us.

Accountability, Credibility and Effectiveness Optimizing transparency concerning workforce goals, to promote accountability, credibility, and effectiveness in achieving those goals

To optimize transparency and promote accountability concerning workforce goals:

●we break down barriers and speak with candor, welcoming challenge from each other
●we strive to foster an environment where we feel empowered to question and debate consistently and effectively to make our efforts better
●we expect and welcome diverse opinions, credible challenge and constructive feedback

Diversity

Actively seeking and listening to diverse perspectives at all levels of the organization

Citigroup’s Board is committed to ensuring that the Board and the Executive Management Team are composed of individuals whose backgrounds reflect the diversity represented by Citi’s employees, customers, and stakeholders.

In 2018, Citi was the first major U.S. financial institution to publicly release the results of a pay equity review comparing compensation of women to men and U.S. minorities to U.S. non-minorities. Since then, Citi has continued to be transparent about pay equity, also disclosing its unadjusted or “raw” pay gap for both women and U.S. minorities since 2018. Citi’s 2021 results found that, on an adjusted basis, women globally are paid on average more than 99% of what men are paid at Citi, and there was no statistically significant difference in adjusted compensation for U.S. minorities and non-minorities. Following the review, appropriate pay adjustments were made as part of Citi’s 2021 compensation cycle. Citi’s 2021 raw gap analysis showed that the median pay for women globally is 74% of the median for men, similar to 2020, up from 73% in 2019 and 71% in 2018, and that the median pay for U.S. minorities is more than 96% of the median for non-minorities, which is up from just under 94% in 2020, 94% in 2019, and 93% in 2018.

Increasing the number of women globally and U.S. Black employees into assistant vice president (AVP) to managing director (MD) levels will position Citi to further close the raw pay gap and increase the diversity of the Company. At the AVP to MD levels, Citi established representation goals of 40% for women globally and 8% for U.S. Black employees by the end of 2021. As of December 31, 2021, Citi exceeded its goals for AVP to MD levels for women globally (at 40.6%) and U.S. Black employees (at 8.1%).

Gender parity is something we demonstrate from the very top of our organization. Eight (53%) of our 15 members of the Board of Directors are women and three (20%) are ethnic minorities. Jane Fraser is our first female CEO — and is the first woman to lead a major U.S. financial institution. Based on existing self-identification data, 33% of our Executive Management Team are women and 20% are racially/ethnically diverse. Our 2021 Managing Director class represents one of the largest and most diverse classes in recent history. 34.6% and 35.3% of our new MD’s identify as women globally or ethnic minorities in the US, respectively.

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20	COMPENSATION AND HUMAN CAPITAL MANAGEMENT HIGHLIGHTS

Development

Continuously innovating in how we recruit, train, compensate, promote and engage with our workforce

Citi encourages career growth and development by offering broad and diverse opportunities to colleagues.

We focus on internal talent development to provide colleagues with career growth opportunities, with 41% of open positions filled internally.

We believe all parents deserve time to adjust to parenthood and bond with the newest member of their family. Beginning in early 2020, we started to expand our Paid Parental Leave Policy. At a minimum, all Citi employees will be eligible for 16 weeks of paid maternity leave or four weeks of paid parental leave.

In response to changes in reproductive healthcare laws in certain states in the U.S., beginning in 2022 we provide travel benefits to facilitate access to adequate resources.

We continue to broaden gender affirmation medical coverage and incorporate it in our basic medical plan coverage around the world. We have enhanced our fertility coverage and our support of young families however they are formed. Citi’s new Adoption and Surrogacy Assistance Program provides reimbursement to help with certain expenses in the adoption of a child or surrogacy parenting arrangement.

To combat fatigue, we launched two different sabbatical programs to allow employees in designated jurisdictions to recharge and reenergize (12 weeks) or volunteer with a charitable institution (2-4 weeks).

As part of the refresh of our consumer strategy in Asia, we implemented an approximately $1.1 billion voluntary early retirement plan for employees in Korea.

Citi has significantly enhanced our free mental wellbeing programs, including counseling and referrals for employees and their families, including upgraded programs with text, video, and message-based therapy in North America. We also expanded live, town-hall style mental wellbeing programing, including targeted events with subject matter experts aimed at parents, caregivers, and other at-risk groups.

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Workforce Size and Distribution

In 2021, Citi welcomed almost 47,000 new employees to the organization, and through internal mobility within Citi an additional 27,000 open positions were filled. Those changes mean that close to a third of our employees are new to the organization or to their roles. The changes are driven by Citi’s investments in key markets and products, ongoing Transformation efforts and a highly competitive talent market globally. A significant and growing portion of the roles were not entry level. We added programs to address the challenges arising from these changes to our workforce, including implementing new surveys to gather feedback and other integration efforts. At the same time, through increased efforts in our recruiting processes we were able to increase the share of diverse candidates that we interviewed by 26% in 2021.

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Corporate Governance

Citi continually strives to maintain the highest standards of ethical conduct: reporting results with accuracy and transparency and maintaining full compliance with the laws, rules, and regulations that govern Citi’s businesses. Citi is active in ensuring its governance practices are at the leading edge of best practices. Below is a compilation of Citi’s Corporate Governance initiatives:

Good Governance
●Citi’s Board is committed to diversity — currently 53% of its members are women and 20% are racially and ethnically diverse;
●Citi has appointed the first female CEO of a major U.S. financial institution;
●A standing Ethics, Conduct and Culture Committee of the Board of Directors oversees management’s efforts to foster a culture of ethics within Citi;
●No super-majority vote provisions in our Restated Certificate of Incorporation;
●Annual election of all Directors;
●Majority vote standard for uncontested Director elections;
●Citi has an Independent Chair; the By-laws provide that if Citi does not have an Independent Chair of the Board, the Board is required to elect a lead independent Director;
●87% of Citi’s Board members are independent;
●In 2019, Citi was the first U.S. company to disclose our unadjusted or “raw” pay gap for women and U.S. minorities, which measures median total compensation unadjusted for factors such as job function, level, and geography;
●Citi appointed a Chief Sustainability Officer in September 2019; and
●Citi committed in 2021 to conduct a racial equity audit of its Action for Racial Equity Commitments.

Stockholder Rights
●In 2019, the Board, taking into account the result of the stockholder vote on a proposal presented at the 2019 Annual Meeting, amended Citi’s By-laws to provide that stockholders holding at least 15% of the outstanding common stock have the right to call a special meeting;
●Proxy Access By-law; and
●Stockholders may act by written consent.

Executive Compensation
●Strong executive compensation governance practices, including clawback policies and a requirement that executive officers must hold a substantial amount of vested Citi common stock for at least one year after they cease being executive officers;
●Stock ownership commitment for the Board and executive officers; and
●Members of Citi’s Board of Directors and Citi’s executive officers (i.e., Section 16 Insiders) are not permitted to hedge their Citi securities or to pledge their Citi securities as collateral for a loan. For more information, please see Citi’s Hedging Policies on pages 41-42.

Political Activity
●Political Engagement Report 2021 (formerly Citi’s Political Activities Statement) includes significant disclosure about our lobbying practices and oversight. The Political Engagement Report provides meaningful disclosure about our lobbying policies and procedures;
●Nomination, Governance and Public Affairs Committee has oversight responsibility for trade association payments in addition to oversight responsibility for political contributions and lobbying activities; and
●Transparency on practices around political contributions and trade and business associations through:
➢a link on our website to federal, state, and international government websites where our lobbying activities are reported;
➢requiring trade and business associations that make independent expenditures, to which Citi pays dues, to attest that no portion of such payments from Citi is used for such activities; and
➢listing on Citi’s website the names of our significant trade and business associations in which membership dues total $100,000 or more, and the associations’ allocated portion of the dues attributable to lobbying during the calendar year.

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Corporate Governance Materials Available on Citi’s Website

In addition to our Corporate Governance Guidelines, other information relating to corporate governance at Citi is available in the Corporate Governance section of our website at www.citigroup.com. Click on “About Us” and then “Corporate Governance.”

www.citigroup.com/citi/ investor/corporate_ governance.html
●Corporate Governance Guidelines
●Audit Committee Charter
●Ethics, Conduct and Culture Committee Charter
●Nomination, Governance and Public Affairs Committee Charter
●Personnel and Compensation Committee Charter
●Risk Management Committee Charter
●Code of Conduct
●Code of Ethics for Financial Professionals
●Environmental, Social and Governance Report
●Citi’s Compensation Philosophy
●By-laws and Restated Certificate of Incorporation
●Political Engagement Report 2021
●Environmental and Social Policy Framework
●Citi’s 2021 TCFD Report: Citi’s Approach to Climate Change and Net Zero
●Sustainable Progress Strategy
●Statement on Human Rights
●A list of our 2021 Political Contributions and the names of Citi’s significant trade and business associations

Citi stockholders may obtain printed copies of these documents by writing to Citigroup Inc., Corporate Governance, 388 Greenwich Street, 17th Floor, New York, New York 10013.

Annual Report

If you received these Proxy materials by mail, you should have also received Citi’s Annual Report to Stockholders for 2021 with them. The 2021 Annual Report is also available on Citi’s website at www.citigroup.com. We urge you to read these documents carefully. In accordance with the SEC’s rules, the Five-Year Performance Graph appears in the 2021 Annual Report on Form 10-K, which is included in Citi’s Annual Report to Stockholders for 2021.

Corporate Governance Guidelines

Citi’s Corporate Governance Guidelines (the Guidelines) embody many of our long-standing practices, policies, and procedures, which are the foundation of our commitment to best practices. The Guidelines are reviewed at least annually, and revised as necessary, to continue to reflect best practices. The full text of the Guidelines, as approved by the Board, is set forth on Citi’s website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Corporate Governance Guidelines.” The Guidelines outline the responsibilities, operations, qualifications, and composition of the Board. The following summarizes certain provisions of the Guidelines.

Director Independence

Our goal is that at least two-thirds of the members of the Board be independent. Descriptions of our independence criteria and the results of the Board’s independence determinations are set forth below.

Board Committees

The Guidelines require that all members of the following committees of the Board: Audit; Nomination, Governance and Public Affairs; and Personnel and Compensation be independent. Committee members are appointed by the Board upon the recommendation of the Nomination, Governance and Public Affairs Committee. Committee membership and Chairs are rotated periodically. The Board and each Committee have the power to hire and fire independent legal, financial, or other advisors, as they may deem necessary, without consulting or obtaining the approval of management.

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24	CORPORATE GOVERNANCE

Additional Board Service

The number of other for-profit public or non-public company boards on which a Director may serve is subject to review and approval by the Nomination, Governance and Public Affairs Committee, in order to ensure that each Director is able to devote sufficient time to perform his or her duties as a Director.

Change in Status or Responsibilities

If a Director has a substantial change in professional responsibilities, occupation, or business association, he or she is required to notify the Nomination, Governance and Public Affairs Committee and to offer his or her resignation from the Board. The Nomination, Governance and Public Affairs Committee will evaluate the facts and circumstances and make a recommendation to the Board whether to accept the resignation or request that the Director continue to serve on the Board. If a Director assumes a significant role in a not-for-profit entity, he or she is asked to notify the Nomination, Governance and Public Affairs Committee.

Attendance at Meetings

Directors are expected to attend Board meetings and meetings of the Committees on which they serve and the Annual Meeting of Stockholders. All of the Directors then in office attended Citi’s 2021 Virtual Annual Meeting.

Evaluation of Board Performance

The Nomination, Governance and Public Affairs Committee conducts an annual review of Board performance in which the full Board participates, and each standing committee (except for the Executive Committee) conducts its own self-evaluation. As part of the self-evaluation, the Board engages in an examination of its own performance of its obligations with regard to such matters as regulatory requirements, strategic and financial oversight, oversight of risk management, executive compensation, succession planning, and governance, among many other topics. The committees evaluate their performance against the requirements of their charters and other aspects of their responsibilities. The full Board and each committee then discuss the results of their respective self-evaluations in executive session, highlighting actions to be taken in response to the discussion. See Board Self-Assessment Process on page 31 for further information.

Directors Access to Senior Management and Director Orientation

Directors have full and free access to senior management and other employees of Citi. New Directors are provided with an orientation program to familiarize them with Citi’s businesses, regions, and functions as well as its legal, compliance, regulatory, and risk profile. Citi provides educational sessions on a variety of topics throughout the year for all members of the Board. These sessions are designed to allow Directors to, for example, develop a deeper understanding of a business issue or a complex financial product.

Succession Planning

The Board reviews the Personnel and Compensation Committee’s report on the performance of senior executives in order to ensure that they are providing the highest quality leadership for Citi. The Board also works with the Nomination, Governance and Public Affairs Committee to evaluate potential successors to the CEO. With respect to regular succession of the CEO and senior management, Citi’s Board evaluates internal, and, when appropriate, external candidates. To find external candidates, Citi seeks input from the members of the Board, senior management, and from recruiting firms. To develop internal candidates, Citi engages in a number of practices, formal and informal, designed to familiarize the Board with Citi’s talent pool. The formal process involves an annual talent review conducted by senior management at which the Board studies the most promising members of senior management. The Board learns about each person’s experience, skills, areas of expertise, accomplishments, and

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goals. This review is conducted at a regularly scheduled Board meeting on an annual basis. In addition, members of senior management are periodically asked to make presentations to the Board at Board meetings and Board strategy sessions. These presentations are made by senior managers of the various business units as well as those who serve in corporate functions. The purpose of the formal review and other interaction is to ensure that Board members are familiar with the talent pool inside and outside Citi from which the Board would be able to choose successors to the CEO and evaluate succession for other senior managers as necessary from time to time.

Charitable Contributions

If a Director, or an immediate family member who shares the Director’s household, serves as a director, trustee, or executive officer of a foundation, university, or other not-for-profit organization, and such entity receives contributions from Citi and/or the Citi Foundation, such contributions must be reported to the Nomination, Governance and Public Affairs Committee at least annually.

Insider Investments and Transactions

Members of Citi’s Board of Directors and Citi’s executive officers (i.e., Section 16 Insiders) are not permitted to hedge their Citi securities or to pledge their Citi securities as collateral for a loan. The Guidelines restrict certain financial transactions between Citi and its subsidiaries on the one hand and Directors, senior management, and their immediate family members on the other. Personal loans from Citi or its subsidiaries to Citi’s Directors and its most senior executives, or immediate family members who share any such person’s household, are prohibited, except for margin loans to employees of a broker-dealer subsidiary of Citi, mortgage loans, home equity loans, consumer loans, credit cards, and overdraft checking privileges, all made on market terms in the ordinary course of business. See Certain Transactions and Relationships, Compensation Committee Interlocks, and Insider Participation on pages 39-41.

The Guidelines prohibit investments or transactions by Citi or its executive officers and those immediate family members who share an executive officer’s household in a partnership or other privately held entity in which an outside Director is a principal, or in a publicly traded company in which an outside Director owns or controls more than a 10% interest. Directors and those immediate family members who share the Director’s household are not permitted to receive initial public offering allocations. Directors and their immediate family members may participate in Citi-sponsored investment activities, provided they are offered on the same terms as those offered to similarly situated non-affiliated persons. Under certain circumstances, or with the approval of the appropriate committee, members of senior management may participate in certain Citi-sponsored investment opportunities. Finally, there is a prohibition on certain investments by Directors and executive officers in third-party entities when the opportunity comes solely as a result of their position with Citi.

Director Independence

The Board has adopted categorical standards to assist the Board in evaluating the independence of each of its Directors. The categorical standards, which are set forth below, describe various types of relationships that could potentially exist between a Director or an immediate family member of a Director and Citi, and set thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a Director under the categorical standards and no other relationships or transactions exist of a type not specifically mentioned in the categorical standards that, in the Board’s opinion, taking into account all facts and circumstances, would impair a Director’s ability to exercise his or her independent judgment, the Board will deem such person to be independent.

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26	CORPORATE GOVERNANCE

The Board and the Nomination, Governance and Public Affairs Committee reviewed certain information obtained from Directors’ responses to a questionnaire asking about their relationships with Citi, and those of their immediate family members and primary business or charitable affiliations and other potential conflicts of interest, as well as certain data collected by Citi’s businesses related to transactions, relationships, or arrangements between Citi on the one hand and a Director, immediate family member of a Director, or a primary business or charitable affiliation of a Director, on the other. The Board reviewed certain relationships or transactions between the Directors or immediate family members of the Directors or their primary business or charitable affiliations and Citi and determined that the relationships or transactions complied with the Corporate Governance Guidelines and the related categorical standards. The Board also determined that, applying the Guidelines and standards, which are intended to comply with the NYSE corporate governance rules, and all other applicable laws, rules, and regulations, each of the following Director nominees standing for re-election is independent:

●Ellen M. Costello ●Grace E. Dailey ●John C. Dugan ●Duncan P. Hennes	●Peter B. Henry ●S. Leslie Ireland ●Renée J. James ●Gary M. Reiner	●Diana L. Taylor ●James S. Turley

The Board has determined that Jane N. Fraser and Barbara J. Desoer are not independent. Ms. Fraser is our Chief Executive Officer and Ms. Desoer previously served as the Chief Executive Officer of Citibank, N.A., our largest banking subsidiary. The Board has also determined that current directors Lew W. (Jay) Jacobs, Deborah C. Wright and Ernesto Zedillo Ponce de Leon, who are not standing for re-election as directors at the 2022 Annual Meeting, are independent.

Independence Standards

To be considered independent, a Director must meet the following categorical standards as adopted by our Board and reflected in our Corporate Governance Guidelines. In addition, there are other independence standards under NYSE corporate governance rules that apply to all directors and certain independence standards under SEC, Internal Revenue Code (IRC), and Federal Deposit Insurance Corporation (FDIC) rules that apply to specific committees.

Categorical Standards

Advisory, Consulting and Employment Arrangements
●	During any 12-month period within the last three years, neither a Director nor any Immediate Family Member of a Director shall have received more than $120,000 in direct compensation from Citi, other than amounts paid (a) pursuant to Citi’s Amended and Restated Compensation Plan for Non-Employee Directors, (b) pursuant to a pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) or (c) to an Immediate Family Member of a Director who is a non-executive employee of Citi or one of its subsidiaries.
●	In addition, no member of the Audit Committee may accept a direct or indirect consulting, advisory or other compensatory fee from Citi or one of its subsidiaries, other than (a) fees for service as a member of the Board of Directors of Citi or one of its subsidiaries (including committees thereof) or (b) receipt of fixed amounts of compensation under a Citi retirement plan, including deferred compensation, for prior service with Citi, provided that such compensation is not contingent in any way on continued service.

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Business Relationships
●	All business relationships, lending relationships, deposit and other banking relationships between the Company and a Director’s primary business affiliation or the primary business affiliation of an immediate family member of a Director must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.
●	In addition, the aggregate amount of payments for property or services in any of the last three fiscal years by the Company to, and to the Company from, any company of which a Director is an executive officer or employee or where an immediate family member of a Director is an executive officer, must not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues in any single fiscal year.
●	Loans may be made or maintained by the Company to a Director’s primary business affiliation or the primary business affiliation of an immediate family member of a Director, only if the loan (i) is made in the ordinary course of business of the Company or one of its subsidiaries, is of a type that is generally made available to other customers, and is on market terms, or terms that are no more favorable than those offered to other customers; (ii) complies with applicable law, including the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley), Regulation O of the Board of Governors of the Federal Reserve, and the Federal Deposit Insurance Corporation (FDIC) Guidelines; (iii) when made does not involve more than the normal risk of collectability or present other unfavorable features; and (iv) is not classified by the Company as Substandard (II) or worse, as defined by the Office of the Comptroller of the Currency in its “Rating Credit Risk” Comptroller’s Handbook.

Charitable Contributions

Annual contributions in any of the last three calendar years from the Company and/or the Citi Foundation to a charitable organization of which a Director, or an immediate family member who shares the Director’s household, serves as a Director, trustee, or executive officer (other than the Citi Foundation and other charitable organizations sponsored by the Company) may not exceed the greater of $250,000 or 10% of the charitable organization’s annual consolidated gross revenue.

Employment/Affiliations
●	A Director shall not:

(i)	be or have been an employee of the Company within the last three years;
(ii)	be part of, or within the past three years have been part of, an interlocking directorate in which a current executive officer of the Company serves or has served on the compensation committee of a company that concurrently employs or employed the Director as an executive officer; or
(iii)	be or have been affiliated with or employed by (a) Citi’s present or former primary outside auditor or (b) any other outside auditor of Citi and personally worked on Citi’s audit, in each case within the three-year period following the auditing relationship.

●	A Director may not have an immediate family member who:

(i)	is an executive officer of the Company or has been within the last three years;
(ii)	is, or within the past three years has been, part of an interlocking directorate in which a current executive officer of the Company serves or has served on the compensation committee of a company that concurrently employs or employed such immediate family member as an executive officer; or
(iii)	(a) is a current partner of Citi’s primary outside auditor, or a current employee of Citi’s primary outside auditor and personally works on Citi’s audit, or (b) was within the last three years (but is no longer) a partner or employee of Citi’s primary auditor and personally worked on Citi’s audit within that time.

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Immaterial Relationships and Transactions
The Board may determine that a Director is independent notwithstanding the existence of an immaterial relationship or transaction between Citi and (i) the Director, (ii) an immediate family member of the Director or (iii) the Director’s or immediate family member’s business or charitable affiliations, provided Citi’s Proxy Statement includes a specific description of such relationship as well as the basis for the Board’s determination that such relationship does not preclude a determination that the Director is independent. Relationships or transactions between Citi and (i) the Director, (ii) an immediate family member of the Director or (iii) the Director’s or immediate family member’s business or charitable affiliations that comply with the Corporate Governance Guidelines, including, but not limited to, the Director Independence Standards that are part of the Corporate Governance Guidelines and the sections titled Financial Services, Personal Loans and Investments/Transactions, are deemed to be categorically immaterial and do not require disclosure in the Proxy Statement (unless such relationship or transaction is required to be disclosed pursuant to Item 404 of SEC Regulation S-K).

Definitions
For purposes of these Corporate Governance Guidelines, (i) the term “immediate family member” means a Director’s or executive officer’s (designated as such pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act“)) spouse, parents, step-parents, children, step-children, siblings, mother- and father-in law, sons- and daughters-in-law, and brothers- and sisters-in-law and any person (other than a tenant or domestic employee) who shares the Director’s household; (ii) the term “Primary Business Affiliation” means an entity of which the Director or executive officer, or an immediate family member of such a person, is an officer, partner or employee or in which the Director, executive officer or immediate family member owns directly or indirectly at least a 5% equity interest; and (iii) the term “Related Party Transaction” means any financial transaction, arrangement or relationship in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (b) Citi is a participant, and (c) any Related Person (any Director, any executive officer of Citi, any nominee for Director, any shareholder owning in excess of 5% of the total equity of Citi, and any immediate family member of any such person) has or will have a direct or indirect material interest.

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Meetings of the Board of Directors and Committees

The Board of Directors met 29 times in 2021. Citi’s standing Board Committees met as follows: the Audit Committee met 23 times, the Ethics, Conduct and Culture Committee met 4 times, the Nomination, Governance and Public Affairs Committee met 9 times, the Personnel and Compensation Committee met 16 times, and the Risk Management Committee met 15 times. In addition, the Data Quality Subcommittee, which was terminated in February 2021, met one time in 2021. The Executive Committee did not meet in 2021.

During 2021, substantially all of the members of the Board served on and/or chaired one or more ad hoc committees, including the Transformation Oversight Committee, or served on an international subsidiary board. In addition, Mses. Dailey, Desoer, Fraser, Ireland, and Taylor and Messrs. Hennes, Henry, and Turley served on the Board of Directors of Citibank, N.A., which is a wholly owned subsidiary of Citi.

Each incumbent Director attended at least 75% of the meetings of the Board and of the standing committees of which he or she was a member during 2021.

*	The Operations and Technology Committee and the Data Quality Subcommittee were terminated on February 1, 2021 and their responsibilities assumed by the Transformation Oversight Committee. Please see “Transformation Enhancements at Citi” on page 33.

Meetings of Non-Management Directors

Citi’s non-management Directors meet in executive session without any management Directors in attendance whenever the full Board convenes for a regularly scheduled meeting. During 2021, Mr. Dugan presided at each executive session of the non-management Directors. In addition, the independent Directors met in executive session during 2021.

Board Leadership Structure

Citi currently has an independent Chair separate from the CEO, a structure that has been in place since 2009. The Board believes it is important to maintain flexibility in its Board leadership structure and has had in place different leadership structures in the past, depending on the Company’s needs at the time, but firmly supports having an independent Director in a Board leadership position at all times. Accordingly, Citi’s Board, on December 15, 2009, adopted a By-law amendment which provides that if Citi does not have an independent Chair, the Board will elect a lead independent Director having similar duties to an independent Chair, including leading the executive sessions of the non-management Directors at Board meetings. Citi’s Chair provides independent leadership of the Board. Having an independent Chair or Lead Director enables non-management Directors to raise issues and concerns for Board consideration without immediately involving management. The Chair or Lead Director also serves as a liaison between the Board and senior management. Citi’s Board has determined that the current structure, an independent Chair separate from the CEO, is the most appropriate structure at this time, while ensuring that, at all times, there will be an independent Director in a Board leadership position. The Board believes its approach to risk oversight, including, importantly, having a standing Risk Management Committee and the reporting line of the Chief Risk Officer to the Risk Management Committee, ensures that the Board can choose many leadership structures without experiencing a material impact on its oversight of risk.

Citi has had an independent Chair since 2009.

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Board Diversity

Diversity is among the critical factors that the Nomination, Governance and Public Affairs Committee considers when evaluating the composition of the Board. For a Company like Citi, which operates in more than 100 countries around the globe, diversity includes race, ethnicity, nationality, and gender as well as the diversity of the communities and geographies in which Citi operates. Included in the qualifications for Directors listed in the Company’s Corporate Governance Guidelines is “whether the candidate has special skills, expertise and background that would complement the attributes of the existing Directors, taking into consideration the diverse communities and geographies in which Citi operates.” Citi’s Board is committed to ensuring that it is composed of individuals whose backgrounds reflect the diversity represented by our employees, customers, and stakeholders. When considering new Director candidates, the Nomination, Governance and Public Affairs Committee instructs its recruiting firm to include diverse candidates in each slate. The candidates nominated for election at Citi’s 2022 Annual Meeting exemplify that diversity: seven nominees are women and one nominee is racially diverse. In addition, each Director candidate contributes to the Board’s overall diversity by providing a variety of perspectives, personal and professional experiences, and backgrounds, as well as other characteristics, such as global and international business experience. The Board believes that the current nominees reflect an appropriate diversity of gender, age, race, national origin, geographical background, and experience and is committed to continuing to consider diversity in evaluating the composition of the Board.

Board Nominees

7 out of 12 director candidates are **women**

Board Nominees

58% Women
8% Racially/Ethnically Diverse
1 Black

Director Education Program

Citi has a robust Director Education Program that begins with an orientation for newly appointed Directors, providing two days of in-depth training covering all aspects of our business, including, among other things, coverage of Citi’s institutional and consumer businesses; our regional operations; an overview of the Company’s risk management, audit, compliance, operations and technology, governance, regulatory, finance, human capital management, government affairs, and legal functions; and an overview of Citi’s primary banking subsidiary, Citibank, N.A. There is also a continuing education program, which includes presentations focusing on industry, regulatory and governance topics and presentations from the various lines of our business on emerging issues or strategic initiatives to provide our Directors with the opportunity to expand their insight into Citi’s business operations and activities. Directors also have access to external programming and seminars to supplement their Citi-provided education. In 2021, the Directors received training on various topics, including certain complex business products like Digital Currencies, Cybersecurity, Climate Change, Regulation O, Community Reinvestment Act, Fair Lending, AML, and Resolution and Recovery Planning among other topics.

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Board Self-Assessment Process

Annual Board Self-Evaluations*

The Board conducts annual evaluations through the use of both individual interviews by the Chair with each Board member and a written questionnaire completed by all Board members that covers a broad range of matters relating to governance, meetings, materials, and other agenda topics, including Strategic Planning, Corporate Oversight, Succession Planning, Conduct and Culture, Corporate Governance, Risk Management Oversight, Regulatory Requirements, and Management Compensation.

Written Evaluations

Citi’s Corporate Governance Office coordinated a review of the form of Board self-assessment questionnaires proposed for 2021, and recommended changes which were implemented for the Board’s 2021 self-assessment. After Board approval, the Corporate Governance Office circulated the self-assessment forms, and then aggregated Directors’ responses to the questionnaires, highlighting themes as well as scores on particular topics. The aggregated and anonymized results, including all written comments, are shared with the Board.

Chair Conversations
The Chair held individual interviews with each Board member and consolidated the feedback for discussion with the full Board.

Board Review

Using the aggregated results of the written evaluations and the themes of the Chair’s individual discussions with the Board members as a guide, the Chair held a discussion with the full Board during an executive session. All Board members are encouraged to provide feedback on the results.

Actions
As an outcome of these discussions, the Board takes specific actions which may include providing guidance to management on the implementation of Board-related initiatives.

*	Each standing committee and certain ad hoc commmittees conduct an annual written self-assessment and reports the results to the Board, which include how each committee’s effectiveness may be enhanced. Topics covered on the committee self-assessments include the mandates and authority of the committee, qualification of members, functioning of the committee, and duties and responsibilities pursuant to the charters.

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Board’s Role in Risk Oversight

For Citi, effective risk management is of primary importance to its overall operations. Accordingly, Citi’s risk management process has been designed to monitor, evaluate and manage the principal risks it assumes in conducting its activities. Specifically, the activities that Citi engages in, and the risks those activities generate, must be consistent with Citi’s Mission and Value Proposition and the key principles that guide it, as well as Citi’s risk appetite.

The Citigroup Board of Directors is responsible for oversight of risk management and holds the Executive Management Team accountable for implementing the Enterprise Risk Management (ERM) Framework and meeting strategic objectives within Citi’s risk appetite. The Board of Directors formed the Transformation Oversight Committee to oversee management’s efforts to improve our risk and control environment, and oversee the FRB Order, as well as to monitor management’s progress as it relates to the broader transformation of Citi. (Please see page 33 to review additional disclosure on the Transformation Oversight Committee.)

Citi has established an ERM Framework to ensure that all of Citi’s risks are managed appropriately and consistently across Citi and at an aggregate, enterprise-wide level. The ERM Framework details the principles used to support effective enterprise-wide risk management across the end-to-end risk management lifecycle. The ERM Framework also provides clarity on the expected activities in relation to risk management of the Citigroup Board of Directors, Citi’s Executive Management Team and employees across the lines of defense.

Citi uses a lines of defense model as a key component of its ERM Framework to manage its risks. The lines of defense model brings together risk-taking, risk oversight and risk assurance under one umbrella and provides an avenue for risk accountability of the first line of defense, a construct for effective challenge by the second line of defense (Independent Risk Management and Independent Compliance Risk Management), and empowers independent risk assurance by the third line of defense (Internal Audit). In addition, Citi has enterprise support functions that support safety and soundness across Citi. Each of the lines of defense and enterprise support functions, along with the Board, are empowered to perform relevant risk management processes and responsibilities in order to manage Citi’s risks in a consistent and effective manner.

For more information about Citi’s risk management, see the “Managing Global Risk” section of the Firm’s Annual Report on Form 10-K for the year ended December 31, 2021 (“2021 Form 10-K”).

Board of Directors

●receives regular risk updates by the Chief Risk Officer at each regularly scheduled Board meeting
●provides oversight of credit risk, market risk, liquidity risk, strategic risk, operational risk, compliance risk, and reputational risk matters

Board Committees:
Audit Committee
●provides oversight of Citi’s financial reporting/ internal control risk
Ethics, Conduct and Culture Committee
●provides oversight of Citi’s Conduct Risk Management Program
Nomination, Governance and Public Affairs Committee
●provides oversight of reputational issues, ESG and sustainability, and legal and regulatory compliance risks as they relate to corporate governance matters
Transformation Oversight Committee*
●provides oversight of the actions of Citi’s management to develop and execute a transformation of Citi’s risk and control environment required pursuant to the FRB Order

Personnel and Compensation Committee
●provides oversight of incentive compensation plans and risk related to compensation
Risk Management Committee
●reviews and considers for approval Citigroup's Enterprise Risk Management Framework
●reviews and approves risk management policies on the establishment of risk limits and reviews risk management programs for Citi and its subsidiaries
●consults with management on the effectiveness of risk identification, measurement, and monitoring processes
●provides oversight of, among others, matters related to Citi’s Comprehensive Capital Analysis and Review (CCAR) practices, Resolution and Recovery

Chief Risk Officer
●delivers risk report at regularly scheduled Board meetings
●responsible for oversight, review and challenge of risk management activities globally
●responsible for independently identifying, measuring, monitoring, controlling, reporting and escalating risks
●reports to the Chief Executive Officer and Risk Management Committee
●reports at least twice annually to the Personnel and Compensation Committee on incentive compensation

*	The Transformation Oversight Committee is an ad hoc committee.

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At each regularly scheduled Board meeting, the Board receives a risk report from the Chief Risk Officer with respect to the Company’s approach to management of major risks, including management’s risk mitigation efforts, where appropriate. Independent Risk Management, led by the Chief Risk Officer sets risk and control standards for the first line of defense and actively manages and oversees aggregate credit, market (trading and non-trading), liquidity, strategic, operational and reputation risks across Citi, including risks that span categories, such as concentration risk, country risk and climate risk. The Board’s role is to oversee this effort.

The Risk Management Committee enhances the Board’s oversight of risk management. The Committee’s role is one of oversight, recognizing that management is responsible for executing Citi’s risk management policies.

Transformation Enhancements at Citi

Citi is fully committed to a broad-based transformation of its risk management and controls. Citi believes the Transformation is essential, not only to address regulatory matters in an effective, timely, and sustainable manner, but also as a broader strategic imperative for the firm. Citi’s priorities revolve around three interconnected elements: the Transformation, strategy, and culture and talent. Driving toward excellence in risk and controls in the Transformation is mutually reinforcing with Citi’s business strategy, and success for both can only be achieved with significant shifts in culture and talent.

The Board established the Transformation Oversight Committee in October 2020, to serve as the primary forum for Board oversight of the Transformation. Given this overall responsibility of the Transformation Oversight Committee and the need for holistic oversight, all non-management directors on the Board serve on the Committee. The full Board focuses on non-Transformation matters in its other meetings.

A series of Program Groups focus on specific requirements of the Consent Order. Members of the Transformation Oversight Committee work closely with the Executive Management Team members responsible for the relevant Program Groups to provide oversight and challenge to the Program Groups as they prepare for meetings with the entire Transformation Oversight Committee, in much the same way as Board Committee Chairs interact with individual Executive Management Team members in preparation for committee meetings.

Board’s Role in Cybersecurity Oversight

The Board of Directors provides oversight of management’s efforts to mitigate cybersecurity risk and respond to cyber incidents. The Board receives regular reports on cybersecurity and engages in discussions throughout the year with management and subject-matter experts on the effectiveness of Citi’s overall cybersecurity program, Citi’s inherent cybersecurity risks, the road map for addressing these risks, and Citi’s progress in doing so. Board and Committee members receive contemporaneous reporting on significant cyber events including response, legal obligations, and outreach and notification to regulators, and customers when needed, as well as guidance to management as appropriate. In 2021, the Risk Management Committee approved a standalone Cybersecurity Risk Appetite Statement against which Citi’s performance is measured quarterly.

Board’s Role in ESG Matters

Citi's Board of Directors has ultimate oversight of Citi's work to identify, assess and integrate ESG and sustainability-related risks and opportunities throughout Citi. In addition to oversight by the full Board, the Nomination, Governance and Public Affairs Committee (NGPAC) of the Board oversees Citi's ESG activity, including reviewing our policies and programs for sustainability, climate change, human rights, diversity and other ESG matters. The Risk Management Committee of the Board reviews key risk policies, including those related to environmental, social and climate risk. The Ethics, Conduct and Culture Committee oversees management's efforts to reinforce and enhance a culture of ethics throughout the firm. In 2020 into 2021, the NGPAC reviewed and discussed investor and market developments related to net zero, including a shareholder proposal pertaining to net zero, and considerations for Citi as it deliberated on the implications of a potential net zero commitment. These discussions continued with the full Board throughout 2021. During 2021, the Board participated in a climate

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education session provided by the Head of Climate Risk, the Chief Sustainability Officer, and the Head of Corporate Banking. The Board received reports from the Chief Sustainability Officer regarding sustainability activities and performance, including those related to climate change and Citi’s net zero plan, and the Risk Management Committee received reports from the Head of Climate Risk regarding emerging bank regulatory trends on climate risk and Citi’s approach to meeting them. The Board also received reports from the Head of Community Investing and Development on Citi and the Citi Foundation’s social impact activities and performance, including Action for Racial Equity and the investments of the Citi Impact Fund. In addition, the Board received reports on Citi’s diversity, equity and inclusion efforts, including pay equity and representation goals, from the Global Chief Diversity, Equity and Inclusion Officer and Global Head of Talent. Members of the Board also participated in investor calls on a variety of governance, environmental and social matters, including climate risk.

Committees of the Board of Directors

Below are the standing committees of the Board of Directors. In addition, the Board of Directors has an ad hoc committee, the Transformation Oversight Committee, which oversees management’s efforts to enhance its Risk and Control environment and achieve operational excellence. (Please see page 33 to review additional disclosure related to the Transformation Oversight Committee).

Audit Committee

Committee Roles and Responsibilities:

The Audit Committee assists the Board in fulfilling its oversight responsibility relating to:

●the integrity of Citigroup’s consolidated financial statements, financial reporting process, and systems of internal accounting and financial controls;
●the performance of the internal audit function (“Internal Audit”);
●the annual independent integrated audit of Citigroup’s consolidated financial statements and effectiveness of Citigroup’s internal control over financial reporting, the engagement of the independent registered public accountants (“Independent Auditors”), and the evaluation of the Independent Auditors’ qualifications, independence and performance;
●policy standards and guidelines for risk assessment and risk management;
●the appointment and approval of the base compensation for the Chief Auditor;
●Citigroup’s compliance with legal and regulatory requirements, including Citigroup’s disclosure controls and procedures; and
●the fulfillment of the other responsibilities set out in the Audit Committee’s charter.

The report of the Committee required by the rules of the SEC is included in this Proxy Statement.

The Board has determined that each of Mses. Costello and Dailey and Messrs. Dugan, Hennes, and Turley qualifies as an “audit committee financial expert” as defined by the SEC and each such Director as well as Mses. James and Wright is considered “financially literate” under NYSE rules, and, in addition to being independent according to the Board’s independence standards as set out in its Corporate Governance Guidelines, each is independent within the meaning of applicable SEC rules, the corporate governance rules of the NYSE, and the FDIC guidelines.

Members:

Ellen M. Costello
Grace E. Dailey
John C. Dugan
Duncan P. Hennes
Renée J. James James S. Turley (Chair)
Deborah C. Wright

Committee Meetings in 2021:

23

Charter:

The Audit Committee Charter, as adopted by the Board, is available on our website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Citigroup Board of Directors’ Committee Charters.”

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Ethics, Conduct and Culture Committee

Committee Roles and Responsibilities:

The Ethics, Conduct and Culture Committee oversees management’s efforts to foster a culture of ethics, appropriate conduct, and accountability within the organization. As such, the Committee oversees, receives reports from, and advises management on the development, definition, and communication of Citi’s principles relating to ethics and responsible conduct, and its expectations of employee behavior, including their expression in Citi’s tone from the top, mission and value proposition, and leadership principles; efforts to foster and support Citi’s desired culture and promote ethical decision-making in the organization via training or other initiatives, including management’s efforts to encourage employees to escalate issues and share feedback without fear of retaliation; Citi’s response to behavioral issues and its communications with employees on these topics; management’s assessment of progress towards Citi’s target culture state; conduct risk management, including the management, minimization, and mitigation of Citi’s conduct risks, ownership of conduct risk by the first line of defense, and clarity of conduct risk oversight roles and responsibilities across the second line functions; hiring practices, including efforts to promote diversity and inclusion in the workplace in Citi’s hiring, retention, and staff development practices; and processes for the reporting and resolution of ethics issues raised by employees.

The Committee also reviews and assesses at least annually whether Citi’s Code of Conduct and Code of Ethics for Financial Professionals instill appropriate ethical behavior in Citi’s culture, business practices and employees, and recommends any proposed changes or waivers to the Board for approval. In addition, the Committee oversees certain concerns reported to the Citi Ethics Office involving Citi executive leadership or Directors.

The Committee’s role is one of oversight, recognizing that management is responsible for continuously reinforcing and championing Citi’s sound ethics, responsible conduct and principled culture throughout Citi’s employee population.

Members:

Peter B. Henry (Chair)
S. Leslie Ireland
Lew W. (Jay) Jacobs, IV
Deborah C. Wright
Ernesto Zedillo
Ponce de Leon

Committee Meetings in 2021:

4

Charter:

The Ethics, Conduct and Culture Committee Charter, as adopted by the Board, is available on our website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Citigroup Board of Directors’ Committee Charters.”

Executive Committee	Committee Roles and Responsibilities: The Executive Committee acts on behalf of the Board if a matter requires Board action before a meeting of the full Board can be held.

Members:

Barbara J. Desoer
John C. Dugan (Chair)
Duncan P. Hennes
Peter B. Henry Lew W. (Jay) Jacobs, IV
Diana L. Taylor
James S. Turley

Committee Meetings in 2021: None

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Nomination, Governance and Public Affairs Committee

Committee Roles and Responsibilities:

The Nomination, Governance and Public Affairs Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board the Director nominees for the next Annual Meeting of Stockholders. It leads the Board in its annual review of the Board’s performance and makes recommendations as to the composition of the committees for appointment by the Board. The Committee takes a leadership role in shaping corporate governance policies and practices, including recommending to the Board the Corporate Governance Guidelines and monitoring Citi’s compliance with these policies and practices and the Guidelines. The Committee is responsible for reviewing and approving all related party transactions involving a Director or an immediate family member of a Director and any related party transaction involving an executive officer or immediate family member of an executive officer if the transaction is valued at $50 million or more, in each case, other than certain enumerated ordinary course transactions. See Certain Transactions and Relationships, Compensation Committee Interlocks, and Insider Participation on pages 39-41 for a complete description of the Policy on Related Party Transactions.

The Committee, as part of the Board’s executive succession planning process, evaluates and nominates potential successors to the CEO and provides an annual report to the Board on CEO succession. The Committee also reviews Director Compensation and Benefits. The Committee is responsible for reviewing Citi’s policies and programs that relate to public issues of significance to Citi and the public at large and reviewing relationships with external constituencies and issues that impact Citi’s reputation. The Committee also has the responsibility for reviewing public policy and reputational issues facing Citi; reviewing political contributions and lobbying expenditures and payments to trade associations made by Citi, and charitable contributions made by Citi and the Citi Foundation; reviewing Citi’s policies and practices regarding supplier diversity; reviewing the work of Citi’s Reputation Risk Committees; and reviewing Citi’s ESG policies and programs, including environmental and human rights policies. The Committee makes recommendations to Citibank’s Board with respect to the following duties and responsibilities set forth in Oversight of Corporate Governance: size, Chair and membership of Citibank’s Board and Committees; independence of Citibank’s non-management Board members; and compensation paid to Citibank’s non-management Board members. The Committee’s focus is global, reflecting Citi’s global footprint. The Committee also makes recommendations to the Board regarding amendments to the Company’s Major Expenditure Program — Limits of Authority.

The Board has determined that, in addition to being independent according to the Board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the Nomination, Governance and Public Affairs Committee is independent according to the corporate governance rules of the NYSE.

Members:

John C. Dugan
Peter B. Henry
Lew W. (Jay) Jacobs, IV
Gary M. Reiner
Diana L. Taylor (Chair) Deborah C. Wright Ernesto Zedillo Ponce de Leon

Committee Meetings in 2021:

9

Charter:

The Nomination, Governance and Public Affairs Committee Charter, as adopted by the Board, is available on our website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Citigroup Board of Directors’ Committee Charters.”

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Personnel and Compensation Committee

Committee Roles and Responsibilities:

The Personnel and Compensation Committee has been delegated broad authority to oversee compensation of employees of the Company and its subsidiaries and affiliates. The Committee regularly reviews Citi’s management resources and performance of senior management. The Committee is responsible for determining the compensation for the CEO and approving the compensation of other executive officers of the Company and the Executive Management Team. The Committee is also responsible for approving the incentive compensation structure for other members of senior management and certain highly compensated employees (including discretionary incentive awards to covered employees as defined in applicable bank regulatory guidance), in accordance with guidelines established by the Committee from time to time. The Committee also has broad oversight of compliance with bank regulatory guidance governing Citi’s incentive compensation.

The Committee annually reviews and discusses the Compensation Discussion and Analysis required to be included in the Company’s Proxy Statement with management, and, if appropriate, recommends to the Board that the Compensation Discussion and Analysis be included. Additionally, the Committee reviews and approves the overall goals of Citi’s material incentive compensation programs, including as expressed through Citi’s Compensation Philosophy, and provides oversight for Citi’s incentive compensation programs so that they both (i) appropriately balance risk and financial results in a manner that does not encourage employees to expose Citi to imprudent risks, and (ii) are consistent with bank safety and soundness. Toward that end, the Committee meets periodically with Citi’s Chief Risk Officer to discuss the risk attributes of Citi’s incentive compensation programs.

The Committee has the power to hire and fire independent compensation consultants, legal counsel, or financial or other advisors as it may deem necessary to assist it in the performance of its duties and responsibilities, without consulting or obtaining the approval of senior management of the Company. The Committee has retained Frederic W. Cook & Co. (FW Cook) to provide the Committee with advice on Citi’s compensation programs for senior management.

The Board has determined that in addition to being independent according to the Board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the Personnel and Compensation Committee is independent according to the corporate governance rules of the NYSE. Each of such Directors is a “non-employee Director,” as defined in Section 16 of the Securities Exchange Act of 1934, and is an “outside Director,” as defined by Section 162(m) of the Internal Revenue Code.

Members:

John C. Dugan
Duncan P. Hennes
Lew W. (Jay) Jacobs, IV (Chair)
Renée J. James
Gary M. Reiner
Diana L. Taylor

Committee Meetings in 2021:

16

Charter:

The Personnel and Compensation Committee Charter is available on our website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Citigroup Board of Directors’ Committee Charters.”

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Risk Management Committee

Committee Roles and Responsibilities:

The Risk Management Committee has been delegated authority to assist the Board in fulfilling its responsibility with respect to (1) oversight of Citigroup’s risk management framework, including the significant policies and practices used in managing credit, market (trading and non-trading), liquidity, strategic, operational, compliance, reputation and certain other risks, including those pertaining to capital management, and (2) oversight of the performance of the Global Risk Review (“GRR”) credit, capital and collateral review function. The Committee reports to the Board of Directors regarding Citigroup’s risk profile, as well as its risk management framework, including the significant policies and practices employed to manage risks in Citigroup’s businesses, as well as the overall adequacy of the Risk Management function. The Committee’s role is one of oversight, recognizing that Management is responsible for executing Citigroup’s risk management and related Treasury policies. While the Committee has the responsibilities and powers set forth in the Risk Management Committee Charter, Management is responsible for designing, implementing and maintaining an effective risk program. Line business managers are responsible for managing risks in the areas for which they are responsible.The duties and responsibilities of the Independent Risk Management functions are described in the Enterprise Risk Management Framework.

The Citigroup Chief Risk Officer (”CRO”) heads the Independent Risk Management function, which sets risk and control standards for the first line of defense and actively manages and oversees aggregate credit, market (trading and non-trading), liquidity, strategic, operational, compliance and reputation risks across the firm, including risks that span categories, such as concentration risk country risk, and climate risk.

Members:

Ellen M. Costello
Grace E. Dailey
Barbara J. Desoer
John C. Dugan
Duncan P. Hennes (Chair)
James S. Turley

Committee Meetings in 2021:

15

Charter:

The Risk Management Committee Charter is available on our website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Citigroup Board of Directors’ Committee Charters.”

	Audit	Ethics, Conduct and Culture	Executive	Nomination, Governance and Public Affairs	Personnel and Compensation	Risk Management
Ellen M. Costello	●					●
Grace E. Dailey	●					●
Barbara J. Desoer			●			●
John C. Dugan	●		●	●	●	●
Jane N. Fraser
Duncan P. Hennes	●		●		●	●
Peter B. Henry		●	●	●
S. Leslie Ireland		●
Lew W. (Jay) Jacobs, IV		●	●	●	●
Renée J. James	●				●
Gary M. Reiner				●	●
Diana L. Taylor			●	●	●
James S. Turley	●		●			●
Deborah C. Wright	●	●		●
Ernesto Zedillo Ponce de Leon		●		●
● committee member
● committee chair

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Involvement in Certain Legal Proceedings

There are no legal proceedings to which any Director, officer, or The Vanguard Group (which owns more than 5% of Citi’s common stock), or any affiliate thereof, is a party adverse to Citi or in which any such person has a material interest adverse to Citi. BlackRock, Inc. owns more than 5% of Citi’s common stock. In lieu of participating in certain class action settlements entered into by Citi and other banks relating to alleged manipulation of the foreign exchange market, which received final court approval in 2018, numerous BlackRock funds and other plaintiffs filed a complaint in U.S. District Court for the Southern District of New York on November 7, 2018 against Citi and 15 other banks. In this action, plaintiffs assert that defendants conspired to manipulate the foreign exchange market between 2003 and 2013.

Certain Transactions and Relationships, Compensation Committee Interlocks, and Insider Participation

The Board has adopted a policy setting forth procedures for the review, approval, and monitoring of transactions involving Citi and related persons (Directors, Senior Managers, 5% stockholders, Immediate Family Member or Primary Business Affiliations). A copy of Citi’s Policy on Related Party Transactions is available on our website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Citi Policies.” Under the policy, the Nomination, Governance and Public Affairs Committee is responsible for reviewing and approving all related party transactions involving Directors, Immediate Family Members of Directors, and 5% stockholders. Directors may not participate in any discussion or approval of a related party transaction in which he or she or any member of his or her immediate family is a related person, except that the Director must provide all material information concerning the related party transaction to the Nomination, Governance and Public Affairs Committee. The Nomination, Governance and Public Affairs Committee is also responsible for reviewing and approving all related party transactions valued at more than $50 million involving an executive officer or an Immediate Family Member of an executive officer. The Transaction Review Committee, composed of Citi’s General Counsel, Chief Financial Officer, Chief Compliance Officer, Chief Risk Officer, and Head of Human Resources, is responsible for reviewing and approving all related party transactions valued at less than $50 million involving an executive officer or an Immediate Family Member of an executive officer. The policy also contains a list of categories of transactions involving related persons that are pre-approved under the policy, and therefore need not be brought to the Nomination, Governance and Public Affairs Committee or the Transaction Review Committee for approval.

The Nomination, Governance and Public Affairs Committee and the Transaction Review Committee will review the following information when assessing a related party transaction:

●	the terms of such transaction;
●	the related person’s interest in the transaction;
●	the purpose and timing of the transaction;
●	whether Citi is a party to the transaction, and if not, the nature of Citi’s participation in the transaction;
●	if the transaction involves the sale of an asset, a description of the asset, including date acquired and cost basis;
●	information concerning potential counterparties in the transaction;
●	the approximate dollar value of the transaction and the approximate dollar value of the related person’s interest in the transaction;
●	a description of any provisions or limitations imposed as a result of entering into the proposed transaction;
●	whether the proposed transaction includes any potential reputational risk issues that may arise as a result of, or in connection with, the proposed transaction; and
●	any other relevant information regarding the transaction.

Based on information contained in a Schedule 13G filed with the SEC, BlackRock and Vanguard each reported that they beneficially owned 5% or more of the outstanding shares of Citi’s common stock as of December 31, 2021 — see Stock Ownership — Owners of More than 5% of Citi Common Stock on page 46. During 2021, our subsidiaries provided ordinary course lending, trading, and other financial services to BlackRock and Vanguard and their respective affiliates and clients. These transactions were entered into on an arm’s length basis and contain

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customary terms and conditions and were on substantially the same terms as comparable transactions with unrelated third parties. Acciones y Valores Banamex, S.A. de C.V., Servicios Corporativos de Finanzas, S.A. de C.V., and Grupo Financiero Citibanamex, S.A. de C.V. (Citibanamex) entered into an agreement with BlackRock, Inc. and certain of its affiliates pursuant to which BlackRock would acquire the asset management business of Citibanamex in Mexico. The transaction includes the sale of the Impulsora de Fondos Banamex, S.A. de C.V. (Impulsora) legal vehicle, and its advisory role for 52 mutual funds and certain managed account relationships, and certain intellectual property and vendor contracts required to operate the business. The closing for this transaction occurred in September 2018. Consideration for the sale consisted of $350 million and certain future payments if defined targets are met. In connection with the closing, Citibanamex and BlackRock also entered into a long-term distribution agreement to offer BlackRock asset management products to Citibanamex clients in Mexico. The agreement provides a framework under which Citibanamex would distribute BlackRock products in Mexico and includes terms relating to pricing, preferential access, and product support. Pursuant to this agreement, fees of approximately $77.32 million were paid to Blackrock in 2021. The Nomination, Governance and Public Affairs Committee reviewed the terms of the sale and approved the transaction in accordance with the Related Party Transaction Policy.

In 2020, Citibank, N.A., a subsidiary of Citi, entered into a binding Memorandum of Understanding (“MOU”) with BlackRock Financial Management, Inc. The MOU recorded the parties’ understanding as to the terms to be subsequently embodied in a Software Services (hosting) Agreement. The MOU reflects the parties’ understandings about a joint process to explore a hosted services arrangement for an ETF-related processing system. The system would be a technology platform for the middle- and back-office processing requirements of both BlackRock sponsored ETF’s (known as iShares) and non-BlackRock sponsored ETF’s. Citi paid BlackRock a total of $4.5 million in 2021 towards the development of Aladdin for ETF Servicing.

Citigroup Capital Partners II, L.P. and Citigroup Venture Capital International Growth Partnership II, L.P. are funds that were formed in 2006 and 2007, respectively. They invest either directly or via a master fund in private equity investments. Citi has established funds in which employees have invested. In addition, certain of our executive officers have from time to time invested their personal funds directly, or directed that funds for which they act in a fiduciary capacity be invested, in funds arranged by Citi’s subsidiaries on the same terms and conditions as the other outside investors in these funds, who are not our executive officers, or employees. Other than certain “grandfathered” investments, in accordance with Sarbanes-Oxley and the Citi Corporate Governance Guidelines, executive officers were able to invest in certain Citi-sponsored investment opportunities only under certain circumstances and with the approval of the appropriate committee. Executive officers are not eligible to participate in the funds on a leveraged basis. In 2021, there were no distributions from the funds that exceeded $120,000. Citigroup Capital Partners II, L.P. liquidated participant interests in 2021 and all distributions were made to participants.

In 2021, Citi performed corporate banking and securities brokerage services in the ordinary course of our business for certain organizations in which some of our Directors, executive officers, or their family members, are officers or directors. In addition, in the ordinary course of business, Citi may use the products or services of organizations in which some of our Directors, executive officers, or family members, are officers or directors.

The persons listed on page 98 are the current members of the Personnel and Compensation Committee; Alexander Wynaendts also served as a member of the Personnel and Compensation Committee until his resignation from the Board in November 2021. No current or former member of the Personnel and Compensation Committee was a part of a “compensation committee interlock” during fiscal year 2021 as described under SEC rules. In addition, none of our executive officers served as a director or member of the compensation committee of another entity that would constitute a “compensation committee interlock.” No member of the Personnel and Compensation Committee had any material interest in a transaction with Citi or is a current or former officer of Citi, and no member of the Personnel and Compensation Committee is a current employee of Citi or any of its subsidiaries. In addition, no member of the Board, or any immediate family member of the Board, engaged FW Cook for any compensation-related services in 2021.

Citi 2022 Proxy Statement

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In 2022, certain previously awarded shares granted to Ms. Desoer when she was an employee of Citigroup vested. This award included Performance Share Units and Capital Accumulation Program Awards. On February 14, 2019, Ms. Desoer received from Citi a target award of 33,638.75 Performance Share Units. Based on adjustments due to performance conditions described in the Compensation Discussion and Analysis section, Ms. Desoer became entitled to receive 29,602.10 Performance Share Units on February 28, 2022, when the share units vested. Performance Share Units are paid in cash, and Ms. Desoer received a cash payment of $2,067,588 for the share units on March 11, 2022. During her employment at Citi, Ms. Desoer also received shares of Citi common stock awarded under the Capital Accumulation Program. Approximately 14,958 shares vested on January 20, 2022, representing the deferred portion of Ms. Desoer’s annual incentive awards for 2018 to 2019, which were awarded to her under the Capital Accumulation Program. These shares are reported in the Beneficial Ownership Table on page 45. Ms. Desoer has 8,409 unvested shares remaining from her Capital Accumulation Program awards. These unvested shares remain subject to fluctuations in Citi’s common stock price as well as to Citi clawbacks.

A sibling of Sara Wechter, the Head of Human Resources, has been employed by Citi since 2008, first as an intern and then, beginning in 2010, as a full-time employee. She is employed by Citi’s Personal Banking and Wealth Management and received 2021 compensation of $1,349,259. A sister-in-law of Peter Babej, Citi’s CEO of Asia Pacific, has been employed by Citi since 2017 and is currently employed in Citi’s Compliance Group. She received 2021 compensation of $331,300. The compensation for these employees was established by Citi in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Ms. Wechter and Mr. Babej do not have an interest in the employment relationship of, nor do they share a household with, their respective family members who are employees of Citi.

Indebtedness

Other than certain “grandfathered” margin loans, in accordance with Sarbanes-Oxley and the Citi Corporate Governance Guidelines, no margin loans may be made to any executive officer unless such person is an employee of a broker-dealer subsidiary of Citi and such loan is made in the ordinary course of business.

Certain transactions in excess of $120,000 involving loans, deposits, credit cards, and sales of commercial paper, certificates of deposit, and other money market instruments and certain other banking transactions occurred during 2021 between Citibank, N.A. and other Citi banking subsidiaries on the one hand, and certain Directors or executive officers of Citi, members of their immediate families, corporations or organizations of which any of them is an executive officer or partner or of which any of them is the beneficial owner of 10% or more of any class of securities, or associates of the Directors, the executive officers or their family members, on the other. The transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, that prevailed at the time for comparable transactions with other persons not related to the lender and did not involve more than the normal risk of collectability or present other unfavorable features. Personal loans made to any Director or an executive officer must comply with Sarbanes-Oxley, Regulation O, and the Corporate Governance Guidelines, and must be made in the ordinary course of business.

Citi’s Hedging Policies

Citi’s Corporate Governance Guidelines prohibit the hedging of Citi common stock held by directors and executive officers, whether the shares of stock are granted as compensation or are otherwise held by the director or executive officer. For this purpose, an executive officer means any person designated by Citi as an “officer” under Section 16 of the Exchange Act.

Citi’s Code of Conduct, which applies to all Citi employees, executive officers and directors, states that when considering personal investments in Citi securities, an individual must avoid any personal trade or investment in a security, derivative, futures contract, commodity, or other financial instrument if the trade or investment might affect or appear to affect the individual’s ability to make unbiased business decisions for Citi.

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In addition, Citi’s Personal Trading and Investment Policy (the PTIP) prohibits the hedging in any manner (other than currency hedges) by Covered Persons (including directors and executive officers) of unvested restricted stock or deferred stock awarded as compensation under Citi’s Capital Accumulation Program. The PTIP also prohibits engaging in speculative transactions in Citi securities, including sales of naked calls and speculative option strategies, as well as any other transaction that would benefit from a decline in the value of a Citi security. The PTIP generally allows Covered Persons (excluding directors and executive officers) to hedge vested long positions of then deliverable Citi securities. Covered Persons under the PTIP include (but are not limited to) individuals who 1) may have access to material non-public information regarding Citi, 2) are employed by Citi’s Institutional Clients Group, 3) are FINRA-registered employees or associates of any of Citi’s U.S. broker dealer entities, or 4) work in a securities or advisory business in Citi Personal Wealth Management, as well as certain individuals who are related to Covered Persons. Because directors and executive officers who are Covered Persons under the PTIP are also subject to the hedging policy applicable to directors and executive officers pursuant to the Corporate Governance Guidelines, a proposed transaction by a director or executive officer may be prohibited by application of one policy even if the transaction would be permissible under the other policy.

Finally, Citi maintains policies specific to U.K. and European regulatory requirements. These policies provide that all employees in the applicable countries who receive a portion of their remuneration in stock or any other deferral mechanism designated by Citi must not take out insurance contracts or engage in personal hedging strategies, or remuneration or liability-related contracts of insurance, that undermine, or may undermine, any risk alignment effects of their remuneration arrangements.

Reputation Risk Committees

The Reputation Risk Committees govern the process by which material reputation risks are identified, managed, and escalated, and oversee that appropriate actions are taken in line with the firmwide strategic objectives, risk appetite thresholds, and regulatory expectations, while promoting a culture of risk awareness and high standards of integrity and ethical behavior across the company, consistent with Citi’s Mission and Value Proposition. Regional and Business Reputation Risk Committees may escalate reputation risks for due consideration by the Group Reputation Risk Committee at the corporate level. The Group Reputation Risk Committee may escalate risks to the Nomination, Governance and Public Affairs Committee of the Board or another Committee of the Board, as appropriate.

Ethics, Conduct and Culture

At Citi, our mission is to serve as a trusted partner to our clients by responsibly providing financial services that enable growth and economic progress.

We foster a culture of ethics through our governance framework, programs and efforts that embed our culture and expectations for behavior throughout the organization, and collaboration with key stakeholders outside Citi to improve Citi’s and the banking industry’s culture.

Governance over Culture

The cornerstone of our approach to culture is our governance framework, which begins with a strong “tone from the top” starting with the Citigroup Board of Directors. In 2014, Citi’s Board established a standing Ethics, Conduct and Culture Committee of the Board to oversee senior management’s sustained focus on efforts to foster a culture of ethics, appropriate conduct, and accountability throughout Citi. For more information, please see the Ethics, Conduct and Culture Committee Charter, which is set forth on Citi’s website at www.citigroup.com.

Citi 2022 Proxy Statement

CORPORATE GOVERNANCE	43

With oversight from the Ethics, Conduct and Culture Committee, senior management has undertaken a number of efforts in support of Citi’s culture, including developing Citi’s Mission and Value Proposition and Leadership Principles. On an ongoing basis, the Ethics, Conduct and Culture Committee remains responsible for overseeing senior management’s efforts to reinforce sound ethics, responsible conduct and principled culture within Citi, which includes:

●

overseeing efforts to enhance and communicate Citi’s principles relating to ethics and responsible conduct, and its expectations of employee behavior, including their expression in Citi’s tone from the top and Citi’s Mission and Value Proposition, evaluating management’s progress, and providing feedback on these efforts;

●	overseeing management’s efforts to support Citi’s desired culture and ethical decision-making in the organization, evaluating management’s progress and providing feedback on these efforts; and
●	reviewing Citi’s Code of Conduct and Code of Ethics for Financial Professionals.

Programs and Efforts that Embed Culture

To promote a culture of ethics and appropriate conduct, Citi focuses on empowering individuals by establishing global policies, programs, and processes that embed our values throughout the organization and guide and support our employees in making ethical decisions and adhering to Citi’s standards of conduct. Under the oversight of and with input and feedback from the Ethics, Conduct and Culture Committee, senior management has prioritized a number of efforts to further embed our values and conduct expectations into the organization. The following are a few examples of our programs and associated efforts to set, reinforce, and embed our culture at Citi:

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Communications and awareness efforts concerning our Mission and Value Proposition, including Citi-wide videos from senior management articulating our core principles and providing examples of these principles in action.

●	Embedding the Leadership Principles into key aspects of our employee life cycle, such as hiring and performance reviews.
●	Training of employees on key culture-related themes, including our Code of Conduct, ethical decision-making, and the importance of leadership.

Code of Ethics for Financial Professionals

The Citi Code of Ethics for Financial Professionals applies to Citi’s Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial Officer) and Controller (Principal Accounting Officer) and all Finance Professionals and Administrative Staff in a finance role, including but not limited to Controllers, Finance & Risk Shared Services (FRSS), Capital Planning, Financial Planning & Analysis, Productivity and Strategy, Treasury, Tax, M&A, Investor Relations and the Regional/Business teams. Citi expects all of its employees to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules, and regulations, to deter wrongdoing, and to abide by the Citi Code of Conduct and other policies and procedures adopted by Citi that govern the conduct of its employees. The Code of Ethics for Financial Professionals is intended to supplement the Citi Code of Conduct. A copy of the Code of Ethics for Financial Professionals is available on our website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Code of Ethics for Financial Professionals.” We will disclose amendments to, or waivers from, the Code of Ethics for Financial Professionals, if any, on our website.

Ethics Hotline

Citi expects employees to raise concerns or questions regarding ethics, discrimination or harassment matters, and to promptly report suspected violations of these and other applicable laws, regulations, rules, or breaches of Citi policies, procedures, standards, or the Citi Code of Conduct. Citi offers several channels by which employees and others may report ethical concerns, including concerns about accounting, internal controls, or auditing matters. We

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44	CORPORATE GOVERNANCE

provide a global Ethics Hotline, a toll-free number that is available 24 hours a day, seven days a week, 365 days a year, and is staffed by live operators who can connect to translators to accommodate multiple languages. Calls to the Ethics Hotline are received by a third-party vendor, located in the United States.

Any individual may also raise a concern by accessing Citi’s public-facing corporate website. Individuals raising concerns may choose to remain anonymous to the extent permitted by applicable laws and regulations. We prohibit retaliatory actions against anyone who raises concerns or questions in good faith, or who participates in a subsequent investigation of such concerns.

Code of Conduct

The Board has adopted a Code of Conduct, which provides an overview of certain laws, regulations, and select Citi policies and procedures applicable to the activities of Citi, and sets forth Citi’s Mission and Value Proposition, as well as the standards of ethics and professional behavior expected of employees and representatives of Citi. The Code of Conduct applies to every director, officer, and employee of Citi and its consolidated subsidiaries. All Citi employees, directors, and officers are required to read and comply with the Code of Conduct. In addition, other persons performing services for Citi may be subject to the Code of Conduct by contract or other agreement. The Code of Conduct is publicly available in multiple languages at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Code of Conduct.”

Communications with the Board

Stockholders or other interested parties who wish to communicate with a member or members of the Board, including the Chair or the non-management Directors as a group, may do so by addressing their correspondence to the Board member or members, c/o the Corporate Secretary, Brent J. McIntosh, Citigroup Inc., 388 Greenwich Street, New York, NY 10013. The Board of Directors has approved a process pursuant to which the office of the Corporate Secretary will review and forward correspondence to the appropriate person or persons for response.

Citi 2022 Proxy Statement

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Stock Ownership

Citi has long encouraged stock ownership by its Directors, officers, and employees to align their interests with the long-term interests of stockholders. The Board and executive officers are subject to a stock ownership commitment, which requires these individuals to maintain a minimum ownership level of Citigroup stock. Executive officers are required to retain at least 75% of the equity awarded to them as incentive compensation (net of amounts required to pay taxes and option exercise prices) as long as they are executive officers. In addition, a stock holding period applies after the executive officer leaves Citi, or is no longer an executive officer. He or she must retain, for one year after ending executive officer status, 50% of the shares previously subject to the stock ownership commitment. Directors are similarly required to retain at least 75% of the net equity awarded to them, further aligning their interests with stockholders. The Board may revise the terms of the stock ownership commitment from time to time to reflect legal and business developments warranting a change. In addition, Directors and executive officers may not enter into hedging transactions in respect of Citi’s common stock or other securities issued by Citi, including securities granted by the Company to the Director or executive officer as part of his or her compensation and securities purchased or acquired by the Director or executive officer in a non-compensatory transaction. For more information on hedging, please see Citi’s Hedging Policies on pages 41-42.

The following table shows the beneficial ownership of Citi common stock by our Directors, named executive officers, and Directors and executive officers as a group at February 28, 2022. For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person, or group of persons, is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the date of determination.

BENEFICIAL OWNERSHIP TABLE

Name	Common Stock Beneficially Owned Excluding Options(1)	Options exercisable within 60 days	Owned by or Tenant in Common with Family Member, Trust, Mutual Fund or 401(K)(2)	Total Beneficial Ownership(3)	Receipt Deferred(4)	Total Ownership(5)
Peter Babej	42,227	—	—	42,227	88,175	130,403
Ellen M. Costello	40,932	—	600	41,532	2,254	43,786
Grace E. Dailey	5,216	—	—	5,216	2,254	7,470
Barbara J. Desoer	86,958	—	—	86,958	10,663	97,621
John C. Dugan	21,527	—	—	21,527	2,254	23,781
Jane N. Fraser	124,141	—	—	124,141	198,357	322,498
Duncan P. Hennes	24,190	—	—	24,190	2,254	26,444
Peter B. Henry	35,231	—	—	35,231	2,254	37,485
S. Leslie Ireland	10,437	—	—	10,437	2,254	12,691
Lew W. (Jay) Jacobs, IV	2,430	—	17,723	20,153	2,254	22,407
Renée J. James	16,871	—	—	16,871	2,254	19,125
Mark A. L. Mason	33,570	—	302	33,872	115,827	149,699
Gary M. Reiner	24,705	—	—	24,705	2,254	26,959
Diana L. Taylor	41,804	—	—	41,804	2,254	44,058
Ernesto Torres Cantú	12,752	—	—	12,752	83,565	96,317
James S. Turley	25,316	—	—	25,316	2,254	27,570
Deborah C. Wright	11,740	—	—	11,740	2,254	13,994
Paco Ybarra	—	—	452,473	452,473	307,859	760,332
Ernesto Zedillo Ponce de Leon	40,254	—	—	40,254	2,254	42,508
Total (31 Directors and Executive Officers as a group)	967,140	—	471,509	1,438,649	1,545,525	2,984,174
(1)	The stock reported for certain Directors in this column includes deferred common stock, which is fully vested and which the Director or Directors have the right to acquire within 60 days.

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(2)	Stock held as a tenant-in-common with a family member or trust, owned by a family member, held by a trust for which the Director or executive officer is a trustee but not a beneficiary, or held by a mutual fund which invests substantially all of its assets in Citi common stock.
(3)	At February 28, 2022, no Director or executive officer beneficially owned more than 1% of Citi’s outstanding common stock. At February 28, 2022, all of the Directors and executive officers as a group beneficially owned approximately 0.08% of Citi’s common stock.
(4)	Amounts represent Directors’ deferred common stock. Directors receive an award of common stock in February of each year as compensation for their services during such year. In the event a Director retires or resigns from the Board in the year for which an award is granted before attaining age 72, a pro rata portion of the award is forfeited, based on the number of full or partial calendar quarters served. The common stock subject to an award becomes distributable approximately on the second anniversary of the date of grant.
(5)	Total Ownership reflects the amount represented in the Section 16 filings of the relevant Director or Executive Officer.

OWNERS OF MORE THAN 5% OF CITI COMMON STOCK

Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class
BlackRock, Inc.(a)
55 East 52nd Street, New York, NY 10055	160,163,284	8.1%
The Vanguard Group, Inc.(b)
100 Vanguard Blvd., Malvern, PA 19355	164,986,164	8.3%
(a)	Based on the Schedule 13G filed with the SEC on January 28, 2022 by BlackRock, Inc. and certain subsidiaries, BlackRock reported that it had sole voting power over 19,367,864 shares and had sole dispositive power over 160,163,284 shares. The Schedule 13G states that the securities reported are beneficially owned by funds and accounts managed by BlackRock, Inc. and its subsidiaries. Any economic interest of the securities covered by the Schedule 13G is held by BlackRock for the benefit of the funds and accounts (and not for BlackRock’s own account) and no one fund or account currently owns in excess of the ownership threshold set forth in the company’s rights agreement for purposes of determining the existence of an “Acquiring Person.”
(b)	Based on the Schedule 13G filed with the SEC on February 9, 2022 by Vanguard and certain subsidiaries, Vanguard reported that it had sole voting power over 0 shares; sole dispositive power over 156,769,306 shares; shared voting power over 3,179,777 shares; and shared dispositive power over 8,216,858 shares.

Citi 2022 Proxy Statement

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Proposal 1: Election of Directors

On November 19, 2021, Alexander Wynaendts, a director of Citigroup Inc. since 2019, resigned from the Board of Directors. The Board has nominated all of the current Directors for re-election at the 2022 Annual Meeting, except for Lew W. (Jay) Jacobs, Deborah C. Wright and Ernesto Zedillo Ponce de Leon, who decided not to stand for re-election. Directors are not eligible to stand for re-election after reaching the age of 72. If elected, each nominee will hold office until the 2023 Annual Meeting or until his or her successor is elected and qualified.

Director Criteria and Nomination Process

The Nomination, Governance and Public Affairs Committee considers all qualified candidates identified by members of the Nomination, Governance and Public Affairs Committee, by other members of the Board, by senior management, and by security holders. During 2021, the Committee engaged Egon Zehnder to assist in identifying and evaluating potential nominees. Stockholders who would like to propose a Director candidate for consideration by the Nomination, Governance and Public Affairs Committee may do so by submitting the candidate’s name, résumé, and biographical information to the attention of the Corporate Secretary, Citigroup Inc., 388 Greenwich Street, New York, New York 10013. All proposals for nominations received by the Corporate Secretary will be presented to the Committee for its consideration.

In considering the composition of the Board of Directors, the Nomination, Governance and Public Affairs Committee inventories the categories of risks faced by Citi, given its size, business mix, and geographical presence, and seeks to identify candidates with the skills and experience necessary to enable the Board of Directors to provide proper oversight of those risks. The Nomination, Governance and Public Affairs Committee also takes Director tenure into consideration when making Director nomination decisions and believes that it is desirable to maintain a mix of longer-tenured, experienced Directors and newer Directors with fresh perspectives. The Nomination, Governance and Public Affairs Committee and the Board also believe that longer-tenured, experienced Directors are a significant strength of the Board, given the large size of our Company, the breadth of our product offerings, and the international scope of our organization. When nominating new director candidates, the Nomination, Governance and Public Affairs Committee instructs its recruiting firm to include diverse candidates in each slate. The Board’s composition, and the individuals nominated for consideration by stockholders, are the result of careful consideration by the Committee of the correspondence between the risk inventory and skills and experience of the Board members and candidates. In addition to the ability to assist the Board in its oversight of a particular risk or risks, as more fully described in each nominee’s biography, the members of the Board are assessed based on a variety of factors, including the following criteria, which have been developed by the Nomination, Governance and Public Affairs Committee and approved by the Board:

●	Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards;
●	Whether the candidate has had business, governmental, non-profit or professional experience at the chair, chief executive officer, chief operating officer, or equivalent policy-making and operational level of a large organization with significant international activities across many regulatory jurisdictions and regions that indicates that the candidate will be able to make a meaningful and immediate contribution to the Board’s discussion of and decision-making on the array of complex issues facing a large financial services business that operates on a global scale;
●	Whether the candidate has special skills, expertise and a diverse background that would complement the attributes of the existing Directors, taking into consideration the diverse communities and geographies in which the Company operates;
●	Whether the candidate has the financial expertise required to provide effective oversight of a diversified financial services business that operates on a global scale;
●

Whether the candidate has achieved prominence in his or her business, governmental, or professional activities and has built a reputation that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make;

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●

Whether the candidate will effectively, consistently, and appropriately take into account and balance the legitimate interests and concerns of all of the Company’s stockholders and other stakeholders in reaching decisions, rather than advancing the interests of a particular constituency;

●	Whether the candidate possesses a willingness to challenge management while working constructively as part of a team in an environment of collegiality and trust; and
●	Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a Director.

Application of these factors involves the exercise of judgment by the Nomination, Governance and Public Affairs Committee and the Board. In addition, see Board Diversity on page 30 for additional factors considered by the Board when selecting candidates.

Based on its assessment of each candidate’s independence, skills and qualifications and the criteria described above, the Nomination, Governance and Public Affairs Committee will make recommendations regarding potential Director candidates to the Board.

The Nomination, Governance and Public Affairs Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the Board of Directors, and members of senior management. For the 2022 Annual Meeting, Citi did not receive notice from any stockholders regarding a nomination to the Board of Directors.

Director Qualifications

The nominees for the Board of Directors each have the qualifications and experience to approve and guide Citi’s strategy and to oversee management’s execution of that strategic vision. Citi’s Board of Directors consists of individuals with the skills, experience, and diverse backgrounds necessary to oversee Citi’s efforts toward becoming a simpler, smaller, safer, and stronger financial institution, while mitigating risk and operating within a complex financial and regulatory environment.

The nominees listed below are leaders in business, the financial community, and academia because of their intellectual acumen and analytical skills, strategic vision, ability to lead and inspire others to work with them, and records of outstanding accomplishments over a period of decades. Each has been chosen to stand for election in part because of his or her ability and willingness to ask difficult questions, understand Citi’s unique challenges, and evaluate the strategies proposed by management, as well as their implementation.

Each of the nominees has a long record of professional integrity, a dedication to his or her profession and community, a strong work ethic that includes a commitment to coming fully prepared to meetings and being willing to spend the time and effort needed to fulfill professional obligations and the ability to maintain a collegial environment.

Many of our nominees are either current or former chief executive officers or chairs of other large international corporations or have experience leading and operating large, complex academic or governmental departments. As such, they have a deep understanding of, and extensive experience in, many of the areas that are outlined below as being of critical importance to Citi’s proper operation and success. For the purposes of its analysis, the Board has determined that nominees who have served as a chief executive officer or a chair of a major corporation or large, complex institution have extensive experience with strategic planning, financial statement preparation, compensation determinations, regulatory compliance (if their businesses are or were regulated), corporate governance, public affairs, and legal matters.

Citi 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS	49

In evaluating the composition of the Board, the Nomination, Governance and Public Affairs Committee seeks to find and retain individuals who, in addition to having the qualifications set forth in Citi’s Corporate Governance Guidelines, have the skills, experience and abilities necessary to meet Citi’s unique needs as a highly regulated financial services company with operations in the corporate and consumer businesses within the United States and more than 100 countries around the globe. The Committee has determined it is critically important to Citi’s proper operation and success that its Board has, in addition to the qualities described above, expertise and experience in the following areas:

Citi’s Personnel and Compensation Committee is responsible for determining the compensation of the CEO and approving the compensation of other executive officers of the Company and the Executive Management Team. In order to properly carry out its responsibilities with respect to compensation, Citi’s Board must include members who have experience evaluating the structure of compensation for senior executives. They must understand the various forms of compensation that can be utilized, the purpose of each type and how various elements of compensation can be used to motivate and reward executives and drive performance, while not encouraging imprudent risk-taking or simply having short-term goals.

Citi’s Personal Banking and Wealth Management, a global leader in banking, credit cards and wealth management, is a critical growth engine for Citi. Globally, Citi continues to introduce industry-leading digital capabilities, redesign the client experience, and embed its services in the most popular social and e-commerce platforms, enabling customers to bank anytime, anywhere, on their channel of choice. Citi looks to its Board members with extensive consumer experience to assist it in evaluating its business model and strategies for reaching and servicing its retail customers domestically and around the world. It is critically important that its Board include members who have consumer-oriented and financial services backgrounds.

Citi aspires to the highest standards of corporate governance and ethical conduct: doing what we say, reporting results with accuracy and transparency, and maintaining compliance with the laws, rules, and regulations that govern the Company’s businesses. The Board is responsible for shaping corporate governance policies and practices, including adopting the corporate governance guidelines applicable to the Company and monitoring the Company’s compliance with governance policies and the guidelines. To carry out these responsibilities, the Board must include experienced leaders in the area of corporate governance who must be familiar with governance issues, the constituencies most interested in those issues, and the impact that governance policies have on the functioning of a company.

Citi has a long history as a technology innovator—Citibank, N.A. was one of the first banks to offer automatic teller machines for its customers during the 1970s. As Citi deploys new technology and platform innovations to gather, process, analyze, and provide information to execute transactions and meet the needs of its clients and customers, Citi must ensure that its operations are efficient and there is a continuous focus on enhancing productivity to meet its operational and strategic goals, while mitigating technology risks through efforts to improve cybersecurity, data privacy, and data management efforts. The Board must include members who have knowledge and experience in technology, including such technology-centric issues as cybersecurity, data privacy and data management. Members of the Board must be qualified to provide oversight of the development and maintenance of Citi’s technology platforms; Citi’s compliance with regulatory requirements; Citi’s operational efficiency and productivity strategies; the operations and reliability of Citi’s systems; and the protection of client and customer data.

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50	PROPOSAL 1: ELECTION OF DIRECTORS

ESG is a critical business issue, with ties to both risk and opportunity. Citi has been engaged in sustainability for over 20 years and views the environment and sustainability performance and transparency as an important aspect of stockholder and broader stakeholder value. Citi communicates its sustainability and ESG efforts to stockholders, clients and other stakeholders, including its achievements in the areas of environmental sustainability, climate change, net zero oversight, community investment and development, and human rights. Environmental and social issues have the potential to impede corporate plans and long-term performance, and also the ability to generate new business, which is why it is necessary to have a sustainability-competent Board. Citi’s Board must include members with experience in the areas of climate change and finance, community development, corporate social responsibility and other ESG issues to help Citi navigate these complex and quickly evolving issues and to assist management in evaluating Citi’s ESG policies and programs.

Citi’s internal controls over financial reporting are designed to ensure that Citi’s financial reporting and its financial statements are prepared in accordance with generally accepted accounting principles. While the Board and its committees are not responsible for preparing our financial statements, they have oversight responsibility, including the selection of outside independent auditors, subject to stockholder ratification, and lead engagement partner. The Board must include members with direct or supervisory experience in the preparation of financial statements, as well as finance, audit, and accounting expertise.

Citi employs approximately 223,400 people in nearly 100 countries. Human capital management is a critical capability for Citi’s Board given the strategic importance of maintaining a skilled, motivated workforce. Citi’s Board must include Directors who understand key issues related to human capital including training, diversity, employee benefits, compensation programs, career trajectories, and U.S. and global labor issues. Having Directors with the appropriate expertise to review our succession strategy and leadership pipeline for key roles while taking into account Citi’s long-term corporate strategy is paramount to managing Citi’s resources — its employees. Citi seeks out Board members who have had experience overseeing and managing executive teams and a sizeable worldwide work force, with an emphasis on development of human resources.

Citi provides a wide variety of services to its corporate clients, including strategic and financial advisory services, such as mergers, acquisitions, financial restructurings, loans, foreign exchange, cash management, underwriting and distributing equity, and debt and equity derivative services, markets and securities services, retail structured products, liquidity management, treasury and trade solutions and securities and fund services. With a corporate business as extensive and complex as Citi’s, it is crucial that members of the Board have the depth of understanding and experience necessary to guide management’s conduct of these lines of business.

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PROPOSAL 1: ELECTION OF DIRECTORS	51

As a company with a broad international reach, Citi’s Board values the perspectives of Directors with international business or governmental experience or expertise in global economics. Citi’s presence in markets outside the United States is an important competitive advantage for Citi, because it allows us to serve U.S. and foreign businesses and individual clients whose activities span the globe. Directors with international business experience can use the experience that they have developed through their own business dealings to assist Citi’s Board and management in understanding and successfully navigating the business, political, and regulatory environments in countries in which Citi does or seeks to do business. Directors with global economics expertise can help guide Citi management in understanding the challenges faced by other markets and in developing its global strategy.

Citi and its subsidiaries are regulated and supervised by numerous regulatory agencies, both domestically and internationally, including in the U.S. the Federal Reserve Board, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Consumer Financial Protection Bureau, and state banking and insurance departments, as well as international financial services authorities. Having Directors with experience interacting with regulators or operating businesses subject to extensive regulation is important to furthering Citi’s continued compliance with its many regulatory requirements and fostering productive relationships with its regulators. Given the critical importance of ethics, conduct and culture, Citi’s Board must include members with experience overseeing ethics and compliance and building an effective, values-based ethics and compliance program. In addition to the regulatory supervision described above, Citi is subject to myriad laws and regulations and is party to legal actions and regulatory proceedings from time to time. Citi’s Board has an important oversight function with respect to compliance with applicable requirements, monitors the progress of legal proceedings, and evaluates major settlements.

Risk management is a critical function of a complex global financial services company and its proper supervision requires Board members with sophisticated risk management skills and experience. Directors provide oversight of the Company’s risk management framework, including the significant policies, procedures, and practices used in managing credit, market (trading and non-trading), liquidity, strategic, operational, compliance, reputation and certain other risks, and review recommendations by management regarding risk mitigation. Citi’s Board must include members with risk expertise to assist Citi in its efforts to properly identify, measure, monitor, report, analyze, and control or mitigate risk.

www.citigroup.com

52	PROPOSAL 1: ELECTION OF DIRECTORS

The Nominees

The following tables give information — provided by the nominees — about their principal occupation, business experience, and other matters.

Each nominee’s biography highlights his or her particular skills, qualifications, and experience that support the conclusion of the Nomination, Governance and Public Affairs Committee that the nominee is extremely qualified to serve on Citi’s Board.

Board Recommendation The Board of Directors recommends that you vote FOR each of the following nominees.

Name and Age at Record Date

Position, Principal Occupation, Business Experience and Directorships

Ellen M. Costello Age: 67

Director of Citigroup
since 2016

Other Public Company Directorships:
Diebold Nixdorf, Inc.

Previous Directorships within the last five years:
DH Corporation

Other Activities:
The Economic Club of Chicago (Member)

Former President and Chief Executive Officer, BMO Financial Corporation, and
Former U.S. Country Head, BMO Financial Group
●President and CEO, BMO Financial Corporation and U.S. Country Head, BMO Financial Group – 2011 to 2013
●Group Head, Personal and Commercial Banking, U.S. and President and Chief Executive Officer, BMO Harris Bank N.A., BMO Financial Group – 2006 to 2011
●Vice Chairman and Head, Securitization and Credit Investment Management, Merchant Banking and Head of N.Y. Office, Capital Markets Group, BMO Financial Group – 2000 to 2006
●Executive Vice President, Strategic Initiatives, Capital Markets Group, BMO Financial Group – 2000
●Executive Vice President and Head, Global Treasury Group, BMO Financial Group – 1997 to 1999
●Senior Vice President and Deputy Treasurer, Global Treasury Group, BMO Financial Group – 1995 to 1997
●Managing Director and Regional Treasurer, Asia Pacific, Global Treasury Group, BMO Financial Group – 1993 to 1994
●Managing Director and Head, North American Financial Product Sales, Global Treasury Group, BMO Financial Group – 1991 to 1993

Skills and Qualifications
Ms. Costello is an accomplished financial services executive and through her prominent roles in the areas of Financial Services, Risk Management, Institutional and Consumer Businesses, Financial Reporting, Operations and Technology, and Regulatory and Compliance, has been nominated to serve on the Board. Because Citi is an international financial services company with both consumer and institutional businesses, having former banking executives with extensive banking experience, like Ms. Costello, as Board members enables the Board to provide knowledgeable oversight to its business and regulatory activities. In her 30 years at BMO Financial Group, a global financial institution, Ms. Costello acquired extensive experience in personal and commercial banking, wealth management and capital markets businesses in Canada, Asia, and the U.S. In her roles in Global Treasury and Global Capital Markets, she gained experience in corporate, institutional and investment banking, securities, trading and asset management. As CEO of BMO Harris Bank N.A., Ms. Costello gained experience in personal and commercial banking, strategic planning, marketing, regulatory compliance, financial reporting, and personnel matters. Additionally, as CEO of BMO Financial Corporation and U.S. Country Head of BMO Financial Group, she gained further experience in regulatory compliance, including capital and resolution planning, risk management, and governance. Her prior board service at DH Corporation and her current board service at Diebold Nixdorf provide her with experience in global operations and financial technologies businesses. Ms. Costello’s extensive financial services background also adds significant value to Citi’s and Citibank’s relationships with various regulators and stakeholders.

Primary Qualifications
Consumer Business and Financial Services
Financial Reporting
Institutional Business
Legal, Regulatory and Compliance

Citi 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS	53

Name and Age at Record Date

Position, Principal Occupation, Business Experience and Directorships

Grace E. Dailey Age: 61
Director of Citigroup since 2019 Director of Citibank, N.A. Since 2020 Other Public Company Directorships: None Previous Directorships within the last five years: None Other Activities: None
Former Senior Deputy Comptroller for Bank Supervision Policy and Chief National Bank Examiner, Office of the Comptroller of the Currency
●Senior Deputy Comptroller for Bank Supervision Policy and Chief National Bank Examiner, Office of the Comptroller of the Currency – 2016 to 2019
●Assistant Deputy Comptroller, Office of the Comptroller of the Currency – 2015 to 2016
●Examiner-in-Charge – U.S. Bank, Office of the Comptroller of the Currency – 2010 to 2015
●Deputy Comptroller – Large Bank Supervision, Office of the Comptroller of the Currency – 2001 to 2010
●Examiner-in-Charge – Citibank, Office of the Comptroller of the Currency – 1997 to 2001
●Various Roles, Office of the Comptroller of the Currency – 1983 to 1997

Skills and Qualifications
Ms. Dailey is an experienced former banking regulator and has been nominated to serve on the Board because of her extensive skills and knowledge in the areas of Consumer Business and Financial Services, Financial Reporting, Regulatory and Compliance, and Risk Management. Ms. Dailey’s service as the former Senior Deputy Comptroller for Bank Supervision Policy and as the former Chief National Bank Examiner enables her to bring a deep experience in risk management, consumer banking, and financial regulation. In addition, her extensive financial services background adds significant value to Citi’s Board. Her 36 years of experience as a banking regulator gives her a unique understanding of our industry and insight into key issues facing financial institutions. Ms. Dailey’s extensive risk management, regulatory, compliance, and government affairs experience well qualify her to serve on Citi’s Board.

Primary Qualifications
Consumer Business and Financial Services
Financial Reporting
Legal, Regulatory and Compliance
Risk Management

www.citigroup.com

54	PROPOSAL 1: ELECTION OF DIRECTORS

Name and Age at
Record Date

Position, Principal Occupation, Business Experience and Directorships

Barbara J. Desoer Age: 69

Director of Citigroup
since 2019

Director of Citibank, N.A.
since 2014

Other Public Company Directorships:
DaVita Inc.

Previous Directorships within the last five years:
None

Other Activities:
Board of Visitors of the University of California, Berkeley (Member) and InStride (Advisory Board Member)

Chair
Citibank, N.A.
●Chair, Citibank, N.A. – April 2019 to Present
●Chief Executive Officer, Citibank, N.A. – April 2014 to April 2019
●Chief Operating Officer, Citibank, N.A. – October 2013 to April 2014
●President, Bank of America Home Loans, Bank of America – 2008 to 2012
●Global Technology & Operations Executive, Bank of America – 2004 to 2008

Skills and Qualifications
Ms. Desoer has been nominated to serve on the Board because of her significant insight into the financial services industry, including client services, and extensive expertise in financial management, risk management and the management of regulatory issues at large financial institutions. She has over 40 years of large bank experience, as the CEO of Citibank, N.A. for five years and a 35-year career at Bank of America, serving in such roles as the President of Bank of America Home Loans and as a Global Technology & Operations Executive. Ms. Desoer’s knowledge of and experience in the financial services industries qualifies her to serve on Citi’s Board. Her primary qualifications are in the following areas: Consumer Business and Financial Services, and Institutional Business through her roles at Citibank, N.A. and Bank of America; Operations and Technology experience while serving as a Global Technology & Operations Executive at Bank of America where she enabled growth and innovation through technology; Regulatory and Compliance through her service as the CEO of Citibank, N.A. and previously as the head of Citi’s Anti-Money Laundering Program; and Risk Management through her oversight of Citi’s Comprehensive Capital Analysis and Review Process and serving on Citibank’s Risk Management Committee. Ms. Desoer is a significant asset to Citi’s Board because of her expertise in financial regulation, leadership in the operations of a large global financial institution, technology and management.

Primary Qualifications
Consumer Business and Financial Services
Institutional Business
Legal, Regulatory and Compliance
Risk Management

Citi 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS	55

Name and Age at
Record Date

Position, Principal Occupation, Business Experience and Directorships

John C. Dugan Age: 66

Director of Citigroup
since 2017

Other Public Company Directorships:
None

Previous Directorships within the last five years:
None

Other Activities:
University of Michigan, “Michigan in Washington” program (Advisory Board)

Chair
Citigroup Inc.
●Chair, Citigroup Inc. – January 2019 to Present
●Director, Citigroup Inc. – October 2017 to Present
●Partner and Chair, Financial Institutions Group, Covington & Burling LLP – 2011 to 2017
●Comptroller of the Currency – 2005 to 2010
●Partner (1995 to 2005) and Of Counsel (1993 to 1995), Covington & Burling LLP
●Assistant Secretary for Domestic Finance and Deputy Assistant Secretary for Financial Institutions Policy, U.S. Department of the Treasury – 1989 to 1993
●Minority General Counsel and Counsel for the U.S. Senate Committee on Banking, Housing, and Urban Affairs – 1985 to 1989

Skills and Qualifications
Mr. Dugan is an experienced former banking regulator and former law firm partner and has been nominated to serve on the Board because of his extensive skills and knowledge in the areas of Risk Management, Financial Services, Corporate Governance, and Legal, Regulatory and Compliance. Because Citi operates in a highly regulated industry, having Board members like Mr. Dugan, with valuable expertise and perspective in regulatory, legal, and compliance matters, is vital to enhancing the Board’s oversight of the Company. During his tenure as Comptroller of the Currency, Mr. Dugan led the agency through the financial crisis and the ensuing recession that resulted in numerous regulatory, supervisory, and legislative actions for national banks. As a former partner at Covington & Burling LLP, Mr. Dugan advised financial institution clients, including boards of directors, on a range of issues arising from increased regulatory requirements resulting from the financial crisis, including the implementation of the Dodd-Frank Act. In the international arena, Mr. Dugan developed important expertise and insights from serving on the Basel Committee on Banking Supervision as it formulated the “Basel III” regulatory standards; chairing the Joint Forum of banking, securities, and insurance supervisors; performing an active role at the Financial Stability Board; and serving as a member of the Global Advisory Board of Mitsubishi UFJ Financial Group, Inc. Mr. Dugan also developed valuable perspective on accounting issues from his five years of service as Trustee of the Financial Accounting Foundation, which oversees the Financial Accounting Standards Board and the Government Accounting Standards Board.

Primary Qualifications
Consumer Business and Financial Services
Corporate Governance
Legal, Regulatory and Compliance
Risk Management

www.citigroup.com

56	PROPOSAL 1: ELECTION OF DIRECTORS

Name and Age at
Record Date

Position, Principal Occupation, Business Experience and Directorships

Jane N. Fraser Age: 54

Director of Citigroup
since 2020

Director of Citibank, N.A.
since 2020

Other Public Company Directorships:
None

Previous Directorships within the last five years:
None

Other Activities:
Council on Foreign Relations (Member), Harvard Business School (Board of Dean’s Advisors), and Stanford Advisory Board (Member)

Chief Executive Officer
Citigroup Inc.
●Chief Executive Officer, Citigroup Inc. – February 26, 2021 to Present
●President of Citi – January 2021 to February 2021
●President of Citi and Chief Executive Officer, Global Consumer Banking - 2019 to 2020
●Chief Executive Officer, Citi Latin America – 2015 to 2019
●CEO, U.S. Consumer and Commercial Banking and CitiMortgage – 2013 to 2015
●Global Head of Citi Private Bank – 2009 to 2013
●Global Head of Strategy and Mergers & Acquisitions – 2007 to 2009

Skills and Qualifications
Ms. Fraser is an experienced financial services executive and finance professional, and has been nominated to serve on the Board because of her extensive experience and expertise in the areas of Corporate and Consumer Businesses, Financial Services, Human Capital Management, Institutional Business, Regulatory and Compliance, and Corporate Affairs. Ms. Fraser has gained leadership experience as the President of Citi, extensive consumer business experience as the CEO of Citi’s Global Consumer Banking business, and as the CEO of Citi’s U.S. Consumer and Commercial Banking and Mortgage businesses. She also has experience in global and institutional business operations as the CEO of Citi Latin America, and strategic planning experience as the Global Head of Strategy and Mergers & Acquisitions. With extensive knowledge and experience with both major business lines at Citi, as well as experience leading from the top of the house, Ms. Fraser is uniquely qualified to serve on the Board. In her previous role as President and in her current role as CEO of Citigroup Inc. she has gained extensive experience with Citi’s governance, regulatory interaction, human capital management, ESG initiatives, and Citi’s values and culture. She also brings significant risk management, regulatory, and international experience to our Board. The Board believes that Ms. Fraser, with her financial background, leadership and operational skills, and expertise in regulatory matters and banking, is a valuable resource for the Board.

Primary Qualifications
Consumer Business and Financial Services
Human Capital Management
International Business or Economics
Legal, Regulatory and Compliance

Citi 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS	57

Name and Age at
Record Date

Position, Principal Occupation, Business Experience and Directorships

Duncan P. Hennes Age: 65

Director of Citigroup
since 2013

Director of Citibank, N.A.
since 2013

Other Public Company Directorships:
RenaissanceRe Holdings Ltd.

Previous Directorships within the last five years:
None

Other Activities:
None

Co-Founder and Partner
Atrevida Partners, LLC
●Co-Founder and Partner, Atrevida Partners, LLC – June 2007 to Present
●Co-Founder and Partner, Promontory Financial Group – 2000 to 2006
●Chief Executive Officer, Soros Fund Management – 1999 to 2000
●Executive Vice President/Treasurer, Bankers Trust Corporation – 1987 to 1999
●Audit Manager, Arthur Andersen & Co. – 1979 to 1987

Skills and Qualifications
Mr. Hennes is an experienced financial services professional and has been nominated to serve on the Board because of his considerable expertise in the areas of Compensation, Financial Services, Risk Management, Financial Reporting, Institutional Business, and Regulatory and Compliance. Because Citi is an international financial services company with a significant institutional business and a need to ensure proper risk management, having an executive, like Mr. Hennes, with extensive institutional and risk management experience, enables the Board to provide knowledgeable oversight of its institutional business and its risk management function. In his role as the Co-Founder of Atrevida Partners, LLC and his prior experience at Promontory Financial Group and Bankers Trust Corporation, Mr. Hennes has developed wide-ranging skills and experience in financial services, regulatory compliance, corporate and investment banking, and securities and trading. While at Bankers Trust Corporation, Mr. Hennes was Chairman of Oversight Partners I, the consortium of 14 firms that participated in the equity recapitalization of Long-Term Capital Management. As the Chairman of Oversight Partners I, Mr. Hennes gained experience in credit and risk management, and personnel matters. In his capacity as CEO of Soros Fund Management, Mr. Hennes gained experience in investing, operational infrastructure, and trading, including arbitrage activities. Mr. Hennes’s experience as a Certified Public Accountant has also given him audit, financial reporting, and risk management expertise.

Primary Qualifications
Compensation
Institutional Business
Legal, Regulatory and Compliance
Risk Management

www.citigroup.com

58	PROPOSAL 1: ELECTION OF DIRECTORS

Name and Age at
Record Date

Position, Principal Occupation, Business Experience and Directorships

Peter B. Henry Age: 52

Director of Citigroup
since 2015

Director of Citibank, N.A.
since 2021

Other Public Company Directorships:
Nike, Inc.

Previous Directorships within the last five years:
General Electric Company

Other Activities:
National Bureau of Economic Research (Board), The Economic Club of New York (Board), Protiviti (Advisory Board) and Biospring Partners (Advisory Board)

Dean Emeritus and W. R. Berkley Professor of Economics and Finance, New York University, Leonard N. Stern School of Business
●Dean Emeritus and W. R. Berkley Professor of Economics and Finance, New York University, Leonard N. Stern School of Business – December 2017 to Present
●Dean, New York University, Leonard N. Stern School of Business – January 2010 to December 2017
●Faculty Member, Stanford University – 1997 to 2009
●Fellow, National Science Foundation – 1993 to 1996

Skills and Qualifications
Mr. Henry, a leading academic and seasoned international economist, has been nominated to serve on the Board because of his extensive expertise in the areas of International Business or Economics, Financial Services, Risk Management, Financial Reporting, Institutional Business, Human Capital Management, and Corporate Governance. As a renowned international economist, he shares important perspectives with the Board on emerging markets, which is a focus of Citi’s strategy. The experience he gained in his role as Dean of the Leonard N. Stern School of Business enables him to provide an important perspective to the Board’s discussions on public affairs, financial, and operational matters. As a member of the Board of Nike, Inc. and its Corporate Responsibility and Sustainability and Governance Committees, Mr. Henry has gained valuable insights about the consumer business environment, sustainability issues, and governance. Mr. Henry’s governmental advisory roles, including leadership of President Obama’s Transition Team’s review of international lending agencies and his service as an economic advisor to governments in developing and emerging markets, have given him valuable insights and perspectives on international business and financial services. Mr. Henry brings to the Board valuable insight in executive leadership at a large private university, including a robust understanding of the issues facing companies and governments in both mature and emerging markets around the world.

Primary Qualifications
Corporate Governance
ESG
Human Capital Management
International Business or Economics

Citi 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS	59

Name and Age at
Record Date

Position, Principal Occupation, Business Experience and Directorships

S. Leslie Ireland Age: 62

Director of Citigroup
since 2017

Director of Citibank, N.A.
since 2017

Other Public Company Directorships:
KnightSwan Acquisition Corp.

Previous Directorships within the last five years:
None

Other Activities:
The Stimson Center (Board) and Chubb Insurance (Cyber Advisory Board)

Former Assistant Secretary for Intelligence and Analysis, U.S. Department of the Treasury, and National Intelligence Manager for Threat Finance, Office of the Director of National Intelligence
●Assistant Secretary and Head of the Office of Intelligence and Analysis, U.S. Department of the Treasury – 2010 to 2016
●National Intelligence Manager for Threat Finance, Office of the Director of National Intelligence – 2010 to 2016
●President’s Daily Intelligence Briefer – 2008 to 2010
●Iran Mission Manager – 2005 to 2008
●Executive Advisor to the Director and Deputy Director on Central Intelligence, CIA – 2004 to 2005
●Various Leadership, Staff and Analytical positions (classified), CIA – 1985 to 2003

Skills and Qualifications
Ms. Ireland, former Assistant Secretary for Intelligence and Analysis for the U.S. Department of the Treasury and National Intelligence Manager for Threat Finance, brings to Citi significant knowledge and expertise from her career in financial intelligence and cybersecurity, both in the U.S. and internationally. Ms. Ireland has been nominated to serve on the Board because of her experience in the areas of Institutional Business and Economics, Operations and Technology, Regulatory and Compliance, and Risk Management. During her service to the U.S. Government, Ms. Ireland provided global economic and financial intelligence, developed and strengthened infrastructure to protect U.S. national security, and advised and oversaw financial intelligence processes. Ms. Ireland is able to offer unique insight and perspective to Citi’s Board on financial threats faced by organizations in the public and private sectors, including cybersecurity and money laundering. Ms. Ireland’s expertise in protecting IT systems from internal and external cybersecurity threats, and setting and evaluating organizational risks, helps enhance the Board’s oversight of cybersecurity and risk management practices.

Primary Qualifications
Cybersecurity and Data Management
International Business or Economics
Legal, Regulatory and Compliance
Risk Management

www.citigroup.com

60	PROPOSAL 1: ELECTION OF DIRECTORS

Name and Age at
Record Date

Position, Principal Occupation, Business Experience and Directorships

Renée J. James Age: 57

Director of Citigroup
since 2016

Other Public Company Directorships:
Oracle Corporation

Previous Directorships within the last five years:
Sabre Corporation and Vodafone Group Plc

Other Activities:
President’s National Security Telecommunications Advisory Committee (Prior Chair) and University of Oregon (Trustee)

Founder, Chairman and CEO, Ampere Computing
●Founder, Chairman and CEO, Ampere Computing – February 2018 to Present
●Operating Executive, The Carlyle Group – February 2016 to Present
●President, Intel Corporation – 2013 to 2016
●Executive Vice President of Intel– 2004 to 2013
●Group Vice President and General Manager, Software Development– 2001 to 2004
●Chief Operating Officer, Intel Online Solutions – 1999 to 2001
●Chief of Staff to Intel Founder, Chairman and CEO Andrew Grove – 1995 to 1999

Skills and Qualifications
Ms. James is a seasoned technology leader with broad international operations experience managing large-scale, complex global operations. An accomplished operational executive, Ms. James has been nominated to serve on the Board because of her expertise in the areas of Technology, Risk Management, Human Capital Management, and International and Consumer Businesses. Through her 28-year career as a technology executive at Intel and in her current role as Founder, Chairman and CEO of Ampere Computing, a private technology company, and her role as Operating Executive with the Media and Technology Practice at The Carlyle Group, as well as in her role on the National Security Telecommunications Advisory Committee to the President of the United States, Ms. James developed extensive expertise in cybersecurity and emerging technologies. These skills are particularly important to Citi as a member of an industry facing cyber threats and as a company embracing innovation and new technologies. Through her career at Intel and her service on the boards of other prominent international companies (Oracle Corporation, Sabre Corporation, and Vodafone Group Plc), Ms. James has had executive experience with consumer risk management and corporate governance issues.

Primary Qualifications
Consumer Business and Financial Services
Cybersecurity and Data Management
Human Capital Management
Risk Management

Citi 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS	61

Name and Age at
Record Date

Position, Principal Occupation, Business Experience and Directorships

Gary M. Reiner Age: 67
Director of Citigroup since 2013 Other Public Company Directorships: Hewlett Packard Enterprise Company Previous Directorships within the last five years: Box Inc. Other Activities: None
Operating Partner General Atlantic LLC
●Operating Partner, General Atlantic LLC – September 2010 to Present
●Senior Vice President and Chief Information Officer, General Electric Company – 1996 to 2010
●Partner, Boston Consulting Group – 1986 to 1991

Skills and Qualifications
Mr. Reiner is an experienced executive and has been nominated to serve on the Board because of his experience in the areas of Operations and Technology, Financial Reporting, Compensation, Corporate Governance, and International and Consumer Businesses. In his current role as Operating Partner of General Atlantic LLC, he has continued to broaden his considerable expertise in technology and management. Through his tenure as Chief Information Officer at General Electric, Mr. Reiner gained extensive experience in the management of a large, complex, multinational operation, developing technology innovations, strategic planning, and marketing to an international consumer and institutional customer base. He also has significant knowledge and insight in information technology through his many years of service as a partner of Boston Consulting Group, where he focused on strategic issues for technology businesses and in advising on cybersecurity issues. Mr. Reiner’s expertise as an innovative technology leader assists Citi in meeting the operational, technology, and cybersecurity challenges inherent in operating a financial services company in the 21st century. Through his service on the Hewlett Packard Board of Directors, Mr. Reiner has developed additional leadership, sustainability and corporate governance expertise as the Chair of its Nominating, Governance and Social Responsibility Committee.

Primary Qualifications
Compensation
Consumer Business and Financial Services
Cybersecurity and Data Management
International Business or Economics

www.citigroup.com

62	Proposal 1: Election of Directors

Name and Age at
Record Date

Position, Principal Occupation, Business Experience and Directorships

Diana L. Taylor Age: 67

Director of Citigroup
since 2009

Director of Citibank, N.A.
since 2020

Other Public Company Directorships:
Brookfield Asset Management

Previous Directorships within the last five years:
Sotheby's

Other Activities:
Accion (Chair), Columbia Business School (Board of Overseers), Girls Educational & Mentoring Services (GEMS) (Member), Friends of Hudson River Park (Chair), Ideas42, Mailman School of Public Health (Board of Overseers), The Economic Club of New York, Council on Foreign Relations (Member), Hot Bread Kitchen (Board Chair), Cold Spring Harbor Lab (Member) and New York City Ballet (Board Chair)

Former Superintendent of Banks, State of New York
●Vice Chair, Solera Capital LLC – July 2014 to 2018
●Managing Director, Wolfensohn Fund Management, L.P. – 2007 to 2014
●Superintendent of Banks, State of New York – 2003 to 2007
●Deputy Secretary, Governor Pataki, State of New York – 2002 to 2003
●Chief Financial Officer, Long Island Power Authority – 2001 to 2002
●Vice President, KeySpan Energy – 1999 to 2001
●Assistant Secretary, Governor Pataki, State of New York – 1996 to 1999
●Executive Vice President, Muriel Siebert & Company – 1993 to 1994
●President, M.R. Beal & Company – 1988 to 1993 and 1995 to 1996

Skills and Qualifications
Ms. Taylor is an experienced financial services executive and regulator and has been nominated to serve on the Board because of her wide-ranging experience in the areas of Financial Services, Institutional Business, Regulatory and Compliance, Risk Management, Compensation, Corporate Governance, and Sustainability. Citi’s Board provides oversight of Citi’s banking businesses and regulatory relationship, areas where Ms. Taylor is highly skilled; it also provides oversight of Citi’s compensation programs and governance, including public affairs matters, where Ms. Taylor is able to use her valuable perspective to enhance the Board’s oversight. Ms. Taylor has broad bank regulatory and risk management experience, having served as the Superintendent of Banks for the New York State Banking Department. Her financial services and corporate business experience includes in-depth private equity, fund management, and investment banking experience as a Vice Chair at Solera Capital LLC and as a Managing Director of Wolfensohn Fund Management, L.P., a fund manager; and Founding Partner and President of M.R. Beal & Company, a full-service investment banking firm. Ms. Taylor also served as Chief Financial Officer of the Long Island Power Authority. In addition, through her work on the Sotheby’s Compensation Committee, the Brookfield Properties Governance Committee, as chair of Accion and former chair of the New York Women’s Foundation and the YMCA of Greater New York, Ms. Taylor has gained additional knowledge in corporate affairs, corporate governance, financial reporting, compensation, and legal matters.

Primary Qualifications
Compensation
Corporate Governance
ESG
Legal, Regulatory and Compliance

Citi 2022 Proxy Statement

Proposal 1: Election of Directors	63

Name and Age at
Record Date

Position, Principal Occupation, Business Experience and Directorships

James S. Turley Age: 66

Director of Citigroup
since 2013

Director of Citibank, N.A.
since 2013

Other Public Company Directorships:
Emerson Electric Co., Northrop Grumman Corporation and Precigen, Inc.

Previous Directorships within the last five years:
None

Other Activities:
Boy Scouts of America (past Chair), Municipal Theatre Association of St. Louis (Board Chair), and Forest Park Forever (Board Member)

Former Chairman and CEO Ernst & Young ●Chairman and CEO, Ernst & Young – 2001 to June 2013 ●Regional Managing Partner, Ernst & Young – 1994 to 2001
Skills and Qualifications
Mr. Turley, the retired Global Chair and CEO of Ernst & Young, brings to Citi his insights and expertise from his exceptional career in the accounting profession, both in the U.S. and internationally, as well as his executive experience from leading a major public accounting firm. Mr. Turley has been nominated to serve on the Board because of his extensive knowledge and expertise in the areas of Financial Reporting, Corporate Affairs, International Business, Human Capital Management, Legal, Regulatory and Compliance, and Risk Management. As Chair of the Audit Committee and a member of the Risk Management Committee, Mr. Turley adds significant value to the Board’s oversight of financial reporting, regulatory matters, compliance, internal audit, legal issues, and risk management. Having served as Chair and CEO of Ernst & Young, he has developed significant expertise in the areas of compensation, litigation, and corporate governance. Mr. Turley, the former Chairman of the Board of Catalyst, is recognized as a champion of diversity, having received the prestigious Crystal Leadership Award for his support of equal marketplace access for women and the groundbreaking programs he oversaw at Ernst & Young that enable the strategic development of women-owned businesses, and provides guidance to Citi on diversity matters as well.

Primary Qualifications
Financial Reporting
Human Capital Management
Legal, Regulatory and Compliance
Risk Management

www.citigroup.com

64	Proposal 1: Election of Directors

Directors’ Compensation

The key objectives of our Director Compensation Program are to attract qualified talent, provide pay that is commensurate with the substantial time commitment associated with service, and to foster commonality of interest between Board members and our stockholders.

Directors’ compensation is determined by the Board and the Nomination, Governance and Public Affairs Committee makes recommendations to the Board based on periodic benchmarking assessments and advice received from FW Cook, its independent advisor. In making recommendations to the Board, the Committee considers the competitive positioning of the aggregate and individual components of compensation, as well as the mix of pay and structure versus both direct competitors and other comparable organizations. The Committee also considers the unique skill set required to serve on our Board and the intense time commitment associated with preparation for and attendance at meetings of the Board and its committees as well as external commitments, such as engagement with our stockholders and regulators. Since our initial public offering in 1986, Citi has paid outside Directors all or a portion of their compensation in common stock to ensure that the Directors have an ownership interest in common with other stockholders.

Annual Cash Retainer and Deferred Stock Award

Non-employee Directors receive an annual cash retainer of $75,000 and a deferred stock award valued at $150,000. The deferred stock award is generally granted on the same date that annual incentives are granted to the senior executives. In the event a Director retires or resigns from the Board in the year for which an award is granted before attaining age 72, a pro rata portion of the award is forfeited, based on the number of full or partial calendar quarters served. The deferred stock award generally becomes distributable on the second anniversary of the date of the grant, and Directors may elect to defer receipt of the award beyond that date.

Fees for Service on Citi’s Board Committees, Citibank’s Board, and other Board Service

●A Citi Director who serves as Chair of the Audit Committee, Personnel and Compensation Committee, Risk Management Committee or certain ad hoc committees is entitled to an annual $50,000 Committee Chair Fee per committee. A Director who serves as Chair of any other Committee or certain ad hoc committees is entitled to an annual $35,000 Committee Chair Fee per committee. A Citi Director who serves as a member of the Audit Committee, Personnel and Compensation Committee, Risk Management Committee or certain ad hoc committees is entitled to an annual $30,000 Committee Fee per committee. A Citi Director who serves as a member of the Ethics, Conduct and Culture Committee, and the Nomination, Governance and Public Affairs Committee, or certain ad hoc committees is entitled to an annual $15,000 Committee Fee per committee. Directors also receive compensation for their service on the Transformation Oversight Committee. The Transformation Oversight Committee is an ad hoc committee. The Chair is entitled to an annual $50,000 Committee Chair Fee and each member is entitled to an annual $30,000 Committee Fee. Directors are permitted to receive all or a part of their Committee Fee(s) and Committee Chair Fee(s) in common stock.
●Mses. Dailey, Desoer, Fraser, Ireland, and Taylor and Messrs. Hennes, Henry and Turley serve on Citibank’s Board of Directors. Each non-employee Director of Citibank is entitled to receive $25,000 as an annual cash retainer. The Chair of Citibank’s Board is entitled to an annual $50,000 Chair Fee.
●Citi reimburses its Board members for expenses incurred in attending Board and Committee meetings or performing other services for Citi in their capacities as Directors. Such expenses include food, lodging, and transportation.
●All Annual Retainers, Committee Fees, and Committee Chair Fees for Citi and Citibank are paid in four equal quarterly installments per annum. These fees are reported in the Non-Employee Director Compensation table on pages 66-67.
●Ms. Taylor serves on the Board of Citigroup Global Markets Limited, an international subsidiary Board of Citi.

Citi 2022 Proxy Statement

Proposal 1: Election of Directors	65

Chair Compensation

Since Mr. Dugan’s initial appointment as Citi’s Chair in 2019, his annual total compensation from Citi has been $725,000. The Board believes this amount is appropriate in light of the virtually full-time nature of the Chair’s responsibilities, Mr. Dugan’s extensive experience and knowledge of the regulatory environment, and the compensation paid for similar roles among direct competitors, including U.S. and non-U.S. banks as well as other high-profile global organizations. Since October of 2020, Mr. Dugan has also played an active and important role in connection with Citi’s Transformation Program, including chairing the Transformation Oversight Committee, as Citi seeks to drive excellence in its risk and control environment, operations, and service to clients.

The components of Mr. Dugan’s compensation include a Chair Fee of $500,000 and the Retainer and Deferred Stock Award of $225,000 that all Directors receive. These amounts remain unchanged from the amounts approved prior to Mr. Dugan’s appointment as Chair. While Mr. Dugan actively participates in the four Board Committees of which he is a member — Audit; Nomination, Governance and Public Affairs; Personnel and Compensation; and Risk Management — as well as certain ad hoc committees of which he is a member, and regularly attends meetings of the Committees of which he is not a member, he waives all Committee Fees to which he is entitled.

What We Do	What We Don’t Do
✓Citi’s Director Compensation Program is primarily equity based.
✓Directors have a robust Stock Ownership Commitment.
✓The maximum number of shares subject to awards to an individual Director in a calendar year, taken together with any cash fees paid during the calendar year to the Director for services as a member of the Board, may not exceed $1 million in value. While the Board may approve a higher limit for the non-Executive Chair, as noted above, amounts to be paid to the Chair are substantially below the $1 million cap.

✕Directors who are employees of Citi or its subsidiaries do not receive any compensation for their services as Directors.
✕Directors are not paid Meeting Fees.
✕Citi does not offer a Retirement Program for its Directors.
✕Directors are not permitted to hedge or pledge their Citi common stock or to engage in speculative trading in Citi's common stock. For more information on hedging, please see Citi’s Hedging Policies on pages 41-42.

www.citigroup.com

66	PROPOSAL 1: ELECTION OF DIRECTORS

The following table provides information on 2021 compensation for non-employee Directors:

2021 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Ellen M. Costello	$267,917	$150,000	$417,917
Grace E. Dailey	$251,667	$150,000	$401,667
Barbara J. Desoer	$292,500	$150,000	$442,500
John C. Dugan	$575,000	$150,000	$725,000
Duncan P. Hennes	$310,833	$150,000	$460,833
Peter B. Henry	$215,417	$150,000	$365,417
S. Leslie Ireland	$180,000	$150,000	$330,000
Lew W. (Jay) Jacobs, IV	$249,167	$150,000	$399,167
Renée J. James	$196,250	$150,000	$346,250
Gary M. Reiner	$167,084	$150,000	$317,084
Diana L. Taylor	$326,667	$150,000	$476,667
James S. Turley	$265,417	$150,000	$415,417
Deborah C. Wright	$167,500	$150,000	$317,500
Alexander R. Wynaendts*	$302,500	$150,000	$452,500
Ernesto Zedillo Ponce de Leon	$142,500	$150,000	$292,500

*	Mr. Wynaendts resigned from Citi's Board on November 19, 2021.

(1)	Directors may elect to receive all or a portion of the cash retainer in the form of Citi common stock and may elect to defer receipt of Citi common stock. Certain Directors elected to defer receipt of the shares. Ms. Costello elected to receive all of her Citigroup 2021 cash retainer and Committee Fees in deferred stock as represented in the chart below. Mr. Dugan elected to split his Chair Fee with 50% in deferred stock and 50% in cash. Messrs. Henry, Jacobs and Reiner elected to receive their cash retainers in stock (100%), but did not elect to defer receipt of their retainers; therefore, their 2,799, 3,545, and 2,383 shares, respectively, were distributed to them quarterly on January 1, April 1, July 1, and October 1. The price used to determine the number of shares awarded was the average consolidated NYSE closing price of Citigroup common stock for the first 10 days of the last month of the quarter.

	Fees Paid Currently in Cash ($)	Deferred Fees To be Paid in Stock
Name		Number of Units	Value of Units
Ellen M. Costello	$6,250	3,733	$261,667
Grace E. Dailey	$251,667	—	—
Barbara J. Desoer	$292,500	—	—
John C. Dugan	$325,000	3,566	$250,000
Duncan P. Hennes	$310,833	—	—
Peter B. Henry	$18,750	—	—
S. Leslie Ireland	$180,000	—	—
Lew W. (Jay) Jacobs, IV	—	—	—
Renée J. James	$196,250	—	—
Gary M. Reiner	—	—	—
Diana L. Taylor	$326,667	—	—
James S. Turley	$265,417	—	—
Deborah C. Wright	$167,500	—	—
Alexander R. Wynaendts*	$302,500	—	—
Ernesto Zedillo Ponce de Leon	$142,500	—	—

Citi 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS	67

(2)	The values in this column represent the aggregate grant date fair values of the 2021 Deferred Stock Awards as computed in accordance with ASC 718. The number of deferred shares paid to each director is the grant date fair value based on a grant date of February 11, 2021 and dividing the grant date fair value of the award by a grant price determined by the average NYSE closing prices of Citi’s common stock on the immediately preceding five trading days. The amounts in the chart below represent Deferred Stock Awards only and not shares awarded in lieu of the cash retainer and/or Chair or Committee Chair Fees. The grant date fair value of the Deferred Stock Awards is set forth below:

Name	Deferred Stock Granted in 2021 (#)	Grant Date Fair Value ($)
Ellen M. Costello	2,378.0836	$150,000
Grace E. Dailey	2,378.0836	$150,000
Barbara J. Desoer	2,378.0836	$150,000
John C. Dugan	2,378.0836	$150,000
Duncan P. Hennes	2,378.0836	$150,000
Peter B. Henry	2,378.0836	$150,000
S. Leslie Ireland	2,378.0836	$150,000
Lew W. (Jay) Jacobs, IV	2,378.0836	$150,000
Renée J. James	2,378.0836	$150,000
Gary M. Reiner	2,378.0836	$150,000
Diana L. Taylor	2,378.0836	$150,000
James S. Turley	2,378.0836	$150,000
Deborah C. Wright	2,378.0836	$150,000
Alexander R. Wynaendts*	2,378.0836	$150,000
Ernesto Zedillo Ponce de Leon	2,378.0836	$150,000

The aggregate number of shares of deferred stock outstanding for each Director at the end of 2021 was:

Name	Number of Shares
Ellen M. Costello	37,012
Grace E. Dailey	4,443
Barbara J. Desoer	4,278
John C. Dugan	16,610
Duncan P. Hennes	23,778
Peter B. Henry	30,116
S. Leslie Ireland	9,883
Lew W. (Jay) Jacobs, IV	4,443
Renée J. James	16,870
Gary M. Reiner	4,278
Diana L. Taylor	41,803
James S. Turley	23,778
Deborah C. Wright	4,443
Alexander Wynaendts*	4,443
Ernesto Zedillo Ponce de Leon	40,254

www.citigroup.com

68

Audit Committee Report

The Audit Committee (“Committee”) operates under a charter that specifies the scope of the Committee’s responsibilities and how it carries out those responsibilities.

The Board of Directors has determined that all seven members of the Committee are independent based upon the standards adopted by the Board, which incorporate the independence requirements under applicable laws, rules and regulations.

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. KPMG LLP, Citigroup’s independent registered public accounting firm (“independent auditors”) is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The Committee’s responsibility is to monitor and oversee these processes and procedures. The members of the Committee are not professionally engaged in the practice of accounting or auditing and are not professionals in these fields. The Committee relies, without independent verification, on the information provided to it and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also relies on the opinions of the independent auditors of the consolidated financial statements and the effectiveness of internal control over financial reporting.

The Committee’s meetings facilitate communication among the members of the Committee, management, the internal auditors, and Citigroup’s independent auditors. The Committee separately met with each of the internal and independent auditors with and without management, to discuss the results of their examinations and their observations and recommendations regarding Citigroup’s internal controls. The Committee discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB.

The Committee reviewed and discussed the audited consolidated financial statements of Citigroup as of and for the year ended December 31, 2021 with management, the internal auditors, and Citigroup’s independent auditors.

The Committee has received the written disclosures required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence.” The Committee discussed with the independent auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence.

The Committee has reviewed and approved the amount of fees paid to the independent auditors for audit, audit-related and tax compliance and other services. The Committee concluded that the provision of services by the independent auditors did not impair their independence.

Based on the above-mentioned review and discussions, and subject to the limitations on our role and responsibilities described above and in the Committee charter, the Committee recommended to the Board that Citigroup’s audited consolidated financial statements be included in Citigroup’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

The Audit Committee:

James S. Turley (Chair)
Ellen M. Costello
Grace E. Dailey
John C. Dugan
Duncan P. Hennes
Renée J. James
Deborah C. Wright

Dated: March 9, 2022

Citi 2022 Proxy Statement

69

Proposal 2: Ratification of Selection of Independent Registered Public Accountants

The Audit Committee has selected KPMG LLP (KPMG) as Citi’s independent registered public accountants for 2022. KPMG has served as the independent registered public accounting firm for Citi and its predecessors since 1969.

Arrangements have been made for representatives of KPMG to attend the 2022 Annual Meeting. The representatives will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate stockholder questions.

Disclosure of Independent Registered Public Accountants Fees

The following is a description of the fees earned by KPMG for services rendered to Citi for the years ended December 31, 2020 and 2021:

	2021	2020
	(in millions of dollars)
Audit Fees	$72.9	$70.6
Audit-Related Fees	$21.3	$23.0
Tax Fees	$5.9	$5.0
All Other Fees	$0.0	$0.0
Total Fees	$100.1	$98.6

Audit Fees

This includes fees earned by KPMG in connection with the annual integrated audits of Citi’s consolidated financial statements and internal control over financial reporting under Sarbanes-Oxley Section 404, audits of subsidiary financial statements, comfort letters and consents related to SEC registration statements and other capital-raising activities and certain reports relating to Citi’s regulatory filings, reports on internal control reviews required by regulators, evaluation of accounting for completed transactions, and reviews of Citi’s interim financial statements.

Audit-Related Fees

This includes fees for services performed by KPMG that are closely related to audits and in many cases could only be provided by our independent registered public accounting firm. Such services may include accounting consultations, internal control reviews not required by regulators, securitization-related services, employee benefit plan audits, certain attestation services as well as certain agreed upon procedures, and due diligence services related to contemplated mergers and acquisitions.

Tax Fees

This includes preparation and review of corporate tax returns, expense allocation reports for tax purposes, and other tax compliance services.

All Other Fees

Citi engaged KPMG for one service in 2020 and 2021 classified under “All Other Fees.” The aggregate fee amount of $10,393 is included in the total amount; however, due to rounding, this fee is not represented in the “All Other Fees” column.

www.citigroup.com

70	PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Approval of Independent Registered Public Accountants Services and Fees

Citi’s Audit Committee has reviewed and approved all fees earned in 2020 and 2021 by Citi’s independent registered public accountants and actively monitored the relationship between audit and non-audit services provided. The Audit Committee has concluded that the fees earned by KPMG were consistent with the maintenance of the external auditors’ independence in the conduct of its auditing functions.

The Audit Committee must pre-approve all services provided and fees earned by Citi’s independent registered public accountants. The Audit Committee annually considers the provision of audit services and, if appropriate, pre-approves certain defined audit fees, audit-related fees, and tax-compliance fees with specific dollar-value limits for each category of service. The Audit Committee also considers on a case-by-case basis specific engagements that are not otherwise pre-approved (e.g., internal control and certain tax compliance engagements) or that exceed pre-approved fee amounts. On an interim basis, any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Chair of the Audit Committee for approval and to the full Audit Committee at its next regular meeting.

The Accounting Firm Engagement Standard is the primary basis upon which management ensures the independence of its independent registered public accounting firm. Administration of the Standard is centralized in, and monitored by, Citi Senior Financial Management, which reports KPMG’s engagements throughout the year to the Audit Committee. The Standard also includes limitations on the hiring of KPMG partners and other professionals to ensure that Citi satisfies applicable auditor independence rules.

As in prior years, Citi and its Audit Committee have engaged in a review of KPMG in connection with the Audit Committee’s consideration of whether to recommend that stockholders ratify the selection of KPMG as Citi’s independent auditor for the following year. In that review, the Audit Committee considers both the continued independence of KPMG and whether retaining KPMG is in the best interests of Citi and its stockholders. Citi’s management prepares an annual assessment of KPMG for the Audit Committee that includes (i) the results of a management survey of KPMG’s overall performance; (ii) an analysis of KPMG’s known legal risks and significant proceedings that may impair KPMG’s ability to perform Citi’s annual audit; and (iii) KPMG’s fees and services provided to Citi both on an absolute basis, noting, of course, that KPMG does not provide any non-audit services, other than those described in the Proxy Statement, to Citi, and compared to services provided by other auditing firms to peer institutions. In addition, KPMG reviews with the Audit Committee its analysis of its independence in accordance with the Accounting Firm Engagement Standard and PCAOB Rule 3526. In performing its analysis, the Audit Committee considered the length of time KPMG has been Citi’s independent auditor, the breadth and complexity of Citi’s business and its global footprint and the resulting demands placed on its auditing firm in terms of expertise in Citi’s businesses, the quantity and quality of staff, and global reach. The Audit Committee recognized the ability of KPMG to provide both the necessary expertise to audit Citi’s business and the matching global footprint to audit Citi worldwide and other factors, including the policies that KPMG follows with respect to rotation of the key audit personnel, so that there is a new partner-in-charge at least every five years. Citi’s Audit Committee oversees the process for, and ultimately approves, the selection of the independent auditor’s lead engagement partner at the five-year mandatory rotation period. At the Audit Committee’s instruction, KPMG selects candidates to be considered for the lead engagement partner role, who are then interviewed by members of Citi’s senior management. After considering the candidates recommended by KPMG, senior management makes a recommendation to the Audit Committee regarding the new lead engagement partner. After discussing the qualifications of the proposed lead engagement partner with the current lead engagement partner and senior leadership of KPMG, the members of the Audit Committee, individually and/ or as a group, interview the leading candidate. The Audit Committee then considers the appointment and votes as an Audit Committee on the selection. The Audit Committee also reviewed external data on audit quality and performance, including recent PCAOB reports on KPMG and its peer firms. Based on the results of its review this year, the Audit Committee concluded that KPMG is independent and that it is in the best interests of Citi and its investors to appoint KPMG to serve as Citi’s independent registered accounting firm for 2022.

Board Recommendation The Board recommends a vote FOR Proposal 2, which is the ratification of KPMG as Citi’s independent registered public accountants for 2022.

Citi 2022 Proxy Statement

71

Proposal 3: Advisory Vote to Approve Our 2021 Executive Compensation

We are seeking a nonbinding, advisory vote approving the compensation of our named executive officers disclosed in this Proxy Statement, as required by Section 14A and Rule 14a-21(a) of the Securities Exchange Act of 1934. We ask for this advisory vote annually. You are asked to vote on the following nonbinding advisory resolution:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.

Board Recommendation The Board recommends a vote FOR Proposal 3, which is advisory approval of our executive compensation as disclosed in this Proxy Statement.

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis is organized into the following sections:

●	2021 Named Executive Officer Annual Compensation (page 72)
●	2021 Named Executive Officer Long-Term Transformation Performance Bonus Program (pages 73-74)
●	Performance
●	Financial (pages 74-76)
●	Risk and Control Management (page 76)
●	Leadership (page 77)
●	Client and Franchise (pages 77-79)
●	Philosophy and Framework
●	Elements of Annual Compensation (pages 80-81)
●	Our Process (pages 81-85)
●	Stockholder Engagement (pages 85-86)
●	Risk- and Control-Related Aspects of our Compensation Program (pages 86-88)
●	Decisions
●	Named Executive Officer Performance Assessments (pages 89-95)
●	Performance Share Units (pages 96-97)
●	Deferred Stock Awards (page 97)
●	Additional Compensation Practices (page 98)

The 2021 Summary Compensation Table, and accompanying tables and narrative disclosure, follow this Compensation Discussion and Analysis, beginning on page 99.

Non-GAAP financial measures referred to in this Proposal 3 are identified in Annex A. Annex A includes an explanation of how such measures are determined from GAAP measures.

www.citigroup.com

72	PROPOSAL 3: ADVISORY VOTE TO APPROVE OUR 2021 EXECUTIVE COMPENSATION

2021 Named Executive Officer Annual Compensation

The Compensation Committee approved the annual compensation described below for our named executive officers for 2021 performance:

	1	2	3	4	5
Name(1)	Base Salary(2)	Cash Bonus(2)	Performance Share Units(3)	Deferred Stock(3)	Annual Compensation for 2021 (Sum of Columns 1-4)(4)
Jane Fraser	$1,333,333	$6,350,000	$10,583,334	$4,233,333	$22,500,000
Mark Mason	$750,000	$4,644,000	$3,483,000	$3,483,000	$12,360,000
Paco Ybarra(5)	$8,973,981	—	$5,406,646	$6,608,123	$20,988,750
Peter Babej	$750,000	$3,900,000	$2,925,000	$2,925,000	$10,500,000
Ernesto Torres Cantú	$750,000	$4,140,000	$3,105,000	$3,105,000	$11,100,000

(1)	Omits Michael Corbat, who retired as our CEO in February 2021.
(2)	Reported in the Summary Compensation Table for 2021.
(3)	In accordance with SEC rules, these awards are not reported in the 2021 Summary Compensation Table. They may be reportable in the Summary Compensation Table for 2022 or subsequent years. For 2021, Mr. Ybarra’s compensation reported in column 4 above will be paid as a Deferred Cash Award, consistent with prior years, for regulatory reasons. We expect that will change beginning in 2022, subject to regulatory review.
(4)	This table does not include awards made during 2021 under our long-term performance-based Transformation bonus program, which is described on pages 73-74.
(5)	Mr. Ybarra is employed in our London office and his compensation is designed to comply with U.K. and E.U. requirements. Accordingly, his entire incentive award is deferred, and there is no immediate cash bonus component. Also, for 2021, his compensation in column 3 above will be paid as a Deferred Cash Award, consistent with prior years. We expect that will change beginning in 2022, subject to regulatory review. Finally, his compensation in column 1 above consists of a combination of base salary and a fixed role-based allowance based on certain guidelines related to the significance of his role. Each year the Compensation Committee considers the appropriate split between those components. His compensation is converted from British pounds to U.S. dollars at the rate of 1.3806125 dollars per pound.

Two principal considerations shaped the overall perspective of the Compensation Committee concerning 2021 pay decisions. First, Citi is in a transitional and transformational period. Ms. Fraser took over as CEO in 2021 following a thorough succession process. Our successful CEO succession from within our own management ranks facilitated a smooth and effective transition, both in respect of our strategic refresh and implementation of our compensation philosophy. Ms. Fraser quickly made a series of important strategic decisions, including the refresh of our consumer strategy in Asia, Europe and the Middle East, our intention to focus our franchise in Mexico on our Institutional and Private Bank franchises and our internal restructuring and formation of our new Global Wealth Management Team. In addition, as we have said previously, the Consent Orders highlighted our need to transform aspects of our risk and control environment and culture. Second, the Compensation Committee balanced three critical factors: disappointing stockholder returns for 2021, solid financial results and the need to retain leadership in a competitive market environment. The combination of the foregoing presented the Compensation Committee with some challenging choices, but led to results that the Compensation Committee believes are consistent with our pay for performance philosophy and with the use of our compensation programs to support our competitive needs while incentivizing prudent risk-taking behaviors.

The above table is not intended to be a substitute for the reporting of compensation in accordance with SEC rules as shown in the 2021 Summary Compensation Table beginning on page 99.

Citi 2022 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE OUR 2021 EXECUTIVE COMPENSATION	73

2021 Named Executive Officer Long-Term Transformation Performance Bonus Program

In connection with the Consent Orders, Citi commenced a Transformation Program across the firm to drive excellence in its risk and control environment, its operations and its service to clients. Colleagues at all levels are expected to play an active role in achieving these standards, and senior leaders are accountable for driving progress.

To incentivize effective execution in connection with the Consent Order programs and to drive change in Citi’s risk and control environment and culture, in August 2021 the Compensation Committee approved a long-term performance-based bonus program (the Transformation Bonus Program). Because of its specific focus, and in light of the critical importance of the Transformation Program to our stockholders and other stakeholders, the Transformation Bonus Program:

●	contains a different balance of metrics and other design features than our regular compensation program. In particular, it does not consider financial performance metrics in determining payouts, which would dilute the strong incentive intended to be created. We intend for this program to provide a simple, clear and strong message that success is defined by a change in Citi’s risk and control environment and culture.
●	provides for payment only to employees who remain employed through a specified vesting date, without regard to the reason for termination of employment. This feature of the program is designed to provide a similarly simple, clear and strong message that continued collective delivery is essential to success in this effort, and therefore is a payment condition.
●	focuses on collective performance against Transformation Program goals. The baseline payout percentage will be generally consistent across all participants.

Citi’s compensation philosophy includes the accountability senior leaders at the firm have – individually and collectively – to meet the milestones required for a successful Transformation Program. Under the Transformation Bonus Program, senior leaders will have the opportunity to benefit from the achievement of Citi’s Transformation goals. Lack of sufficient progress will negatively affect the compensation of senior leaders in various ways, including potential loss of the benefit under the Transformation Bonus Program entirely.

As noted above, since the Transformation Bonus Program is specifically designed to incentivize change in Citi’s risk and control environment and culture, it does not consider financial performance metrics in determining payouts. However, half of the payout is tied to Citi’s stock price over the full multi-year performance period. This feature of the program’s design recognizes the fact that the transformation of our risk and control environment is absolutely a key stockholder interest. This feature aligns the interests of our key employees with the bottom line interest of our stockholders.

Under the Transformation Bonus Program, our named executive officers other than Ms. Fraser each have the opportunity to earn up to $5 million of additional compensation based on the achievement of Citi’s Transformation goals from August 2021 through December 2024 and satisfaction of other performance conditions. Actual payouts will reflect the collective performance in respect of Citi’s Transformation goals over this performance period, divided into three parts, with payment allocated as follows: 25% in February 2023, 25% in February 2024 and 50% February 2025.

The Transformation Bonus Program also applies to approximately 250 other senior leaders who are critical to helping deliver a successful Transformation. The amount of such participants’ potential bonuses will depend on their individual compensation levels.

The portion of the target bonus, if any, that the executives earn is tied to the following Citi-wide non-financial performance metrics applied as appropriate over the entire multi-year performance period:

●	submission of suitable transformation plans to Citi’s regulators in the U.S.;
●	timely execution of required interim measures;
●	timely execution of the highest-priority risk-reduction Transformation Program components; and
●	sustainable outcomes in program execution, resourcing, risk reduction and data governance.

www.citigroup.com

74	PROPOSAL 3: ADVISORY VOTE TO APPROVE OUR 2021 EXECUTIVE COMPENSATION

In addition, demonstrable, quality individual leadership in all job specific aspects of the Transformation Program is considered as a performance threshold. In other words, the ability to earn any payout under this program is predicated on a favorable individual leadership assessment.

Earned awards may be less than but not greater than target. The Compensation Committee will evaluate performance against these measures, with the baseline payout percentage being generally consistent across all participants.

Payment representing 50% of award value will be indexed to changes in the value of Citi’s common stock from the award date through the payment date. Cancellation and clawback is provided for in the event of misconduct and certain other circumstances.

Performance

The following summarizes highlights of Company performance in 2021 in respect of our four performance pillars. Discussion of the performance of each of the named executive officers individually in respect of each pillar is on pages 89-95.

Financial

The following financial performance highlights were considered by the Compensation Committee when awarding executive incentive pay for 2021. In making compensation determinations, our Compensation Committee takes into account additional financial metrics for each individual named executive officer, as described below.

INVESTOR CAPITAL

Our vision for Citi is to be the preeminent bank for institutions with cross-border needs, a global leader in wealth, and a major player in consumer payments and lending in the home market. We are making management reporting changes to align with our vision and strategy, including to assist us in decisions about resources and capital allocation and to assess business performance.

In the first quarter of 2022, we will revise our financial reporting structure to align with these management reporting changes to enable investors and others to better understand the performance and value of our businesses:

●

First, we are creating a Personal Banking and Wealth Management segment. It will consist of two distinct reporting units: U.S. Personal Banking businesses and a Global Wealth Management business, which will include the private bank.

●

Second, with respect to our Institutional Clients Group, we will begin reporting under three reporting units: Services, Banking and Markets. Services will include treasury and trade solutions and securities services, reflecting the importance of these businesses to our future. These businesses are foundational to Citi given their global footprint and full suite of product offerings.

●

Finally, we are creating Legacy Franchises, a segment that will consist of all the businesses we intend to exit, including our remaining legacy Holdings assets. We have substantial experience in managing businesses that are being divested and have established a dedicated team to manage this segment. This will enable the management teams leading our other segments to focus on executing Citi’s strategy.

Citi 2022 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE OUR 2021 EXECUTIVE COMPENSATION	75

The following table summarizes Citi’s reporting structure during 2021 and its new 2022 financial reporting structure:

Current Reporting Structure as of 2021
Institutional Clients Group
Markets
Equity Markets
Fixed Income Markets
Securities Services
Banking
Treasury & Trade Solutions
Investment Banking
Corporate Lending
Private Bank
Global Consumer Banking
North America
Branded Cards
Retail Services
Retail Banking
Asia
Branded Cards
Retail Banking
Latin America
Branded Cards
Retail Banking
Corporate/Other
New Reporting Structure Effective in 2022
Institutional Clients Group
Services
Treasury & Trade Solutions
Securities Services
Markets
Equity Markets
Fixed Income Markets
Banking
Investment Banking
Corporate Lending
Personal Banking & Wealth Management
U.S. Personal Banking
Branded Cards
Retail Services
Retail Banking
Global Wealth Management
Private Bank
Wealth Management
Legacy Franchises
Asia Consumer
Mexico Consumer, Small Business & Middle-Market Banking
Legacy Holdings Assets
Corporate/Other

We had disappointing absolute and relative shareholder returns in 2021. For the one-, three- and five-year periods ending with 2021 our total shareholder returns have been 1.0%, 29.4% and 17.6%, respectively. Our 2021 financial performance highlights included:

●

Full year revenues of $71.9B, down 5% from 2020 as strength in investment banking, equity markets, the private bank and securities services in our Institutional Clients Group was more than offset by normalization in market activity in fixed income markets within the Institutional Clients Group, as well as the impact of lower deposit spreads and card loans across Global Consumer Banking.

●

Net income to common stockholders for the full year of $20.9 billion, up from $10.0 billion in 2020, primarily reflecting an allowance for credit loss (ACL) release driven by continued improvement in both the macroeconomic environment and portfolio credit quality.

●	We generated RoTCE of 13.4%, which equates to 14.4% excluding Asia-related divestiture impacts, up from 6.6% in 2020.
●	Full year earnings per share of $10.14, up from $4.72 in 2020.
●

We continued to optimize our capital base while supporting customers, clients and the broader economy, as well as maintaining a strong capital and liquidity position. We returned nearly $12 billion in capital to Citi’s common stockholders and grew our book value per share year over year by approximately 7% to $92.21. We ended the year with a Common Equity Tier 1 Capital (CET1) ratio of 12.2%, up from 11.5% in 2020, based on the Basel III Standardized Approach framework, as Citi built the capital needed to absorb the impact of the Standardized Approach for Counterparty Credit Risk (SA-CCR) adopted by Citi on January 1, 2022.

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76	PROPOSAL 3: ADVISORY VOTE TO APPROVE OUR 2021 EXECUTIVE COMPENSATION

The following graphs illustrate our achievements in respect of key financial metrics during 2021.

NET INCOME TO COMMON STOCKHOLDERS	RETURN ON ASSETS	RETURN ON TANGIBLE COMMON EQUITY	DISTRIBUTIONS TO COMMON STOCKHOLDERS	TOTAL PAYOUT RATIO

Risk and Control Management

The following risk and control management performance highlights were considered by the Compensation Committee when awarding executive incentive pay for 2021. In making compensation determinations, our Compensation Committee takes into account additional risk and control metrics for each individual named executive officer, as described below.

OUR TRANSFORMATION

Given the leadership role we play in the global financial system, our regulators hold us to appropriately high standards. The Consent Orders are evidence that our performance in this area fell short. We have embarked on a transformation in the way we manage risk in our culture and its impact on controls.

Every member of our leadership team is involved in the Transformation and plays a key, hands-on role in its implementation. We have assembled an extraordinary team of top talent, consisting of long-tenured colleagues and new hires as appropriate, from across multiple differences and areas of expertise and experience, with representatives from the businesses and global functions, to lead six different Transformation programs. We are putting our best talent into this effort and have a detailed, integrated approach to address the needs of our clients, investors and regulators.

A principal objective for 2021 was to build an organization and infrastructure to manage, guide and support our Transformation. The organizational structure would need to span all Citi businesses and functions to ensure consistency. We believe that we have implemented a structure that provides the tools to achieve that objective, through our Chief Administrative Officer and her team as well as various global forums and committees.

We hold our leadership team accountable for their individual performance in executing against these priorities. To further enhance this accountability, we adopted our long-term performance-based Transformation Bonus Program discussed on pages 73-74. Under the Transformation Bonus Program, there are firmwide performance assessments that apply to approximately 250 participants, ensuring that the leadership team and management have strong responsibilities to each other as well as to other stakeholders, including investors and regulators.

Citi 2022 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE OUR 2021 EXECUTIVE COMPENSATION	77

Leadership

The primary Leadership highlights for Citi in 2021 arose from our CEO succession and ensuing strategy refresh.

CEO SUCCESSION

During 2021, we successfully completed a multi-year leadership succession process, with Jane Fraser succeeding Mike Corbat as Chief Executive Officer. This process commenced in 2019 with Ms. Fraser's elevation to President of Citi, and subsequent promotion effective February 26, 2021, to Chief Executive Officer, and illustrates the successful management of the succession process by Mr. Corbat, the Nomination, Governance and Public Affairs Committee and the entire Board.

STRATEGIC REFRESH

Our selection of Ms. Fraser as the best person to lead our organization, following a thorough succession process, ensured a smooth and effective transition of leadership. This seamless and carefully planned transition enabled Citi to get off to a strong start on our key strategic objectives. As noted above, in April 2021, we announced that we will focus our consumer banking franchises in Asia and EMEA on four wealth centers and as a result pursue exits of our consumer franchises in the remaining 13 markets across the two regions. More recently, we announced our intention to exit the consumer, small business and middle market banking operations of Citibanamex. We also announced in 2021 an internal restructuring and formation of our new Global Wealth Management Team, and consistent with those changes we recently announced the creation of two new operating segments - Personal Banking and Wealth Management, and Legacy Franchises - in addition to our Institutional Clients Group segment.

Client and Franchise

The success of our client and franchise efforts depends on a long-term, firmwide approach, and we engaged in many separate projects in 2021, both large and small, in support of our goals. Last year in this space we described our actions to address enabling growth and economic progress in the midst of the COVID-19 pandemic and our Action for Racial Equity efforts. This year, we highlight three other programs that were considered by the Compensation Committee as important examples of our efforts to solidify client relationships and strengthen our franchise during 2021.

COMMUNITY INVESTING AND DEVELOPMENT

Citi Community Investing and Development (CID) is an integrated team that works across Citi’s businesses and functions to catalyze positive social impact in communities around the world.

CID comprises the following teams:

●

Citi Impact Fund: Invests in “double bottom line” U.S. companies that are addressing societal challenges, including workforce development, sustainability, infrastructure, financial capability and access to capital and economic opportunity

●

Citi Social Finance: Works across Citi businesses globally to catalyze scalable business platforms and client solutions that enable the bank, our clients and our partners to expand financial inclusion, accelerate access to basic services, boost job creation and scale social infrastructure development

●

U.S. Business Partnerships: Leads Citi’s relationships with national civil rights and consumer protection organizations to gain insights into issues affecting low- and moderate-income communities and communities of color, and catalyze product and service innovations that help expand financial access and close the racial wealth gap

●

U.S. Community Relations: Catalyzes social impact by engaging and partnering with local community leaders and organizations across the country. The team connects Citi’s people, including through Citi Volunteers, expertise, resources, products and services to help expand equitable opportunities for all

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78	PROPOSAL 3: ADVISORY VOTE TO APPROVE OUR 2021 EXECUTIVE COMPENSATION

The Citi Foundation is a separate legal entity funded by Citi to organize flagship community programming in three areas: youth economic opportunities, financial inclusion and community solutions.

Underlying our approach is the notion that no single institution can address systemic challenges by working in a silo. CID strives to be the best possible partner to our stakeholders — clients, governments, nongovernmental organizations, academic institutions and companies ranging from startups to large, multi-national corporations — as we collaborate on shared agendas that support positive social impact.

SUPPORT OF LOCAL COMMUNITIES

In 2021 we received an “Outstanding” rating on our U.S. Community Reinvestment Act (CRA) performance evaluation from the OCC. Citi’s investment in and support of local communities is core to our mission to enable growth and economic progress. We are the largest affordable housing development lender in the U.S., providing $7 billion in loans for affordable housing projects last year.

The OCC assessed Citi’s performance in helping to meet the credit needs of low- and moderate-income (LMI) individuals, as well as delivering products and services in LMI communities where we operate. Citi’s lending, investments, and services from 2017 to 2019 were analyzed for their responsiveness and impact on the community’s needs.

The CRA requires banks to help meet the credit needs of the communities in which they are chartered, including LMI neighborhoods. For the evaluation period, Citibank allocated over $125.6 billion in CRA activities. Of this amount, Citibank targeted the needs of its CRA assessment areas through approximately:

●	135,000 mortgages and 599,000 small business loans totaling $68.4 billion
●	$12.3 billion in community development lending to helping LMI communities
●	$7.6 billion in community development investments and an additional $147.6 million in grants and donations
●	13,000 staff hours to non-profit organizations that provide services targeted to LMI individuals and communities, with focus on financial education, technical assistance for small businesses, and first-time homebuyer education
●	Growing its proprietary Access Account, which offers Citibank’s digital capabilities with low or avoidable monthly charges and no overdraft fees, to represent 20 percent of all accounts in the U.S.

SUSTAINABLE FINANCE

In April 2021, we announced our $1 trillion commitment to sustainable finance by 2030, following the 2020 announcement of our new five-year, 2025 Sustainable Progress Strategy to help accelerate the transition to a low-carbon economy.

This commitment aligns with the ambitious agenda of the United Nations’ Sustainable Development Goals (SDGs) and builds on the work we outlined in our 2025 Sustainable Progress Strategy. Crucially, this $1 trillion includes extending our current environmental finance target from $250 billion by 2025 to $500 billion by 2030. We will finance and facilitate a wide array of climate solutions — from renewable energy and clean technology, to water conservation and sustainable transportation — and will further accelerate the transition to a sustainable, low-carbon economy that balances the environmental, social and economic needs of society.

Citi 2022 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE OUR 2021 EXECUTIVE COMPENSATION	79

In addition, we finance many other activities in support of the SDGs outside of environmental finance. These include important investments in education, affordable housing, health care, economic inclusion, community finance, international development finance, racial and ethnic diversity and gender equality. We are committing an additional $500 billion to these activities by 2030, as part of our $1 trillion sustainable finance effort.

Given our global footprint and our activities supporting economic activity around the world, Citi has a role to play in achieving the SDGs. As the pandemic made clear, our economic and physical health, our environment and our social stability are all inextricably linked. At Citi, our response is similarly multi-pronged and interconnected, and our commitment to sustainable finance is an important part of our contribution. While there is still much to do and the challenges are immense, our goals are both ambitious and urgent and our commitment to collective action — with governments, clients and competitors — is strong.

ACTION FOR RACIAL EQUITY

Effectively responding to the needs of communities of color represents a strategic imperative for the private sector. As shifting population demographics lead to growth in these communities, their purchasing and saving power should grow as well, expanding opportunities for companies both in talent acquisition and product marketing. In addition, with wealth shifting to the next generation and many young people making financial decisions based on alignment with their values, companies are increasingly expected to play a role in addressing societal issues, with economic inequality and social injustice, including issues of racial equity, high among the list.

In September 2020, Citi and the Citi Foundation announced Action for Racial Equity (ARE), during a time of increased calls for racial equity, made more pressing by a global pandemic that disproportionately affected communities of color. ARE aims to help close the racial wealth gap in the U.S. primarily through Citi’s core business products and services across four key areas of activity: providing greater access to banking and credit in communities of color, increasing investment in Black-owned businesses, expanding affordable housing and homeownership among Black Americans, and advancing anti-racist practices in our company and the financial services industry.

More than a year into our three-year pledge, we have already invested $1 billion into initiatives expanding economic opportunity for communities of color, putting us on track to far exceed our original $1.1 billion commitment set in 2020. That includes providing growth equity and extending invitations to Minority Depository Institutions to participate in revenue generation opportunities alongside Citi, investing venture capital in Black-founded companies through the Citi Impact Fund, and committing equity to Black real estate developers to preserve affordable and workforce housing. We have engaged across our firm to think and act in support of equity. Throughout 2021, we worked on one of our key measures of success — institutionalizing the commitment to racial equity across the firm. For example, we have started to develop a centralized Financial Inclusion and Racial Equity Segment Team within U.S. Personal Banking to develop targeted and integrated segment strategies, drive seamless customer-centric execution, and champion greater financial inclusion, racial equity, and customer protection within the U.S. We have also created a Diverse Financial Institutions Group, which will serve as a hub to lead and expand firmwide engagement with Minority Depository Institutions, Diverse Broker Dealers and Diverse Asset Managers. We view ARE as a critical step in our racial equity journey, and we continue to work to evolve our approach. In 2021, Citi committed to conduct a third-party racial equity audit of ARE. Conducting this audit will not only help assess the impact of our current efforts, but also help inform how to adapt and grow our work going forward.

www.citigroup.com

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Philosophy and Framework

Our Compensation Philosophy is designed to encourage prudent risk-taking and management of controls while attracting the world-class talent necessary to our success. Our Compensation Philosophy is summarized by the following five objectives:

●	Reinforce a business culture based on the highest ethical standards
●	Manage our risks by encouraging prudent decision-making
●	Reflect regulatory guidance in compensation programs
●	Attract and retain the best talent to lead us to success
●	Align compensation programs, structures, and decisions with stockholder and other stakeholder interests

The full statement of our Compensation Philosophy is available on our public website.

Consistent with our Compensation Philosophy, we design our executive pay program to motivate balanced behaviors. The compensation of our executive officers is determined based on a disciplined policy of goal setting and measurement and assessment of performance against pre-established goals. Transparency, discipline and performance feedback are key factors in our approach to executive officer compensation. Implementation of the process spans the full year.

Elements of Annual Compensation

The total incentive awarded to executive officers is delivered in three parts: (a) annual cash bonus, (b) deferred stock awards, the value of which depends on our stock price, and (c) performance share units (PSUs), the value of which, if any, depends on our stock price and achievement of performance goals, except as required by regulatory requirements in the U.K. as described herein.

Our incentive awards foster a balance between annual and long-term components, with the majority of incentive compensation delivered in awards that pay out over multiple years. 71% of the long-term incentives delivered to our CEO, and 50% of the long-term incentives delivered to our other named executive officers, are subject to performance-based vesting criteria. In determining the percentages to grant of each award type, the Compensation Committee considered applicable regulatory requirements and guidelines for deferral as well as market practices.

Citi 2022 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE OUR 2021 EXECUTIVE COMPENSATION	81

ELEMENT	AWARD TYPE	PORTION OF TOTAL INCENTIVE COMPENSATION	PERFORMANCE LINK AND VESTING	COMPENSATION TYPE
Salary	N/A	N/A	●Fixed portion of total pay at a competitive level that enables us to attract and retain talent	Cash
Short-term Incentive	Annual Bonus	CEO: 30% Other named executive officers: 40%	●Performance assessment determines amount	Cash
Long-Term Incentives	Performance Share Units	CEO: 50% Other named executive officers: 30%
●Performance assessment and share price determine target number of units
●Earned units based on financial metrics over three-year performance period (a description of the metrics for 2021 awards is included on page 101)
●Earned units are paid at the end of the three-year performance period
●Ultimate amount received based on our total shareholder return
●Award capped at 100% of target if our total shareholder return is negative over performance period
●Subject to clawbacks
Equity-linked, performance- based and cash-settled
	Deferred Stock Awards	CEO: 20% Other named executive officers: 30%	●Performance assessment and share price determine number of shares ●Ultimate amount received based on our total shareholder return ●Paid ratably over a four-year period ●Subject to clawbacks	Equity

Our Process

The following summarizes the principal elements of our process for setting incentive compensation for our named executive officers. Set forth on pages 86-88 is a detailed description of how we take risk into account in our compensation process and award features.

PERFORMANCE ASSESSMENT

We adopted CART, our compensation accountability and rationale tool, in 2020 as a means for administering our new compensation principles and practices. CART is an integral part of our compensation framework. CART is a process tool that resulted in significantly increased transparency, discipline and thoughtfulness with respect to the impact of risk and control performance on compensation decisions. While CART requires a notably disciplined approach to year-end performance assessment, its most important feature is that it requires managers to provide a detailed explanation of performance across each of the four CART pillars — Risk and Control, Financial, Client and Franchise, and Leadership — to support compensation decisions.

www.citigroup.com

82	PROPOSAL 3: ADVISORY VOTE TO APPROVE OUR 2021 EXECUTIVE COMPENSATION

CART creates a comprehensive record evidencing how risk was considered in compensation decisions. This practice enables us to systematically hold each senior manager accountable in a disciplined way for management of risk and control and for determining compensation.

Each named executive officer’s total incentive award is based on our overall achievements, individual executive performance against applicable goals and a market benchmarking process. Metrics and goals for each named executive officer’s total incentive award are contained in the executive’s scorecard. A market benchmarking process, with market rates of pay adjusted to reflect each named executive officer’s experience and the scope of his or her role is the starting point. In addition, written narrative assessments for each of the four CART pillars are completed for each named executive officer. The Compensation Committee completes this assessment for our CEO and contributes to the assessments for our other executive officers. These factors, considered together, form the basis for the Compensation Committee’s determination of incentive compensation amounts.

Under our compensation framework, our Compensation Committee uses a five-step process when making final determinations regarding named executive officer incentive compensation. The steps are illustrated in the following graphic and summarized immediately below the graphic.

Step 1 – Goal Setting for Scorecards
●	The Compensation Committee sets scorecard goals for each named executive officer early in the annual compensation cycle. The goals fall into four categories or performance “pillars”: Risk and Control; Financial; Client and Franchise; and Leadership. The type and number of goals for each pillar vary by named executive officer, based on the nature of his or her position:
	➢	Risk and Control goals include:
		✓	Risk and Control Behavior Assessment
		✓	Anti-money laundering and other specific regulatory criteria
		✓	Progress on regulatory remediation programs
	➢	Financial goals include:
		✓	Company-wide goals for all named executive officers that reflect our annual business plan
		✓	Business unit-specific goals for named executive officers who are business unit leaders that reflect annual plans for our individual business units
	➢	Client and Franchise goals include:
		✓	Goals relating to metrics that are important to the strength of the franchise and, for executives who are business leaders, goals relating to growth in our client relationships
	➢	Leadership goals include:
		✓	Leadership values, including diversity and other human capital management goals
Step 2 – Performance Assessment
●	At the end of each year, a named executive officer’s performance against each goal is assessed. A performance rating is assigned for each performance pillar.
●	Each named executive officer is categorized into one of four classifications, which are driven by our Risk Governance Framework. We have established prescribed compensation adjustment ranges by performance pillar and rating for each of these four classifications.
●	The Compensation Committee rates the CEO’s performance, and the CEO and Compensation Committee rate the performance of the other named executive officers.

Citi 2022 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE OUR 2021 EXECUTIVE COMPENSATION	83

Step 3 – Evaluation of Market Pay
●	The Compensation Committee reviews prior year market pay to determine a market benchmark for each named executive officer role. Ranges are developed based on public information and third-party market surveys of compensation for the same or comparable roles at peer firms. This market benchmark is then adjusted based on the scope of the role at Citi, and experience of the executive.
●	This practice helps us set named executive officer pay at levels that reflect market rates based on tenure, experience, and the skill set of each executive.
Step 4 – Linking Performance to Compensation
●	The Compensation Committee then applies each named executive officer’s performance rating for each pillar against the prescribed compensation adjustment range to determine an appropriate compensation adjustment for each pillar. The net aggregate compensation adjustments are then applied to the adjusted market benchmark to determine a forecasted compensation amount.
●	The Compensation Committee retains the authority to further adjust pay to reflect unusual performance outcomes that are not within the scope of the four pillars.
●	The Compensation Committee further adjusts pay to reflect any required impacts under our Accountability Framework.
Step 5 – Committee Determination
●	The Compensation Committee retains the authority to adjust goals, performance ratings, and compensation adjustments.
●	The Compensation Committee, exercising its fiduciary judgment, determines the final award amount for each named executive officer.

www.citigroup.com

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COMPENSATION GOVERNANCE PRACTICES
We have strong compensation governance practices that are regularly refined as a result of engagement with stockholders and regulators and our attention to evolving best practices.
CITI’S PRACTICES	PRACTICES WE AVOID
Ongoing investor outreach. The Compensation Committee and management conduct regular stockholder engagement to solicit feedback on compensation and governance.
Performance-based compensation. For 2021, variable performance-based incentive compensation was more than 90% of CEO annual compensation. 70% of incentive compensation is delivered in deferred equity or equity-linked units, and the equity-linked units are subject to vesting based on three-year performance-based financial metrics.
Rigorous Performance-Assessment Process. CART facilitates a rigorous performance-assessment process under which the Compensation Committee participates in the development of a comprehensive written analysis of executive officer performance in respect of the four pillars.
Shareholder transparency. We provide transparency in our annual proxy statement concerning the process and metrics evaluated by the Compensation Committee in determining incentive compensation for our named executive officers. For example, we disclose the performance goals for our PSU program at the beginning of each three-year performance cycle.
Risk and control management. Effective management of risk and control is a key driver in determining compensation for executive officers.
Regulatory requirements. Our governance practices are designed to comply with the principles for sound incentive compensation practices promulgated by our regulators, who provide ongoing oversight and engagement in respect of those practices.
Clawbacks. Our PSUs and Deferred Stock Awards are subject to clawbacks, as described on page 88.
Stock ownership commitment. Under our policies, executive officers are required to hold at least 75% of the net after-tax shares acquired through our incentive compensation programs as long as they are executive officers.
Post-employment stock holding requirement. Our policies require each executive officer to retain at least 50% of the shares subject to the stock ownership commitment for one year after ceasing to be an executive officer, even if he or she is no longer employed by us.
Peer group review. The Compensation Committee annually evaluates our industry peer group to ensure that inclusion of each member continues to be appropriate for compensation benchmarking purposes.
Compensation Committee independent advice and executive sessions. An independent compensation consultant attends Compensation Committee meetings and provides the Compensation Committee with advice. The Compensation Committee regularly meets in executive session without management present, both with and without its independent advisor.
Annual Risk Assessment. As part of our governance process, all of our incentive compensation plans throughout the world are analyzed through a central risk management model developed and administered by a third-party consultant with input from us.

No excessive perks. We do not provide excessive perquisites such as free personal use of private aircraft or special executive medical benefits.
No executive pensions. Executive officers are not eligible for additional pensions under executive retirement programs.
No hedging or pledging of Citi stock. We have a blanket prohibition against hedging or pledging our common stock by executive officers and also prohibit our executive officers from engaging in speculative trading in Citi common stock.
No tax gross-ups. We do not allow tax gross-ups except through our tax equalization program for expatriates, which is available to all salaried employees.
No multi-year compensation guarantees. We avoid features that could incentivize imprudent risk-taking, such as multi-year guarantees.
No “single trigger” upon a change of control. Our stock incentive plan has a “double trigger” change-of-control feature, meaning that both a change of control of Citigroup and an involuntary termination of employment not for gross misconduct must occur for awards to vest.
No change-of-control or other “golden parachute” agreements. Executive officers do not have special agreements covering their compensation in the event of a change of control and are not entitled to severance pay upon termination of employment in excess of broad-based benefits.
No unearned dividends paid. We pay dividend equivalents on our PSUs and Deferred Stock Awards only if and when the underlying awards are earned and delivered. The dividend rate is the same for the executive officers as for other stockholders.
No extensive use of employment agreements. Except as required by law, we do not use fixed-term employment agreements for executive officers. Agreements with executive officers may not provide for post-retirement personal benefits of a kind not generally available to other employees or retirees.
No “springloading” of equity awards. Citi does not time the granting of equity awards to take advantage of information that may enhance their value to recipients.

Citi 2022 Proxy Statement

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OUR COMPENSATION PEER GROUP

The Compensation Committee believes that market compensation levels must frame compensation decisions. Accordingly, an important step in our executive compensation framework is the Compensation Committee’s analysis of market pay, which is based on surveys of peer firm compensation for each named executive officer role.

The Compensation Committee, with input from its independent compensation consultant, established the compensation peer group we currently use to determine market pay ranges. The Compensation Committee evaluates the compensation peer group on an annual basis to ensure that the group continues to be appropriate. The Compensation Committee continues to believe that a U.S.-based peer group reflects the relevant market for executive talent and the relevant regulatory environment for our executive compensation.

We chose the peers because they operate in one or more lines of business that are similar to ours and compete in similar labor markets, although most do not have global scale or size comparable to ours. In selecting the compensation peer group, the Compensation Committee uses size-based metrics as primary screening criteria among financial services firms.

2021 COMPENSATION PEER GROUP
AIG (AIG)	Goldman Sachs (GS)	Prudential (PRU)
American Express (AXP)	JPMorgan Chase (JPM)	U.S. Bancorp (USB)
Bank of America (BAC)	MetLife (MET)	Wells Fargo (WFC)
BNY Mellon (BK)	Morgan Stanley (MS)
Capital One (COF)	PNC (PNC)

In evaluating the market for named executive officer compensation, the Compensation Committee focuses primarily on compensation for comparable roles at the U.S.-based global banks with lines of business and scale similar to ours: Bank of America, Goldman Sachs, JPMorgan Chase, Morgan Stanley, and Wells Fargo. The information is compiled with the assistance of an outside third-party survey firm using a proprietary database.

Stockholder Engagement

The following summarizes our engagement with stockholders and our stockholders’ feedback concerning our executive compensation program in 2021.

STOCKHOLDER ENGAGEMENT AND STOCKHOLDER FEEDBACK

Our executive compensation program reflects feedback received from investors through an extensive stockholder engagement process.

In 2021, we held two rounds of stockholder engagement with holders of meaningful percentages of our outstanding shares.

●

Spring 2021: Following the awards for 2020 performance but in advance of our 2021 Annual Meeting, Mr. Dugan, our Board Chair and a member of our Compensation Committee, and Mr. Jacobs, the Chair of our Compensation Committee, led a stockholder outreach effort seeking feedback on the executive compensation awards.

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In this round of engagement, we reached out to stockholders representing 36.4% of our outstanding shares and spoke to stockholders representing almost 32.9% of our outstanding shares. The feedback we received on our executive pay program was broadly favorable, reflecting the numerous changes made in previous years in direct response to stockholder comments. Noting no concerns that merited discussion, investors representing approximately 1.3% of our outstanding shares declined our invitation to participate in the Spring 2021 engagement effort. In addition, notwithstanding our request for engagement, investors representing about 2.2% of our outstanding shares did not respond to our request.

●

Fall 2021 through Winter 2022: In the Fall of 2021 and into early 2022, we conducted a second round of engagement with stockholders representing about 24.23% of our outstanding shares in a series of meetings that focused on sustainability issues, including climate change and Citi’s net zero plan, human capital management and corporate governance. In the area of human capital management, the topics included our racial equity audit, diverse representation in senior roles at Citi, talent development and succession planning, our response to the COVID-19 pandemic and gender pay equity.

All the material features of our executive compensation program are designed to be aligned with stockholder interests and in most cases are directly responsive to stockholder feedback we have received during engagement as outlined above and in previous years, including the following:

●	Extensive disclosure of pay rationales. Our extensive disclosure of individual named executive officer performance describes the rigorous process we use for determining compensation.
●	Equity-based compensation. Seventy percent of the total CEO incentive opportunity is awarded as equity-based, deferred long-term incentive compensation.
●	Operational performance metrics. Our PSU program includes two performance metrics — return on tangible common equity and tangible book value per share — that are operational metrics used by investors to assess our performance. We disclose the target goals for the metrics at the start of the performance period to enable stockholders to assess the rigor of our goals. Targets for 2022 PSU awards are described on page 96.
●	Rigorous targets. Our PSU target goals generally require operational improvements for target payout.
●	Robust clawbacks. Deferred incentive compensation is subject to broad clawbacks, as described on page 88.
●	Peer group. Our 13-firm compensation peer group is a reasonable representation of the market for executive talent in which we compete.
●	Limited cash bonuses. 70% of incentive compensation for our CEO, and 60% for our other named executive officers is paid on a deferred basis.
●	Governance. We have strong compensation governance practices, including a disciplined and systematic process for taking risk into account in compensation decisions. The Board reviews all stockholder proposals, including those related to executive compensation.

OUR SAY ON PAY RESULTS

While we strive to continuously improve our practices, we were pleased with the positive feedback from our stockholders and their endorsement of our executive compensation program, which resulted in an 86.6% favorable say on pay vote at our 2021 Annual Meeting.

Risk- and Control-Related Aspects of our Compensation Program

Our compensation programs are designed in accordance with our responsibility to assume only risks that are prudent and to effectively manage those risks to protect the franchise. Our programs reinforce and are aligned with our risk governance framework.

Citi 2022 Proxy Statement

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IMPACT ON INCENTIVE AWARD AMOUNTS

Our Compensation Philosophy requires us to consider risk management when making discretionary incentive compensation awards. We adjust the amount of compensation upwards to recognize exemplary behaviors and downwards to disincentivize employees from taking inappropriate risks. Our incentive compensation awards have the following important elements:

●	Our executive compensation framework takes risk and control management into account in several ways, including:
●	using financial metrics that reflect risk as an element of each executive’s financial goals
●	evaluating risk management performance, including effectiveness of the control environment, as part of the performance assessment
●	providing for forfeiture of the deferred portion of incentive awards based on adverse risk outcomes
●	We systematically identify employees who, individually or as part of a group, have authorities or responsibilities that may subject the firm to material risks. Through a systematic annual process, we identify the material risks to the firm and then identify employees with influence over those risks. We refer to those employees as “covered employees.” The compensation structure for covered employees, including the named executive officers, includes substantial deferrals and clawbacks intended to cover a range of behaviors. The portion of incentive awards that are subject to deferral increases with the size of incentive awards.
●	Our executive compensation governance process ensures that risk and control performance is taken into account in evaluating performance for covered employees. Under our process, covered employees can receive adjustments to their incentive awards in amounts ranging from negative 100% to positive 25% of total compensation to reflect their performance assessment for the Risk and Control pillar.
●	Regulatory matters are reflected in performance assessments for covered employees and regulatory-related goals are cascaded to other employee performance evaluations as appropriate to the applicable roles throughout Citi.
●	Our Chief Risk Officer and Chief Compliance Officer report at least twice annually to the Compensation Committee on risk levels and trends across our businesses and on the design and operation of our incentive compensation program.

2021 CHANGES TO OUR COMPENSATION AND SUCCESSION PROCESSES

During 2021 we adopted a new Risk and Control Behavior Assessment (RCA) process for assessing performance for approximately 450 senior managers across our businesses and functions with significant risk and control responsibility. These assessments are central to ratings for those employees in our Risk and Control pillar. Under the new process, assessments are determined by the rating of their independent risk and control function colleagues in Risk, Internal Audit, Compliance and Legal. We ensured that Risk and Control pillar ratings were consistent with the RCA process and the other internal independent performance inputs, and calibrated the ratings across businesses, business units, and regions. Of the employees included in the RCA process in 2021, approximately 37% received a positive impact to compensation as a result of their work to build a stronger risk and control environment, while approximately 15% received a negative impact for unsatisfactory risk and control behavior and for the rest compensation was not impacted.

In addition, during 2021 we included a Risk and Control evaluation as a key component to assess candidates as successors for our top leadership roles. The Risk and Control evaluation reviews data including stakeholder feedback through the RCA process, employee scorecards, manager feedback and year end performance evaluation on Risk and Control.

www.citigroup.com

88	PROPOSAL 3: ADVISORY VOTE TO APPROVE OUR 2021 EXECUTIVE COMPENSATION

CLAWBACK PROVISIONS

We maintain multiple policies, listed below, that apply to incentives awarded to the named executive officers and all other employees eligible for similar awards. The clawback provisions provide us with the right to cancel unpaid deferred incentive compensation and clawback previously paid amounts under a range of adverse outcomes. The following lists the principal triggers.

APPLICABLE CLAWBACK POLICY	POTENTIAL TRIGGER	PERFORMANCE SHARE UNITS	DEFERRED STOCK AWARDS
General	Misconduct or materially imprudent judgment that caused harm to any of our business operations, or that resulted or could result in regulatory sanctions, including either failure to supervise employees who engaged in such behavior or failure to escalate such behavior.
Material Adverse Outcome	Significant responsibility for a Material Adverse Outcome (MAO).
Citi	Award received based on materially inaccurate publicly reported financial statements.
Citi	Employee knowingly engaged in providing materially inaccurate information relating to publicly reported financial statements.
Citi	Material violation of any risk limits established or revised by senior management and/or risk management.
Citi	Gross misconduct.
Sarbanes-Oxley	Intentional misconduct or fraud that requires a financial restatement.

In addition to the clawback provisions described in the table above, to comply with U.K. and E.U. regulatory guidance, additional clawbacks are applicable to Mr. Ybarra’s incentive awards covering various compliance issues.

We will consider making public disclosures whenever a decision has been made to cancel deferred compensation payable to an executive officer because he or she had significant responsibility for a Material Adverse Outcome or otherwise.

Citi 2022 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE OUR 2021 EXECUTIVE COMPENSATION	89

Decisions

The foregoing sections of our Compensation Discussion and Analysis set forth the 2021 annual compensation of our named executive officers, summarize our performance highlights in the four performance pillars of CART — Financial, Risk and Control, Client and Franchise, and Leadership — during 2021 and outline our compensation philosophy and framework. The following provides further detail concerning the decisions made by the Compensation Committee in respect of 2021 compensation for our named executive officers.

Named Executive Officer Performance Assessments

The summaries that follow describe the assessment of performance during 2021 of each of our named executive officers in each of the four pillars of CART.

For a reconciliation of all adjusted results to reported results, please see Annex A.

Jane Fraser - Chief Executive Officer

Jane Fraser became Citi’s CEO on February 26, 2021. As CEO, Ms. Fraser is responsible for our global business operations.

HIGHLIGHTS OF PAY RATIONALE AND PERFORMANCE ASSESSMENT

●Ms. Fraser had a strong first year as CEO.
●Citi’s overall performance has excelled in some areas but continues to lag the competition in some key financial indicators.
●The benchmark compensation amount used as a starting point for Ms. Fraser’s compensation decision was $24,500,000, which the Compensation Committee adjusted down by $2 million to reflect Ms. Fraser’s newness to her role.
●Ms. Fraser’s final compensation amount, $22,500,000, equals the actual tenure-adjusted market benchmark amount based on performance assessments, reflecting:
●An upward adjustment to reflect her performance in the Leadership pillar; and
●A downward adjustment to reflect her performance in the Risk and Control pillar.

Financial		2021 Result
	Citigroup Income from Continuing Operations Before Taxes	$27.469 billion
	Citigroup Operating Leverage	(1,340)bps
	Citigroup Return on Tangible Common Equity	13.4%

●For 2021, Citigroup reported net income of $22.0 billion on revenues of $71.9 billion, compared to net income of $11.0 billion on revenues of $75.5 billion for the full year 2020.
●Earnings per share of $10.14 are significantly higher than the prior-year period.
●Absolute and relative returns on investments in our stock for 2021 were disappointing.
●ICG had solid performance compared to peers, with a few areas of relative strength and other areas of relative underperformance and challenges. We continue to make significant investments in talent, and we see a solid pipeline of transactions ahead of us. Parts of Citi’s consumer businesses continued to weather COVID’s disruptive impact on customer behavior. In the U.S., strong sales continued to be offset by elevated payment rates, but we did see seasonal loans increase in Branded Cards. Deposits and AUM continued to grow, with digital deposits up nearly 20% for 2021.

www.citigroup.com

90	Proposal 3: Advisory Vote to Approve OUR 2021 Executive Compensation

Risk and Control
●Throughout 2021, Ms. Fraser made risk and control a top focus and articulated a strategy that Citi’s leaders and employees can understand and for which they can be held accountable. Ms. Fraser has made strategic leadership and organizational changes to further the risk and control goals of the firm’s Transformation. She has taken an active role in rallying the entire bank to drive Citi’s Transformation efforts including our Consent Order remediation plan submissions.
●Overall, Ms. Fraser’s 2021 risk and control metrics reflect progress through: on time remediation, high severity reductions and increased self-identification. However, results need to improve on other key risk and control metrics through the Transformation.
●Ms. Fraser has defined the right strategy to drive her risk and control priorities and has shifted focus to provide leadership and oversight over the execution and holding her management team accountable for delivering.

Client and Franchise
●Ms. Fraser quickly launched Citi’s strategy refresh to reposition Citi for the decade ahead, including the planned divestiture of 13 Asia and EMEA Consumer franchises, the intention to exit the consumer, small business and middle-market banking operations of Citibanamex, the establishment of Global Wealth Management, and funded key investments on primary growth channels.
●Complementing the strategy refresh, Ms. Fraser changed Citi’s organizational and reporting structure to support the future vision.
●Ms. Fraser refined the strategic vision for the firm and the core global franchises in which we need to invest.
●On Ms. Fraser’s first day as CEO, she announced Citi’s commitment to Net Zero by 2050 and worked to finalize the plan throughout 2021. She also established the $1 Trillion Sustainable Finance Goal by 2030 ($500MM Environmental, $500MM Social).
●In her first year as CEO, Ms. Fraser prioritized stakeholder engagement, including 279 client and government meetings and 24 investor meetings.

Leadership
●Ms. Fraser quickly articulated a very compelling strategy to simplify the firm and established her agenda and key priorities.
●Ms. Fraser debuted Citi’s new leadership principles to align the firm on the culture we are building.
●Ms. Fraser has built a strong rapport with her leadership team and done an exceptional job building her relationships with Board members.
●Ms. Fraser committed to stakeholders (internally and externally) to be transparent in communicating decisions as we make them and has done so, establishing a tone of transparency, clear vision, optimism, and authenticity.
●Ms. Fraser has performed well on issues arising from or relating to the pandemic, investments in talent, external leadership stature and employee diversity and job satisfaction.

Citi 2022 Proxy Statement

Proposal 3: Advisory Vote to Approve OUR 2021 Executive Compensation	91

Mark Mason - Chief Financial Officer of Citi

Mark Mason has been CFO of Citi since February 2019. Our CFO is responsible for our financial management, including managing our balance sheet, capital planning and financial reporting processes, as well as playing a central role in our strategic decisions. In addition, Mr. Mason has oversight of Citi Ventures, which includes innovation and our investments in innovative products and services.

HIGHLIGHTS OF PAY RATIONALE AND PERFORMANCE ASSESSMENT
●Finance has made progress in addressing historical long-standing issues. Continued inroads are critical to further the Transformation efforts.
●Citi’s overall performance has excelled in some areas, but continues to lag the competition in key financial indicators.
●The benchmark compensation amount used as a starting point for Mr. Mason’s compensation decision was the market benchmark.
●Mr. Mason’s final compensation amount, $12,360,000, reflects:
●A downward adjustment to reflect his performance in the Risk and Control pillar; and
●Upward adjustments to reflect his performance in the Client and Franchise and Leadership pillars.

Financial		2021 Result
	Citigroup Income from Continuing Operations Before Taxes	$27.469 billion
	Citigroup Operating Leverage	(1,340)bps
	Citigroup Return on Tangible Common Equity	13.4%

●For 2021, Citigroup reported net income of $22.0 billion on revenues of $71.9 billion, compared to net income of $11.0 billion on revenues of $75.5 billion for the full year 2020.
●Earnings per share of $10.14 are significantly higher than the prior-year period.
●Absolute and relative returns on investments in our stock for 2021 were disappointing.
●Mr. Mason’s focus on execution strategy, coupled with both strong Markets revenue performance and ACL releases, contributed materially to the favorable elements of our financial performance.

Risk and Control
●Mr. Mason is responsible for managing risk and control within the Finance function. This includes issue management, risk and control deliverables as part of the Consent Order and Transformation as well as building a stable risk and control environment to minimize financial risk exposure.
●Our present-day Finance function reflects an accumulated history of factors that drove complexity. That evolution needs to be addressed and mitigated expeditiously, but at the same time deliberately and with care.
●Mr. Mason has demonstrated personal ownership and accountability for management of risk and control in Finance. However, the overall performance associated with the corresponding metrics needs continued improvement. He has provided significant resources, strong leadership and oversight, and maintains the right tone, attitude, and behaviors to drive accountability across his organization through governance routines and organizational changes.

Client and Franchise
●Under Mr. Mason’s leadership, Finance has played a pivotal role leading the firm through critical priorities including the ongoing pandemic, the various components of the strategy refresh and the firm’s Transformation.
●Throughout the year, Mr. Mason and his team actively enhanced their engagement with stakeholders including our regulators, clients, shareholders and employees.
●Mr. Mason’s oversight of Citi Ventures led to key accomplishments, including employee engagement around innovation topics, more than 200 client meetings in close coordination with ICG, and the launch of Bridge built by Citi, a small business lending marketplace developed in partnership with Citi’s Commercial Bank, and investments in minority-owned banks, and early stage seed investments in businesses that are led or owned by women and minorities and venture capital funding for Black founders.

www.citigroup.com

92	Proposal 3: Advisory Vote to Approve OUR 2021 Executive Compensation

Leadership
●Mr. Mason displayed strong leadership this year in his efforts to support Citi’s Transformation, strategic refresh, and firm resourcing.
●Mr. Mason demonstrated that he is a diligent and focused leader. He has worked to strengthen the Finance function by bringing in new and diverse external and internal talent both at his leadership table and beyond, improve the culture within the function and focus on collaboration and other key initiatives. These efforts should continue as part of our broader Transformation.
●Mr. Mason’s excellent leadership managing certain stockholder relationships allowed us to gain valuable insight to help guide our strategy.

Paco Ybarra - Chief Executive Officer of Institutional Clients Group

Paco Ybarra is CEO of the ICG. He assumed his current position in May 2019. ICG provides corporate, institutional, public sector, and high-net-worth clients around the world with a full range of wholesale banking products and services.

HIGHLIGHTS OF PAY RATIONALE AND PERFORMANCE ASSESSMENT
●ICG delivered on financial goals and positioned itself for further financial success.
●While ICG made progress with respect to management of risk and controls, there is more to be done.
●The benchmark compensation amount used as a starting point for Mr. Ybarra’s compensation decision was the market benchmark.
●Mr. Ybarra’s final compensation amount, $20,988,750, reflects:
➢A downward adjustment to reflect his performance in the Risk and Control pillar; and
➢Upward adjustments to reflect his performance in the Financial and Client and Franchise pillars.

Financial		2021 Result
	Citigroup Income from Continuing Operations Before Taxes	$27.469 billion
	ICG Income from Continuing Operations Before Taxes	$20.287 billion
	Citigroup Operating Leverage	(1,340)bps
	ICG Operating Leverage	(1,037)bps
	Citigroup Return on Tangible Common Equity	13.4%
	ICG Return on Tangible Common Equity	16.8%

●Under Mr. Ybarra’s leadership, in 2021 ICG delivered on financial goals and maintained financial responsibility and efficiency, which was particularly notable given the continued strains and unexpected challenges during the year from the pandemic. ICG had solid performance compared to peers, with a few areas of relative strength and other areas of relative underperformance and challenges.
●ICG’s results benefited from a favorable credit environment that led to an unwinding of reserves and strong revenue performance by the Banking, Capital Markets and Advisory unit and Equities.
●Absolute and relative returns on investments in our stock for 2021 were disappointing.

Risk and Control
●Mr. Ybarra’s risk and control responsibilities include strengthening ICG’s control environment with proactive management of risks and issues, providing leadership and oversight over Citi’s regulatory commitments and Transformation Program for ICG, and managing ICG’s risk-taking during challenging market conditions related to geopolitics and the pandemic. Mr. Ybarra is focused on both the historic and the current risk, controls, compliance, and infrastructure issues facing the ICG and led with urgency on this front in 2021, but there is more work to do.
●Efforts around enhancing ICG’s controls have been evident in the year-over-year advances in most of the scorecard metrics.
●Mr. Ybarra has evolved and strengthened his team, which is investing in technology and oversight improvements, particularly credit and liquidity risk management, as well as operations and settlement processes and controls to address manual processing, data integrity and reporting risk.

Citi 2022 Proxy Statement

Proposal 3: Advisory Vote to Approve OUR 2021 Executive Compensation	93

Client and Franchise
●In 2021, Mr. Ybarra led the ICG business to a solid year in terms of progress in our client and franchise performance, evidenced in overall positive results on the market share and sales scorecard metrics.
●Mr. Ybarra’s work was recognized externally, as Citi was ranked #1 in client satisfaction in addressing clients’ needs during the COVID-19 Pandemic in an important survey.
●Mr. Ybarra met or exceeded all his goals related to digitalization.
●Mr. Ybarra positioned the ICG business to continue advancing in regard to key business priorities, and is delivering action plans behind each of the ICG focus areas for the strategy in 2022, and strengthening underlying returns.

Leadership
●In 2021, Mr. Ybarra demonstrated thoughtful leadership during a time of increased uncertainty, not only concerning the ICG, but also in respect of the firm as a whole. He showed his care for the health and safety of our colleagues as he managed through the increasingly difficult geopolitical consequences related to the pandemic. He was successful in filling several important open roles and improving the ICG Voice of the Employee scores across all indexes.
●Mr. Ybarra was successful in leading ICG to generally meet or exceed its diversity and representation goals. He contributed to creating an inclusive and diverse culture within ICG by co-leading the LGBTQ Affinity Group, leading a mentoring circle of Black Managing Directors, and setting goals for women and Black talent pipelines at the Analyst level.

Peter Babej - Chief Executive Officer of Citi Asia Pacific

Peter Babej is CEO of Citi Asia Pacific (APAC), responsible for all businesses in the 17 countries and jurisdictions where Citi is present.

HIGHLIGHTS OF PAY RATIONALE AND PERFORMANCE ASSESSMENT
●Mr. Babej delivered strong leadership in executing Citi’s strategy refresh in Asia while maintaining the franchise and driving risk and control performance.
●He helped to build positive momentum across the region in relation to client engagement, which will be critical to the strength of the ICG business as the strategic refresh implementation continues.
●The benchmark compensation amount used as a starting point for Mr. Babej’s compensation decision was the market benchmark.
●Mr. Babej’s final compensation amount, $10,500,000, reflects:
➢Upward adjustments to reflect his performance in the Risk and Control, Client and Franchise, and Leadership pillars.

Financial		2021 Result
	Citigroup Income from Continuing Operations Before Taxes	$27.469 billion
	Citigroup Operating Leverage	(1,340)bps
	Citigroup Return on Tangible Common Equity	13.4%

●Mr. Babej is responsible for the overall financial performance of the APAC region. This includes delivering against plan on revenue, expenses, and cost-of-credit line items in the P&L, as well as the overall Balance Sheet and resulting returns.
●In 2021, he was also accountable for two key drivers of Citi’s longer-term financial success: our strategy refresh in Asia and execution of Win in Wealth in Asia.
●While key financial results were mixed, they were substantially affected by the drag on revenues caused by the interest rate environment and the pandemic, as well as by our strategy refresh in Asia, and there is positive momentum across the region in relation to client engagement.
●Absolute and relative returns on investments in our stock for 2021 were disappointing.

www.citigroup.com

94	PROPOSAL 3: ADVISORY VOTE TO APPROVE OUR 2021 EXECUTIVE COMPENSATION

Risk and Control
●Mr. Babej has been a strong leader regarding risk and control across Citi, setting an appropriate tone from the top and placing an emphasis on building a culture of risk, controls and compliance. He has focused on building effective working relationships with regulators across the region.
●Mr. Babej has focused the businesses and functions on remediation activities in support of our Transformation efforts.
●Mr. Babej actively led Citi’s efforts to create a culture of accountability, follow-up and appropriate escalation by sponsoring new initiatives that focus on our control environment and engaging in consistent and constructive dialogue with regulators.

Client and Franchise
●Mr. Babej led Citi APAC through times filled with uncertainty and unrest, including increased China-Taiwan political tensions, the evolving Hong Kong market and the ongoing pandemic and lockdowns. Despite these challenges, Mr. Babej was able to make strides in key areas of growth within the franchise.
●Overall, with respect to market share and sales, Mr. Babej had mostly positive results.
●Mr. Babej actively engages with clients and partners, implemented a more coordinated and client-centric approach to delivering the franchise and delivered increased customer satisfaction by emphasizing a client-centric culture and strategy.

Leadership
●Mr. Babej displayed great leadership in managing the execution of our strategic refresh in Asia consumer banking. He engaged with key stakeholders and facilitated frequent conversations with potential buyers while collaborating with key partners on planning.
●Mr. Babej also continued to demonstrate strong leadership capabilities through his effective crisis management. He maintained a macro-level management focus and prioritized our key strategic priorities in the region.
●Mr. Babej placed a strong focus in 2021 on developing talent in the region and on succession planning, including by adding new talent from outside of APAC.

Ernesto Torres Cantú - Chief Executive Officer of Latin America

Ernesto Torres Cantú is CEO of Citi Latin America, responsible for all businesses in the 20 countries where Citi is present in the region.

HIGHLIGHTS OF PAY RATIONALE AND PERFORMANCE ASSESSMENT
●	Mr. Torres Cantú delivered strong leadership in formulating Citi’s strategy refresh approach in Mexico.
●	He and his team executed on several important initiatives to drive results and position Citi for future growth, while achieving solid results in risk and control management.
●	The benchmark compensation amount used as a starting point for Mr. Torres Cantú’s compensation decision was the market benchmark.
●	Mr. Torres Cantú’s final compensation amount, $11,100,000, reflects:
➢ Upward adjustments to reflect his performance in each of the four pillars.

Citi 2022 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE OUR 2021 EXECUTIVE COMPENSATION	95

Financial		2021 Result
	Citigroup Income from Continuing Operations Before Taxes	$27.469 billion
	Citigroup Operating Leverage	(1,340)bps
	Citigroup Return on Tangible Common Equity	13.4%

●Mr. Torres Cantú and his team executed on several important initiatives to drive results and position Citi for future growth.
●Financial metrics in the region were generally positive, driven by progress both on the revenue and expense side.
●Strong cost of credit performance (driven by near record lows in net credit losses) and ACL releases led to a significant increase in earnings, generating year-over-year growth of 99%.
●Absolute and relative returns on investments in our stock for 2021 were disappointing.

Risk and Control
●Overall, Mr. Torres Cantú achieved solid results in risk and control management during 2021, evidenced by the region’s mostly positive risk and control scorecard metrics. His rigor and discipline was reflected throughout the region.
●Mr. Torres Cantú is setting an appropriate tone from the top. He has established a very rigorous discipline to manage risk and control across the region. He ensures that risk and control matters are discussed in all monthly business reviews with cluster and product heads to constantly identify concerns and ensure that open issues are promptly managed.
●Mr. Torres Cantú embedded among his leadership team a culture of ownership and accountability. He required all Regional Product/Function/Cluster Heads to track metrics on a monthly basis to identify areas of focus and matters requiring attention. He becomes personally involved when necessary.

Client and Franchise
●Mr. Torres Cantú has proven to be a strong leader who values partnership across the Executive Management Team and collaborates across the businesses, which has led to positive interactions with clients. He led the LatAm region through an incredibly volatile year, impacted by the pandemic, and cemented himself as a key voice across the Executive Management Team.
●As a result of Mr. Torres Cantú’s efforts, LatAm saw strong growth across digital narratives and new disruptors and a robust pipeline of new potential clients. LatAm also performed well in market share, sales and consumer payments and lending, although not all scorecard goals were achieved.

Leadership
●Mr. Torres Cantú led both strategic discussions and tactical planning sessions relating to our strategic refresh in Mexico. He impressively brought together a wide set of partners and experts to drive to a productive decision. His detail orientation and emphasis on relationships with stakeholders were keys to the success of the initiative’s announcement.
●Mr. Torres Cantú launched our Critical Business Services Simplification program, which is  now an enterprise-wide program. His leadership in the rollout of this program was a key highlight for Mr. Torres Cantú for 2021.
●Mr. Torres Cantú played a leadership role in key diversity and representation efforts.

www.citigroup.com

96	PROPOSAL 3: ADVISORY VOTE TO APPROVE OUR 2021 EXECUTIVE COMPENSATION

Performance Share Units

Under the general structure of our annual executive compensation program, 50% of CEO variable pay and 30% of other named executive officer variable pay is awarded as PSUs.

2021 PSU AWARD DESIGN

The following summarizes the terms of PSUs awarded by us in 2022 in respect of performance during 2021. The performance metrics approved for the 2021 PSUs, which cover the period January 1, 2022 through December 31, 2024, are the same as the 2020 metrics. However, in support of the continuous progress we expect from management in improving financial results, the target performance goals are set at higher levels.

AWARD FEATURE	PERFORMANCE YEAR 2021 PSU DESCRIPTION
Performance Period	January 1, 2022 through December 31, 2024
Target Number of PSUs	Target is derived from the portion of total incentive award allocated to PSU program divided by the average of the closing prices of our common stock for the five trading days immediately preceding the February 10, 2022 grant date ($66.532).
Performance Metrics and Targets	Average RoTCE for 2022-2024		Cumulative TBVPS for 2022-2024
	RoTCE for each year is net income (less preferred dividends) divided by average tangible common equity for the year.		Cumulative tangible book value per share (TBVPS) is determined by adding the TBVPS as of December 31, 2022, 2023 and 2024.
	Half of units are earned based on RoTCE performance in accordance with the following performance grid:		Half of units are earned based on cumulative TBVPS based on the following performance grid:
	Average RoTCE	Percent of Target PSUs Earned	Cumulative TBVPS, 2022-24	Percent of Target PSUs Earned
	Less than 5.0% 5.0% to less than 10.0%	0% From 0% to 150%, depending on performance relative to peers	Less than $225.00 $225.00	0% 50%
	10.0% to less than 11.0%	Greater of (i) interpolation from 100% to 150% and (ii) earned percentage based on performance relative to peers	$255.00 to less than $265.00	100%
	11.0% or more	150%	$275.00 or more	150%
For RoTCE, performance relative to peers is determined as follows: (i) zero to 100% PSUs earned for relative performance in the bottom half of the peer group, (ii) 100% to 150% PSUs earned for relative performance between the 50th and 75th percentile of the peer group and (iii) 150% PSUs earned for relative performance at or above the 75th percentile of the peer group. For this purpose, the peer group consists of Bank of America, Barclays, Credit Suisse, Deutsche Bank, Goldman Sachs, HSBC, JPMorgan Chase, Morgan Stanley, UBS, and Wells Fargo.
For each metric, performance between fixed outcomes described above is determined by straight-line interpolation. The design avoids encouraging imprudent risk-taking through artificial cliffs in the design of the PSUs.
Award Delivery	After the end of the performance period, the number of earned PSUs will be multiplied by the average of our common stock price over the 20 trading days preceding the final vesting date, and the resulting value will be paid in cash. This practice links the payout to changes in the price of our common stock while limiting stockholder dilution.

Citi 2022 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE OUR 2021 EXECUTIVE COMPENSATION	97

TSR Factor	The number of PSUs that may be earned is capped at 100% of target if our total shareholder return is negative over the three-year performance period, regardless of the outcome of the performance metrics.
Dividend Equivalents	Dividend equivalents will be accrued and paid on the number of earned PSUs after the end of the performance period; dividend equivalents on PSUs that are not earned will be forfeited.
Clawbacks	PSUs are subject to clawbacks.

PERFORMANCE SHARE UNIT PAYOUTS

The chart below illustrates the components of the payout amounts for PSUs settled in 2020 through 2022, illustrating the relative impact of stock price change and operational performance metrics. 88% of PSUs awarded in 2019 and settled in 2022 were earned based on performance against operational financial metrics during the performance period. The performance against operational financial metrics during the performance period reflects an equitable adjustment as required under the applicable award agreements for unusual and non-recurring items arising from the execution of Citi’s strategy refresh in Australia and Korea, consisting of a $694 million revenue impact and $1.171 billion expense impact. Since the implementation of our PSU program, the average number of PSUs earned for the six completed cycles is 74.5%.

PSU PAYOUT — AWARDS SETTLED IN 2020–2022

Deferred Stock Awards

Under the general structure of our executive compensation program, 20% of CEO variable pay and 30% of other named executive officer variable pay is awarded as Deferred Stock Awards.

AWARD FEATURE	DEFERRED STOCK AWARD DESCRIPTION
Vesting Period	Vests 25% each year over a four-year period(1)
Number of Shares	The number is derived from the portion of total incentive award allocated to Deferred Stock Awards divided by the average of the closing prices of our common stock for the five trading days immediately preceding the February 10, 2022 grant date ($66.532).
Dividend Equivalents	Dividend equivalents will be accrued and paid on vested shares after the end of the vesting period; dividend equivalents on Deferred Stock Awards that are not earned will be forfeited.
Clawbacks	Deferred Stock Awards are subject to clawbacks.

(1)	Mr. Ybarra’s awards vest over a five-year period with a six-month holdback.

www.citigroup.com

98	Proposal 3: Advisory Vote to Approve our 2021 Executive Compensation

Additional Compensation Practices

OUR INDEPENDENT COMPENSATION CONSULTANT

FW Cook has been the Compensation Committee’s independent advisor since 2012. FW Cook provides no services to us other than its services to the Board, has no other ties to management that could jeopardize its fully independent status, and has strong internal governance policies that help ensure it maintains its independence. Representatives of FW Cook attended all Compensation Committee meetings during 2021, including executive sessions as requested, and engaged with Compensation Committee members between meetings. FW Cook advised the Compensation Committee regarding the compensation awarded to the CEO and other executive officers. FW Cook also provided extensive guidance and analysis regarding the Compensation Committee’s and the Board’s responses to our advisory say-on-pay votes, offered market insights, and provided advice to the Compensation Committee on our executive compensation plan design and the presentation of our programs to stockholders through the investor outreach process described earlier as well as required SEC disclosures. FW Cook also provides advice to the Board on non-executive director compensation. Pursuant to SEC and NYSE rules, the Compensation Committee assessed the independence of FW Cook most recently in January 2022 and determined that FW Cook is independent from our management and that its work for the Compensation Committee has not raised any conflicts of interest.

TAX DEDUCTIBILITY OF INCENTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code limits our ability to deduct compensation paid to our named executive officers for U.S. federal income tax purposes, generally to $1 million per year. Further, once any of our employees is considered a “covered employee” under Section 162(m) of the Internal Revenue Code, that person will remain a “covered employee” so long as the person receives compensation from Citi.

The Personnel and Compensation Committee Report

The Compensation Committee has evaluated the performance of and determined the compensation for the CEO, approved the compensation of executive officers, and approved the compensation structure for other members of senior management and other highly compensated employees. The Compensation Committee reviewed and discussed the foregoing Compensation Discussion and Analysis with members of senior management and, based on this review, the Compensation Committee recommended to the Board of Directors of Citigroup Inc. that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and Proxy Statement on Schedule 14A filed with the SEC.

The Personnel and Compensation Committee:

Lew W. (Jay) Jacobs, IV (Chair)
John C. Dugan
Duncan P. Hennes
Renée James
Gary M. Reiner
Diana L. Taylor

Dated: March 9, 2022

Citi 2022 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE OUR 2021 ExECUTIVE COMPENSATION	99

2021 Summary Compensation Table and
Compensation Information

2021 Summary Compensation Table

The following table shows the compensation for 2021 and applicable prior years for Citi’s CEO, CFO, the three other most highly compensated executive officers as of December 31, 2021, and Citi’s former CEO. These six individuals are referred to in this Proxy Statement as Citi’s “named executive officers.”

Name and Principal Position(1)	Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Jane Fraser CEO(7)	2021	$1,333,333	$6,350,000	$11,215,773	$1,562,500	—	$79,718	$20,541,324
	2020	$500,000	$6,660,000	$7,406,892	$1,562,500	—	$581,332	$16,710,724
	2019	$500,000	$4,800,000	$11,995,705	$1,276	—	$16,800	$17,313,781
Mark Mason CFO	2021	$750,000	$4,644,000	$7,106,691	$844,167	$1,167	$17,400	$13,363,425
	2020	$500,000	$4,220,000	$6,236,418	$1,189,719	$1,387	$17,100	$12,164,624
	2019	$496,301	$4,041,480	$1,657,500	$1,537,803	$1,722	$16,800	$7,751,607
Paco Ybarra(8) CEO, Institutional Clients Group	2021	$8,973,981	—	$4,809,382	$4,684,706	—	$23,466	$18,491,535
	2020	$8,355,669	—	$5,514,311	$3,816,983	$63,074	$23,290	$17,773,327
	2019	$6,423,980	—	$4,581,107	$2,740,779	$46,188	$21,972	$13,814,026

Peter Babej(9) CEO, Asia Pacific	2021	$750,000	$3,900,000	$5,074,043	$861,312	—	$558,007	$11,143,362

Ernesto Torres Cantú(9) CEO, Latin America	2021	$750,000	$4,140,000	$5,137,195	$334,697	—	$76,523	$10,438,415

Michael Corbat Former CEO	2021	$250,000	—	$13,780,581	—	$6,633	$17,400	$14,054,614	(10)
	2020	$1,500,000	$5,260,500	$16,202,576	—	$3,914	$17,100	$22,984,090
	2019	$1,500,000	$6,750,000	$17,237,115	—	$4,846	$16,800	$25,508,761

(1)

The principal position for each named executive officer is the position he or she held on December 31, 2021. Mr. Corbat was not a Citi executive officer at December 31, 2021, but his 2021 and prior-year compensation is required to be disclosed under SEC rules because he was Citi CEO through February 26, 2021, when Ms. Fraser assumed the role.

(2)	Amounts in this column show cash bonuses for service in the listed year.
(3)

In accordance with SEC rules, the amounts in this column for 2021 are the aggregate grant date fair values of Performance Share Units and Deferred Stock Awards awarded during 2021, even where performance relates to 2020 service. The separate grant date value of each award shown in the Stock Award column is disclosed in the 2021 Grants of Plan-Based Awards Table on page 101. The aggregate grant date fair values of the awards shown in this column are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC 718). The assumptions made, if any, when calculating the amounts in this column are found in Note 7 to the Consolidated Financial Statements of Citigroup Inc. and its subsidiaries, as filed with the SEC on Form 10-K for 2021. The amounts reported in the Summary Compensation Table for the Performance Share Units are the values at the grant date as determined in accordance with ASC 718, which take into account the probable outcome of the performance conditions. Consequently, these values differ from the nominal amounts of the awards made by the Compensation Committee, which are divided by the Citi common stock price as determined on the grant date to yield a target number of Performance Share Units. The values of the Performance Share Units at the 2021 grant

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100	Proposal 3: Advisory Vote to Approve our 2021 Executive Compensation

date awarded for 2020 performance and shown in the 2021 Summary Compensation Table, assuming that the highest levels of performance conditions are achieved, are: Ms. Fraser, $7,492,500; Mr. Mason, $4,747,500; Mr. Babej, $3,389,625; Mr. Torres Cantú, $3,431,813; and Mr. Corbat, $9,205,875.

(4)

The amounts shown in this column represent the amount of each Deferred Cash Award considered earned in the applicable year even though the awards were granted in prior years in respect of prior-year service. Deferred Cash Awards are granted to executives (1) who are not eligible for Performance Share Units, which are awarded only to the CEO and executives who report directly to her or (2) whose compensation is designed to comply with U.K. and E.U. regulatory guidance, such as Mr. Ybarra. Generally, these awards vest in equal portions over four years and are credited with notional interest at market rates, subject to regulatory requirements. In addition, Ms. Fraser was granted a special deferred incentive award in 2019, which is included in the amount shown for her in this column. The amounts shown in this column for 2021 include the following notional interest amounts: Mr. Mason, $47,292; Mr. Ybarra, $40,595; Mr. Babej, $47,562; and Mr. Torres Cantú, $18,721. No notional interest is paid in connection with Ms. Fraser’s special award. Mr. Ybarra’s Deferred Cash Awards are denominated in British pounds because they relate to his service in London. They are shown as converted from British pounds to U.S. dollars at the December 31, 2021, conversion rate used to prepare Citi’s financial statements (1 British pound = 1.35445 U.S. dollars). Mr. Torres Cantú’s Deferred Cash Awards are denominated in Mexican pesos because they related to his service in Mexico. They are shown as converted from Mexican pesos to U.S. dollars at the December 31, 2021, conversion rate used to prepare Citi’s financial statements (1 Mexican peso = 0.04876265 U.S. dollars).

(5)

These amounts represent the increases in the present value of pension benefits for Mr. Mason, Mr. Ybarra, and Mr. Corbat, as more fully described in the 2021 Pension Benefits Table. The value of Mr. Ybarra’s benefit under Citibank HOG Plan decreased by ($15,274). The decreases in value of Mr. Ybarra’s pension benefits were primarily attributable to increases in the discount rate assumptions applicable to the plan. The amount of each named executive officer’s above-market or preferential earnings on compensation that was deferred on a basis that was not tax-qualified was $0.

(6)	Set forth below is a breakdown of All Other Compensation for 2021 (including personal benefits):

Name	Employer Retirement Plan Contribution ($)	Tax Reimbursement ($)	Housing/Cost of Living/ Security ($)	Relocation ($)	Total ($)
Jane Fraser	$17,400	—	—	$62,318	$79,718
Mark Mason	$17,400	—	—	—	$17,400
Paco Ybarra	$23,466	—	—	—	$23,466
Peter Babej	$17,400	$287,711	$251,376	$1,520	$558,007
Ernesto Torres Cantú	$17,400	—	$59,123	—	$76,523
Michael Corbat	$17,400	—	—	—	$17,400

Except for Mr. Ybarra, the named executive officers received 401(k) plan matching contributions pursuant to the formula applicable to all eligible U.S. employees. Ms. Fraser received relocation benefits under a generally applicable policy incident to her relocation from Miami to New York in 2020. The amount in the table for Mr. Ybarra is a taxable cash payment in lieu of an employer contribution to a broad-based retirement plan and is determined according to a generally applicable formula. The amounts shown are converted from British pounds to U.S. dollars at the December 31, 2021, conversion rate used to prepare Citi’s financial statements (1 British pound = 1.35445 U.S. dollars). Messrs. Babej and Torres Cantú received the benefits set forth in the table above under generally applicable policies.

(7)	Ms. Fraser became Citi’s CEO on February 26, 2021. Prior to that date, she was Citi’s President and CEO - Global Consumer Banking.
(8)

The Salary column for Mr. Ybarra shows base salary plus a fixed role-based allowance delivered in cash. Role-based allowances are awarded based on certain guidelines related to the significance of the role. Mr. Ybarra’s base salary and role-based allowance are paid in British pounds, and the total is shown as converted from British pounds to U.S. dollars at an average 2021 conversion rate (1 British pound = 1.3806125 U.S. dollars). Mr. Ybarra’s entire annual incentive award is deferred, consistent with Citi’s overall approach to compliance with U.K. and E.U. regulatory guidance.

(9)	2019 and 2020 compensation amounts for Messrs. Babej and Torres Cantú are not required to be disclosed because they were not named executive officers for those years.
(10)

As indicated in footnote 3 above, in accordance with SEC rules, the amounts in the Stock Awards column are the aggregate grant date fair values of Performance Share Units and Deferred Stock Awards awarded during 2021, even where performance relates to 2020 service. For Mr. Corbat, $13,780,581 of the amount shown in the Total Compensation column for 2021 represents the grant date fair value of Performance Share Units and Deferred Stock Awards awarded to him for his service during 2020.

Citi 2022 Proxy Statement

Proposal 3: Advisory Vote to Approve our 2021 Executive Compensation	101

2021 Grants of Plan-Based Awards

The table below provides information regarding awards granted by the Compensation Committee to the named executive officers in 2021.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				Grant Date Fair Value of
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)		Maximum (#)	Stock Awards(1) ($)
Jane Fraser	2/11/2021	—	—		—	—	79,190	(2)	79,190	$4,995,000
	2/11/2021	—	—		—	—	79,190	(3)	118,785	$6,220,773
Mark Mason	2/11/2021	—	—		—	—	50,177	(2)	50,177	$3,165,000
	2/11/2021	—	—		—	—	50,177	(3)	75,265	$3,941,691
	8/13/2021	—	$5,000,000	(5)	$5,000,000	—	—		—	—
Paco Ybarra	2/11/2021	—	—		—	—	83,645	(2)	83,645	$4,809,382
	2/11/2021	—	$4,340,497	(4)	$4,340,497	—	—		—	—
	8/13/2021	—	$5,000,000	(5)	$5,000,000	—	—		—	—
Peter Babej	2/11/2021	—	—		—	—	35,825	(2)	35,825	$2,259,750
	2/11/2021	—	—		—	—	35,825	(3)	53,739	$2,814,293
	8/13/2021	—	$5,000,000	(5)	$5,000,000	—	—		—	—
Ernesto Torres Cantú	2/11/2021	—	—		—	—	36,271	(2)	36,271	$2,287,875
	2/11/2021	—	—		—	—	36,271	(3)	54,406	$2,849,320
	8/13/2021	—	$5,000,000	(5)	$5,000,000	—	—		—	—
Michael Corbat	2/11/2021	—	—		—	—	97,299	(2)	97,299	$6,137,250
	2/11/2021	—	—		—	—	97,299	(3)	145,948	$7,643,331

(1)

The assumptions used in determining grant date fair value are the same as those set forth in footnote 3 to the 2021 Summary Compensation Table. The amounts shown in the table do not necessarily represent the actual value that may be realized by the named executive officer. The amounts reported in the 2021 Grants of Plan-Based Awards table for the Performance Share Units are the values at the grant date under applicable accounting principles, which take into account the probable outcome of the performance conditions. Consequently, these values differ from the nominal amount of the awards made by the Compensation Committee, which is divided by the Citi common stock price as determined on the grant date to yield a target number of Performance Share Units.

(2)	These Deferred Stock Awards were granted under the 2019 Stock Incentive Plan for performance in 2020. More detailed information about the terms of these awards appears on page 97.
(3)

These awards are Performance Share Units for performance in 2020. More detailed information about the terms of these awards appears on pages 96-97, except that the performance metrics for these awards are as follows:

Average RoTCE 2021-2023	Percent of Target PSUs Earned	Cumulative TBVPS 2021-2023	Percent of Target PSUs Earned
Less than 5.0%	0%	Less than $190.00	0%
5% to less than 9.5%	From 0% to 150% depending on performance relative to peers	$190.00	50%
9.5% to less than 10.0%	Greater of (i) interpolation from 100% to 150% and (ii) earned percentage based on performance relative to peers	$225.00 to $235.00	100%
10.0% or more	150%	$245.00 or more	150%
(4)

Granted for performance in 2020 in lieu of Performance Share Units to comply with U.K. and E.U. regulatory guidance. The amounts shown are converted from British pounds to U.S. dollars at the December 31, 2021, conversion rate used to prepare Citi’s financial statements (1 British pound = 1.35445 U.S. dollars). These deferred cash awards vest in equal annual portions over a five-year period, each installment of which is subject to a six-month holdback after the vesting date.

(5)	These awards are Transformation Bonus Plan awards. More detailed information about the terms of these awards appears on pages 73-74.

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102	PROPOSAL 3: ADVISORY VOTE TO APPROVE OUR 2021 EXECUTIVE COMPENSATION

Outstanding Equity Awards at 2021 Fiscal Year End

The market values below were computed using the closing price of Citi common stock on December 31, 2021, which was $60.39.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jane Fraser	2/15/2018	8,060	(1)	$486,743	—		—
	2/14/2019	—		—	21,024	(2)	$1,269,639
	2/14/2019	37,003	(3)	$2,234,611	—		—
	11/25/2019	—		—	42,013	(4)	$2,537,165
	2/13/2020	—		—	34,215	(5)	$2,066,244
	2/13/2020	—		—	45,620	(6)	$2,754,992
	2/11/2021	—		—	79,190	(7)	$4,782,284
	2/11/2021	—		—	79,190	(8)	$4,782,284
Mark Mason	2/15/2018	5,138	(1)	$310,284	—		—
	2/14/2019	—		—	13,275	(2)	$801,677
	2/13/2020	—		—	28,808	(5)	$1,739,715
	2/13/2020	—		—	38,411	(6)	$2,319,640
	2/11/2021	—		—	50,177	(7)	$3,030,189
	2/11/2021	—		—	50,177	(8)	$3,030,189
Paco Ybarra	2/16/2017	14,833	(9)	$895,765
	2/15/2018	—		—	29,093	(10)	$1,756,926
	2/14/2019	—		—	47,837	(11)	$2,888,876
	2/13/2020	—		—	60,238	(12)	$3,637,773
	2/11/2021	—		—	83,645	(13)	$5,051,322
Peter Babej	2/15/2018	5,440	(1)	$328,522	—		—
	2/14/2019	—		—	13,095	(2)	$790,807
	2/13/2020	—		—	16,192	(5)	$977,835
	2/13/2020	—		—	21,589	(6)	$1,303,760
	2/11/2021	—		—	35,825	(7)	$2,163,472
	2/11/2021	—		—	35,825	(8)	$2,163,532
Ernesto Torres Cantú	2/15/2018	2,160	(1)	$130,442	—		—
	2/14/2019	—		—	5,449	(2)	$329,065
	2/13/2020	—		—	10,451	(5)	$631,136
	2/13/2020	—		—	13,934	(6)	$841,474
	2/11/2021	—		—	36,271	(7)	$2,190,406
	2/11/2021	—		—	36,271	(8)	$2,190,406
Michael Corbat	2/15/2018	25,272	(1)	$1,526,176	—		—
	2/14/2019	—		—	63,072	(2)	$3,808,918
	2/14/2019	111,008	(3)	$6,703,773	—		—
	2/13/2020	—		—	74,846	(5)	$4,519,950
	2/13/2020	—		—	99,794	(6)	$6,026,560
	2/11/2021	—		—	97,299	(7)	$5,875,887
	2/11/2021				97,299	(8)	$5,875,887

(1)	This Deferred Stock Award vested in four equal annual installments beginning on January 20, 2019.
(2)	This Deferred Stock Award vests in four equal annual installments beginning on January 20, 2020.

Citi 2022 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE OUR 2021 EXECUTIVE COMPENSATION	103

(3)	This Performance Share Unit award vests in three equal annual installments beginning on January 20, 2020, subject to performance conditions based on return on tangible common equity and cumulative earnings per share. The value of earned Performance Share Units is delivered in full after the end of the three-year performance period. Based on attainment of the performance metric of the award, 88.0% of the target number of units was delivered to each executive. The performance period for the award ended on December 31, 2021. The table presents the award values at December 31, 2021; the values of the awards on the 2022 delivery date are different and were determined using an average Citi common stock price as of the final vesting date (January 20, 2022), such that the realized values of the awards (including accrued dividend equivalents) were as follows: Ms. Fraser, $2,584,486 and Mr. Corbat, $7,753,457.
(4)	This Deferred Stock Award vests in four equal annual installments beginning on November 20, 2020.
(5)	This Deferred Stock Award vests in four equal annual installments beginning on January 20, 2021.
(6)	This Performance Share Unit award vests in three equal annual installments beginning on January 20, 2021, subject to performance conditions based on return on tangible common equity and earnings per share. The value of earned Performance Share Units is delivered in full after the end of the three-year performance period. The table includes the entire value of Performance Share Units assuming that 100% of target for both performance metrics is achieved and the Citi common stock price at December 31, 2021, remains unchanged through the end of the performance period in 2022.
(7)	This Deferred Stock Award vests in four equal annual installments beginning on January 20, 2022.
(8)	This Performance Share Unit award vests in three equal annual installments beginning on January 20, 2022, subject to performance conditions based on return on tangible common equity and tangible book value per share. The value of earned Performance Share Units is delivered in full after the end of the three-year performance period. The table includes the entire value of Performance Share Units assuming that 100% of target for both performance metrics is achieved and the Citi common stock price at December 31, 2021, remains unchanged through the end of the performance period in 2023.
(9)	This Deferred Stock Award vests in five equal annual installments beginning on February 20, 2018, subject to a six-month holdback period after each vesting date.
(10)	This Deferred Stock Award vests in five equal annual installments beginning on February 20, 2019, subject to a six-month holdback period after each vesting date.
(11)	This Deferred Stock Award vests in five equal annual installments beginning on February 20, 2020, subject to a six-month holdback period after each vesting date.
(12)	This Deferred Stock Award vests in five equal annual installments beginning on February 20, 2021, subject to a six-month holdback period after each vesting date.
(13)	This Deferred Stock Award vests in five equal annual installments beginning on February 20, 2022, subject to a six-month holdback period after each vesting date.

Option Exercises and Stock Vested in 2021

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jane Fraser	—	—	77,821	$5,006,275
Mark Mason	—	—	26,663	$1,698,219
Paco Ybarra	—	—	60,385	$3,972,182
Peter Babej	—	—	22,059	$1,404,982
Ernesto Torres Cantú	—	—	10,672	$679,705
Michael Corbat	—	—	130,832	$8,314,408

(1)	The values in the Stock Awards columns reflect, for each named executive officer, the number of shares underlying Deferred Stock Awards and earned Performance Share Units that were settled in 2021, and the cash and value of shares delivered in settlement thereof.

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104	PROPOSAL 3: ADVISORY VOTE TO APPROVE OUR 2021 EXECUTIVE COMPENSATION

2021 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Jane Fraser	N/A	—	—	—
Mark Mason	The Citigroup Pension Plan	6.0	$48,921	$0
Paco Ybarra	The Retirement Plan for Specified Non-United States International Staff of Citibank, N.A. and Participating Companies (International Staff Plan)	13.8	$457,275	$0
Peter Babej	N/A	—	—	—
Ernesto Torres Cantú	N/A	—	—	—
Michael Corbat	The Citigroup Pension Plan	24.4	$0	$138,270

(1)	The mortality table, plan discount rate, interest crediting rate, and payment form assumptions used in determining the present value of The Citigroup Pension Plan, International Staff Plan, and Pay Cap Plan benefits are the same as the year-end 2021 assumptions used to prepare Note 8 to the Consolidated Financial Statements of Citigroup Inc. and its subsidiaries, as filed with the SEC on Form 10-K for 2021. Benefits in the 2021 Pension Benefits Table have been calculated using a normal retirement age of 65, as defined in the plans.

Citi’s policy is that executives should accrue retirement benefits on the same basis generally available to Citi employees under Citi’s broad-based, tax-qualified retirement plans. Citi has not granted extra years of credited service under any retirement plan to any of the named executive officers. Ms. Fraser and Messrs. Babej and Torres Cantú have never been eligible to participate in a defined benefit pension plan under the terms of Citi’s broad-based retirement programs in effect in their employment countries; they have participated only in defined contribution retirement plans since the commencement of their employment at Citi.

The following describes the pension plans listed in the 2021 Pension Benefits Table.

The Citigroup Pension Plan. The purpose of this broad-based, tax-qualified retirement plan is to provide retirement income on a tax-deferred basis to all eligible U.S. employees. Effective December 31, 2006, The Citigroup Pension Plan was closed to new members and generally ceased benefit accruals effective December 31, 2007. Mr. Corbat and Mr. Mason are eligible for benefits under this plan. Their entire benefits are cash balance benefits.

The Citigroup Pension Plan cash balance benefit is expressed as a hypothetical account balance. Prior to January 1, 2008, the plan generally provided for the annual accrual of benefit credits for most of the covered population, including the covered named executive officers, at a rate between 1.5% and 6% of eligible compensation; the benefit credit rate increased with age and service. Eligible compensation generally included base salary and incentive awards, but excluded compensation payable after termination of employment, certain non-recurring payments, and other benefits. Annual eligible compensation was limited by the Internal Revenue Code to $225,000 for 2007 (the final year of cash balance benefit accrual). Interest credits continue to be applied annually to each participant’s account balance; these credits are based on the yield on 30-year Treasury bonds (as published by the Internal Revenue Service).

Benefits under The Citigroup Pension Plan are payable in annuity form or in other optional forms, including a lump sum, upon termination of employment. The Citigroup Pension Plan’s normal retirement age is 65. The portion of an eligible participant’s benefit determined under the Citibank Retirement Plan formula may be paid upon early retirement, which is defined for this purpose as the first day of the month after the later of the participant’s 55th birthday or the date on which the participant completes a year of service (as defined in the plan).

The Retirement Plan for Specified Non-United States International Staff of Citibank, N.A. and Participating Companies (International Staff Plan). The International Staff Plan is an unfunded, nonqualified deferred compensation plan that was offered to a select group of management or highly compensated employees. The International Staff Plan provided a retirement benefit to internationally mobile staff participating in the Citi Expatriate Program who, due to their mobile status, were ineligible for any other Citi defined benefit retirement plan. Benefits mirrored the Citibank Retirement Plan and, after 1999, The Citigroup Pension Plan. The International Staff Plan closed to new members and generally ceased benefit accruals effective December 31, 2007, like The Citigroup Pension Plan.

Citi 2022 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE OUR 2021 EXECUTIVE COMPENSATION	105

Mr. Ybarra accrued benefits under the International Staff Plan from 1994 through 2007. From 1994 through 1999, Mr. Ybarra accrued an International Staff Plan benefit determined using the Citibank Retirement Plan formula described above, and from 2000 through 2007, Mr. Ybarra accrued an International Staff Plan benefit determined using The Citigroup Pension Plan cash balance benefit formula previously described. Limits on eligible compensation and benefits imposed by the Internal Revenue Code on tax-qualified retirement plans generally did not apply to International Staff Plan benefit accruals because the International Staff Plan is nonqualified; however, the International Staff Plan was amended over time to include certain limits. Effective January 1, 2000, eligible compensation under the International Staff Plan was limited to $500,000, and effective January 1, 2002, the limit on eligible compensation imposed by the Internal Revenue Code applied to International Staff Plan benefit accruals.

Mr. Ybarra is eligible for early retirement under the Citibank Retirement Plan formula, meaning that he is eligible for a benefit, actuarially reduced for early commencement, under the International Staff Plan commencing upon his termination of employment. He is eligible for an unreduced benefit commencing immediately if he terminates employment after attaining age 60, or, if he terminates employment before age 60, he is eligible for an unreduced benefit commencing at age 65. The International Staff Plan offered lump sum and life annuity distribution options to participants.

Payments upon Termination or Change of Control

General Policies. Citi does not provide guaranteed executive severance or change of control agreements.

Potential Payments Table. Set forth below is a table showing the estimated value of outstanding awards that would have been delivered over time to each named executive officer employed by Citi on December 31, 2021, had the applicable employment termination or other event occurred on December 31, 2021 and assuming that all award vesting and performance conditions are satisfied. Unless the awards are forfeited, the awards shown in the Potential Payments Table vest on schedule following termination of employment and do not accelerate by their terms except in the case of death. The closing price of Citi’s common stock on December 31, 2021 ($60.39) was used in developing the estimates shown in the Potential Payments Table.

Name	Change of Control of Citigroup ($)	Termination for Gross Misconduct ($)	Involuntary Termination not for Gross Misconduct ($)	Voluntary Resignation or Retirement ($)	Death or Disability ($)
Jane Fraser
Deferred Stock Awards	—	—	$8,604,910	$8,604,910	$8,604,910
Performance Share Units(1)	—	—	$9,771,887	$9,771,887	$9,771,887
Deferred Cash Awards	—	—	—	—	—
Mark Mason
Deferred Stock Awards	—	—	$5,881,865	$5,881,865	$5,881,865
Performance Share Units(1)	—	—	$5,349,829	$5,349,829	$5,349,829
Deferred Cash Awards	—	—	$1,348,050	—	$1,348,050
Paco Ybarra
Deferred Stock Awards	—	—	$14,230,662	$14,230,662	$14,230,662
Performance Share Units	—	—	—	—	—
Deferred Cash Awards(2)	—	—	$14,261,897	$14,261,897	$14,261,897
Peter Babej
Deferred Stock Awards	—	—	$4,260,636	$4,260,636	$4,260,636
Performance Share Units(1)	—	—	$3,467,292	$3,467,292	$3,467,292
Deferred Cash Awards	—	—	$1,360,844	$1,360,844	$1,360,844

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106	PROPOSAL 3: ADVISORY VOTE TO APPROVE OUR 2021 EXECUTIVE COMPENSATION

Name	Change of Control of Citigroup ($)	Termination for Gross Misconduct ($)	Involuntary Termination not for Gross Misconduct ($)	Voluntary Resignation or Retirement ($)	Death or Disability ($)
Ernesto Torres Cantú
Deferred Stock Awards	$0	$0	$3,281,049	$3,281,049	$3,281,049
Performance Share Units(1)	$0	$0	$3,031,880	$3,031,880	$3,031,880
Deferred Cash Awards(3)	$0	$0	$532,933	$532,933	$532,933
Michael Corbat(4)
Deferred Stock Awards	$0	$0	$0	$15,730,931	$0
Performance Share Units(1)	$0	$0	$0	$18,606,220	$0
Deferred Cash Awards	$0	$0	$0	$0	$0

(1)	The Potential Payments Table includes (a) the value of the Performance Share Units granted in February 2019 assuming that the Citi common stock price at December 31, 2021 remained unchanged through the final vesting date; and (b) the value of the Performance Share Units granted in February 2020 and February 2021 assuming that Performance Share Units are earned at 100% of target levels and that the Citi common stock price at December 31, 2021 remains unchanged through the final vesting date.
(2)	Mr. Ybarra’s Deferred Cash Awards are denominated in British pounds because they were awarded for years in which he was employed in London. The amounts presented above for Mr. Ybarra are shown as converted from British pounds to U.S. dollars at the December 31, 2021 conversion rate used to prepare Citi’s financial statements (1 British pound = 1.35445 U.S. dollars).
(3)	Mr. Torres Cantú’s Deferred Cash Awards are denominated in Mexican pesos because they were awarded for years in which he was employed in Mexico. The amounts presented in the table for Mr. Torres Cantú are shown as converted from Mexican pesos to U.S. dollars at the December 31, 2021, conversion rate used to prepare Citi’s financial statements (1 Mexican peso = 0.04876265 U.S. dollars).
(4)	Mr. Corbat retired as our CEO in February 2021.

Deferred Stock Awards; Rule of 60. Deferred Stock Awards granted to the named executive officers under the 2019 Stock Incentive Plan and predecessor plans vest over a period of four or five years subject to performance conditions. Deferred Stock Awards provide for accelerated vesting if a participant dies but provide for vesting on schedule in all other circumstances in which vesting occurs after termination of employment. If a participant’s combined years of age and service meet the Rule of 60 at the time he or she voluntarily resigns, the participant’s Deferred Stock Awards will continue to vest on schedule over the vesting period, provided he or she does not work for a “significant competitor” during the vesting period. A participant meets the Rule of 60 if his or her age plus full years of service equals at least 60 and he or she either: (i) is at least age 50 with at least five full years of service; or (ii) is under age 50 with at least 20 full years of service. Partial years of age and service are each rounded down to the nearest whole number. In contrast, if a participant does not meet the Rule of 60 and voluntarily resigns, any unvested Deferred Stock Awards are forfeited, unless the participant becomes employed in an “alternative career.”

Under the “alternative career” provisions of Citi’s Deferred Stock Awards, employees may continue to vest in their deferred awards if they resign from Citi to work full-time in government or at a charitable organization or to teach full-time at an educational institution. All of the named executive officers had attained the Rule of 60 before December 31, 2021, so none of them are eligible for the “alternative career” provisions, and each of them would be eligible for continued vesting following resignation without regard to whether they pursued an “alternative career.”

Performance Share Units. Performance Share Units have the same vesting provisions covering termination of employment as those applicable to Citi’s Deferred Stock Awards, including the Rule of 60. Any named executive officer who meets the Rule of 60 will receive his or her earned Performance Share Units unless: (i) he or she voluntarily resigns during the performance period and performs services for a competitor, or (ii) he or she is terminated for gross misconduct (in which case the undelivered award is canceled). If a named executive officer who meets the Rule of 60 resigns and competes, at the end of the performance period, he or she will forfeit a prorated Performance Share Unit award, based on his or her service during the performance period. For example, if such a named executive officer resigns after the first year of the performance period to work for a competitor, he or she will receive one-third of the earned Performance Share Units after the end of the three-year performance period and the other two-thirds will be forfeited.

Citi 2022 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE OUR 2021 EXECUTIVE COMPENSATION	107

Deferred Cash Awards. Deferred Cash Awards have the same vesting provisions covering termination of employment as those applicable to Citi’s Deferred Stock Awards, including the Rule of 60.

“Double Trigger” Change of Control Requirement. Citi’s 2019 Stock Incentive Plan and its predecessor, the 2014 Stock Incentive Plan, have a “double trigger” requirement, which provides that an involuntary termination of employment not for gross misconduct must occur as a result of a “change of control” of Citi before any vesting of equity awards may occur in connection with the change of control. In addition, the Compensation Committee has a policy that equity awards granted to executive officers will not be accelerated solely by reason of a change of control of Citigroup Inc. The intent of the policy is for such a change of control to have no impact on the applicable awards, absent a qualifying termination of employment. The same change of control provisions apply to Citi’s Performance Share Units and Deferred Cash Awards.

Under the 2019 Stock Incentive Plan, a “change of control” means: (i) a person acquiring direct or indirect beneficial ownership of Citigroup Inc. securities representing 30% or more of the combined voting power of then outstanding securities of Citigroup Inc.; (ii) specified changes in the majority of the Board (not including the election of Directors whose election or nomination was approved by a majority of the then incumbent Board); (iii) a sale, transfer, or distribution of all or substantially all of the assets of Citigroup Inc. or a dissolution or liquidation of Citigroup Inc.; or (iv) consummation of a reorganization, merger, consolidation, or other corporate transaction that results in stockholders of Citigroup Inc. not owning more than 50% of the combined voting power of Citigroup Inc. or other corporation resulting from the transaction. The 2014 Stock Incentive Plan had the same provision.

Management Analysis of Potential Adverse Effects of Compensation Plans

Citi has adopted multiple coordinated strategies to manage the risk of material adverse effects to the franchise through the design and administration of its incentive compensation programs, including those applicable to the named executive officers. Those strategies, including regular analyses and reviews by Citi’s Chief Risk Officer, are detailed on pages 81-88. On the basis of the foregoing analysis, management has concluded that Citi’s compensation plans are not reasonably likely to have a material adverse effect on Citi.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our employees to the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

●	For 2021, the median annual total compensation of all employees of our company (other than the CEO) was $55,285, and the annual total compensation of our CEO was $20,554,067.(1)
●	Based on this information, for 2021, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees was estimated to be 372 to 1.
(1)	This number is the sum of the 2021 total compensation reported in the 2021 Summary Compensation Table and the value of employer contributions to broad-based employee benefit plans not already included in the Summary Compensation Table.

www.citigroup.com

108	PROPOSAL 3: ADVISORY VOTE TO APPROVE OUR 2021 EXECUTIVE COMPENSATION

How We Calculated the Ratio

●

The “median annual total compensation of all employees” is the annual total compensation of a single employee who is at the midpoint of employees ranked in order of compensation amounts. When determining our midpoint, we considered compensation of 210,152 Citi employees (other than the CEO) who were employed by Citi on December 31, 2020, in about 100 countries. We did not exclude any countries and we did not make any adjustments for the cost of living. We applied the data used to determine the 2020 median in the calculation of the 2021 ratio because management believes that there has been no change in the employee population or employee compensation arrangements that would significantly impact Citi’s CEO pay ratio disclosure.

●	SEC regulations allow employers to identify the midpoint based on a “consistently applied compensation measure” (CACM). We used 2020 base pay and cash payments under our incentive compensation plans as our CACM to determine the midpoint of our employee population. We chose this CACM because these two pay elements were consistently available across all countries in which we have employees.
	➢	Where full year information from our formulaic incentive compensation plans was not available, we estimated such amounts using third quarter payments as a proxy for fourth quarter payments.
	➢	Compensation paid in foreign currency was converted to U.S. dollars using a monthly average.
	➢	We did not consider discretionary cash incentives, equity awards, or deferred cash awards as part of the analysis because all employees eligible for discretionary incentives, equity awards, or deferred cash awards are paid well above our midpoint, and therefore, including or excluding such compensation would not affect our midpoint.
●	We then calculated the 2021 “annual total compensation” for a group of representative employees with compensation at or very near our 2020 midpoint (our “midpoint group”). We used the 2021 annual total compensation of the employee with 2020 annual total compensation at approximately the median of our midpoint group to determine our CEO pay ratio.
	➢	In determining the “annual total compensation” for each employee in our midpoint group, we followed the methodology required under SEC regulations for calculating the total compensation of our named executive officers as reported in the Summary Compensation Table and added the value of employer contributions to broad-based employee benefit plans not already included in the Summary Compensation Table.
●	The SEC rules for identifying the median-paid employee and calculating the CEO pay ratio allow companies to apply various methodologies and assumptions and, as a result, the CEO pay ratio reported by Citi may not be comparable to the CEO pay ratio reported by other companies.

Citi 2022 Proxy Statement

109

Proposal 4: Approval of Additional Shares for the Citigroup 2019 Stock Incentive Plan

On the recommendation of the Compensation Committee, the Board has unanimously approved an amendment to the Citigroup 2019 Stock Incentive Plan (the 2019 Plan). The amendment would increase the authorized number of shares available for grant by 36 million. The discussion and description of the 2019 Plan, as amended, that follows is qualified in its entirety by the text of the 2019 Plan that is included as Annex B.

Board Recommendation The Board recommends that you vote FOR approval of the amendment to the Citigroup 2019 Stock Incentive Plan increasing the number of shares, as described in Proposal 4.

Executive Summary

●	36 million shares are requested.
●	No other changes are being proposed for the 2019 Plan.
●	As of February 28, 2022:
➢ 15.37 million shares are reserved for issuance and available for grant under the 2019 Plan
➢ No shares are reserved for issuance and available under any other plan
➢ 43.18 million shares are subject to outstanding Deferral Awards under the 2019 Plan and its predecessor plans
➢ 1,972.0 million total shares of Citi common stock were outstanding.
●	In prior years, some of the mandatorily deferred portion of annual bonuses for risk-taking employees was paid in cash in future years, with interest rather than an adjustment to reflect changes in the value of Citi stock. For Deferral Awards arising from 2021 annual bonuses, 100% of deferrals for all employees eligible for annual discretionary bonuses will be indexed to and paid in Citi stock, where local regulations permit. In 2022, we granted Deferral Awards related to 23.31 million shares in respect of 2021 service, compared to Deferral Awards related to 14.21 million shares in respect of 2020 service.
●	We have strong equity award practices, including a minimum one-year vesting requirement applicable to at least 95% of the shares granted under the 2019 Plan, stringent change of control provisions, an annual limit on the number of shares and stock options and SARs that may be granted to employees, and prohibitions on option repricings, reload options, and discounted stock options. The 2019 Plan has a fixed number of shares available for grant and limits on dividends and dividend equivalent payments.

Our Recent Share Requests

At the 2019 Annual Meeting, stockholders approved the 2019 Plan, including an initial share authorization of 30 million shares. The initial authorization was estimated to be approximately equal to the shares that would no longer be available for grant upon the expiration of the 2014 Stock Incentive Plan (the 2014 Plan); no additional shares were requested at our 2019 Annual Meeting. The initial share authorization under the 2019 Plan was intended to support grant activity for at least one year. At the 2020 Annual Meeting, we requested and received approval for an additional 15 million shares and at the 2021 meeting we requested and received approval for an additional 20 million shares, in each case which was intended to support grant activity for one year. Our current share request is consistent with our approach on share authorizations, which is to request increases as often as annually but only as needed to support grant activities for at least one year.

www.citigroup.com

110	Proposal 4: Approval of Additional Shares for the Citigroup 2019 Stock Incentive Plan

Our Equity Award Practices Are Aligned with Stockholder Interests

●	Equity compensation aligns employee and stockholder interests. Citi’s equity awards are a key component of annual incentive awards for thousands of employees worldwide, thereby aligning the interests of stockholders and a broader group of Citi employees (not just senior executives). In 2022, approximately 9,975 employees in 88 countries received equity awards under the 2019 Plan as part of our annual bonus program.
●	Citi has prudent equity award practices.
	►	All deferred equity awards have cancellation and clawback provisions. Citi’s equity awards are subject to cancellation and clawback provisions covering a range of circumstances, as set forth on page 88. In 2022, we added a “material adverse outcome” cancellation and clawback provision for our equity awards.
	►	Stock ownership requirements. Executive officers are generally required to hold at least 75% of the net after-tax shares acquired through Citi’s incentive compensation programs as long as they are executive officers and are required to retain at least 50% of the shares subject to the stock ownership commitment for one year after ceasing to be an executive officer, as a result of leaving Citi employment or otherwise.
	►	Share buybacks offset dilution from equity compensation programs. During 2021, we returned nearly $7.6 billion in capital to our shareholders through share repurchases.
●	Equity compensation helps Citi to comply with its regulatory obligations. Regulatory guidance in the U.S. and in other countries in which Citi does business provides that a substantial portion of variable compensation awarded to senior executives and other employees whose actions have a material impact on the risk exposure of Citi should be awarded in shares.

Overhang Table

“Overhang” refers to the potential stockholder dilution represented by outstanding employee equity awards and shares available for future grants.

	December 31, 2021	Record Date (February 28, 2022)	April 26, 2022 (estimated)
Simple overhang(1)	3.56%	2.97%	4.79%
Fully diluted overhang(2)	3.44%	2.88%	4.57%
(1)	Simple overhang is the sum of outstanding equity awards and shares available for grant stated as a percentage of common shares outstanding.
(2)

Fully diluted overhang is the sum of outstanding equity awards and shares available for grant stated as a percentage of fully diluted common shares (i.e., common shares outstanding plus outstanding equity awards and shares available for grant under the stock incentive plans).

Citi 2022 Proxy Statement

Proposal 4: Approval of Additional Shares for the Citigroup 2019 Stock Incentive Plan	111

Run Rate Table

Our run rate is the number of shares subject to equity awards granted during a year stated as a percentage of common shares outstanding for such year, based on annual grant data and the basic weighted average number of common shares outstanding as reported in Citigroup’s Annual Report on Form 10-K for such year.

	2019	2020	2021	Three-year average
Run rates for 12-month periods ending December 31	0.66%	0.59%	0.86%	0.70%

Mitigating Dilution Through Return of Capital

Our burn rate and overhang shown in the preceding Overhang Table and Run Rate Table reflect that our strong history of buying back shares lowers our shares outstanding and consequently increases the burn rate and overhang.

The following table illustrates how share repurchases have offset increases in our Common Stock outstanding attributable to the use of equity awards in our compensation programs:

		2019	2020	2021	Total/Average(4)
(a)	Equity-based awards granted(1)	14,920,917	12,361,412	17,535,978	14,939,436
(b)	Shares repurchased(2)	(264,252,000)	(40,740,000)	(105,498,000)	(136,830,000)
(c)	Common Stock outstanding	2,114,123,000	2,082,090,000	1,984,355,000	—
(d)	Common Stock outstanding (adjusted for cumulative repurchases since 2010)(3)	3,143,202,000	3,151,909,000	3,159,672,000	—
(e)	Unadjusted burn rate (a/c)(5)	0.7%	0.6%	0.9%	0.7%(6)
(f)	Burn rate adjusted for share repurchases (a/d)(5)	0.5%	0.4%	0.6%	0.5%(6)
(1)

Reflects the gross number of shares underlying equity-based awards granted during the applicable year. For more information on our share repurchase program and our 2021 equity-based awards, see Note 7 to our consolidated financial statements included in Part II, Item 8 of our 2021 Annual Report on Form 10-K.

(2)	Repurchases are subject to the approval of the Federal Reserve Board in the U.S. and past levels of repurchases do not guarantee any particular rate of repurchase in the future.
(3)	We repurchased approximately 1,175.3 million shares of Common Stock from the beginning of 2010 through December 31, 2021.
(4)	Average of the underlying figures.
(5)

Not adjusted for any future forfeitures or cancellation of awards to satisfy tax withholding requirements, which would further reduce the burn rate if taken into account. During 2019-2021, approximately 40% of share-based awards were canceled or remitted at delivery to satisfy tax withholding requirements.

(6)	Average of underlying burn rates.

*

Not adjusted for any future forfeitures or cancellation of awards to satisfy tax withholding requirements, which would further reduce the burn rate if taken into account. During 2019-2021, approximately 40% of share-based awards were canceled or remitted at delivery to satisfy tax withholding requirements.

www.citigroup.com

112	Proposal 4: Approval of Additional Shares for the Citigroup 2019 Stock Incentive Plan

Our Plan Terms Are Aligned with Stockholder Interests

The following features of the 2019 Plan protect the interests of our stockholders:

●	No “evergreen” feature. The 2019 Plan has a fixed number of shares available for grant that will not automatically increase because of an “evergreen” feature.
●	Minimum one-year vesting requirement. Our one-year minimum vesting requirement will generally apply to at least 95% of the shares that may be granted pursuant to any type of award.
●	A limit on total annual compensation for Directors. The maximum number of shares subject to awards to an individual Director in a calendar year, taken together with any cash fees paid during the calendar year to the Director for services as a member of the Board, may not exceed $1 million in value, except where the Board of Directors approves a higher limit for a non-executive Board chair.
●	Annual limits on shares and options or SARs that can be granted to individual employees. The 2019 Plan limits the number of shares subject to stock options and SARs that may be granted in a calendar year to an individual employee to one million shares. Separately, the 2019 Plan limits the number of shares subject to stock awards that may be granted in a calendar year to an individual employee to one million shares.
●	No discounted options or SARs. Option or SAR exercise prices must be at least 100% of fair market value on the date an option or SAR is granted.
●	No repricings or cash buyouts. The 2019 Plan prohibits any “repricing” of any outstanding option or SAR, except with the approval of the stockholders of the Company. The 2019 Plan defines “repricing” to mean (i) any action that constitutes a “repricing” under GAAP or the rules of the NYSE (including any modification or amendment to an outstanding option or SAR that has the effect of reducing its exercise price); (ii) any cancellation of an outstanding option or SAR when its exercise price exceeds its fair market value in exchange for cash; (iii) any cancellation of an option or SAR in exchange for a new option or SAR with a lower exercise price; or (iv) a substitution of a stock award for an option or SAR when its exercise price exceeds fair market value; in each case other than a permitted equitable adjustment.
●	No reload option grants. Reload options are additional options that are granted automatically upon the exercise of previously granted options; options granted under the 2019 Plan may not include a reload feature.
●	No liberal share “recycling.” If an award under the 2019 Plan, or, after April 16, 2019 (the effective date of the 2019 Plan), the 2014 Plan and the 2009 Stock Incentive Plan (the 2009 Plan), is forfeited, cancelled, or expires or is settled without the issuance of shares, the shares subject to such award will be available for future grants under the 2019 Plan. However, the 2019 Plan prohibits re-granting shares withheld or tendered to pay option exercise prices, repurchased by the Company with option exercise proceeds, or withheld or tendered to satisfy tax withholding obligations on any award. Also, shares of stock subject to SARs that are not issued on settlement may not be re-granted.
●	No dividend or dividend equivalent payments on unvested shares subject to a performance vesting condition. The 2019 Plan permits payment of dividends or dividend equivalents on shares of restricted or deferred stock subject to a performance vesting condition only if and when the underlying shares vest. The 2019 Plan also prohibits the payment of dividends and dividend equivalents on shares subject to outstanding options and SARs.
●	A “double trigger” change of control provision. The 2019 Plan requires that participants must experience an involuntary termination of employment for an award to vest as a result of a change of control of Citigroup Inc. (a “double trigger”). The Compensation Committee has also adopted a policy affirming that no deferred incentive awards to executive officers will vest solely by reason of a change of control of Citigroup Inc.
●	No excise tax gross-ups. The 2019 Plan does not provide for excise tax gross-ups in the event of a change of control of Citigroup Inc., nor do any executive agreements.
●	No liberal definition of change of control. Our definition of “change of control” of Citigroup Inc. requires the consummation, and not merely the approval, of a reorganization, merger, consolidation, or other corporate transaction that results in stockholders of Citigroup Inc. not owning more than 50% of the combined voting power of Citigroup Inc. or other corporation resulting from such transaction. Additionally, the 2019 Plan defines a “change of control” of Citigroup Inc. to mean: (i) a person acquiring direct or indirect beneficial ownership of Citigroup Inc. securities representing 30% or more of the combined voting power of then outstanding securities of Citigroup Inc.; (ii) specified changes in the majority of the Board (not including the election of Directors whose election or nomination was approved by a majority of the then incumbent Board); or (iii) a sale, transfer, or distribution of all or substantially all of the assets of Citigroup Inc., or a dissolution or liquidation of Citigroup Inc.

Citi 2022 Proxy Statement

Proposal 4: Approval of Additional Shares for the Citigroup 2019 Stock Incentive Plan	113

●	Ability to adopt sub-plans that facilitate participation by employees located outside the United States. Any special terms or conditions that the Compensation Committee considers necessary or appropriate to accommodate differences in non-U.S. law, tax policy, or custom may be included in a sub-plan that forms a part of the 2019 Plan.

Equity Compensation Plan Information

All of Citi’s outstanding equity awards have been granted under three stockholder-approved plans—the 2019 Plan and two predecessor plans, the 2014 Plan and the 2009 Plan. There are no equity awards outstanding under plans for which stockholder approval was not required or sought. The information below is as of February 28, 2022.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights (in millions)	(b) Weighted-average exercise price of outstanding options, warrants, and rights ($)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (in millions)
Equity compensation plans approved by security holders	43.18	N/A	15.37
Equity compensation plans not approved by security holders	0	N/A	0
Total	43.18	N/A	15.37

2019 Plan Benefits

Awards under the 2019 Plan are granted by the Compensation Committee in its sole discretion. Therefore, the benefits or amounts that will be received by any particular employee or group of employees in the future is not determinable at this time.

Description of the Citigroup 2019 Stock Incentive Plan

This summary description of the 2019 Plan, as amended, is qualified in its entirety by reference to the 2019 Plan document, which is included as Annex B. If Proposal 4 is approved by stockholders at our Annual Meeting, we intend to file a registration statement on Form S-8, pursuant to the Securities Act of 1933, as amended, to register the additional shares authorized for grant under the 2019 Plan.

General. The 2019 Plan became effective on April 16, 2019 and will expire on the date of the annual meeting of stockholders to be held in 2024. The 2019 Plan provides for various types of awards denominated in shares of Citi common stock to Citi employees, officers, and non-employee Directors. The NYSE closing price of a share of Citi common stock on February 28, 2022 was $59.23.

Administration. The 2019 Plan is administered by the Compensation Committee. All members of such Committee or a sub-committee thereof must satisfy the requirements for independence of SEC Rule 16b-3. With respect to participants who are outside Directors, the 2019 Plan is administered by the Board. The Compensation Committee may delegate some or all of its authority over administration of the 2019 Plan to one or more officers, directors, employees, or another plan administrator except with respect to persons who are Section 16(a) officers. In addition, any special terms or conditions that the Compensation Committee considers necessary or appropriate to accommodate differences in non-U.S. law, tax policy or custom may be included in a sub-plan that forms a part of the 2019 Plan.

www.citigroup.com

114	PROPOSAL 4: APPROVAL OF ADDITIONAL SHARES FOR THE CITIGROUP 2019 STOCK INCENTIVE PLAN

Eligibility. All “employees” of Citi—within the broad definition set forth in the instructions to the SEC Form S-8 registration statement, as in effect on April 16, 2019, but expressly excluding consultants and advisors who are not members of the Board—generally are eligible to receive awards under the 2019 Plan. Based on worldwide employment at December 31, 2021, approximately 223,000 persons could be eligible to participate in the 2019 Plan. However, participation is discretionary—awards are subject to approval by the Compensation Committee. In general, employees with discretionary annual incentive awards of at least $100,000 are eligible to receive at least 25% of that annual award in deferred stock. From January 1, 2021, for the twelve months ending March 1, 2022, awards were made under the 2019 Plan to 14 non-employee Directors, 16 executive officers, and approximately 9,975 employees worldwide. Former “employees” are eligible to participate in the 2019 Plan, but only with respect to their last year of service or substitute awards to replace awards granted by a prior employer acquired by the Company.

Shares subject to the 2019 Plan. Shares of Citi common stock issued in connection with awards under the 2019 Plan may be shares that are authorized but unissued, or previously issued shares that have been reacquired, or both. The initial share authorization under the 2019 Plan was 30 million shares. Pursuant to the amendment approved at the 2020 Annual Meeting, and the amendment approved at the 2021 Annual Meeting, the number of authorized shares increased by 15 million and 20 million, respectively. Pursuant to the amendment described in Proposal 4, the number of authorized shares would increase by 36 million.

“Recycling” provisions. If an award under the 2019 Plan, or, after April 16, 2019 (the effective date of the 2019 Plan), the 2014 Plan and the 2009 Plan, is forfeited, cancelled, or expires or is settled without the issuance of shares, the shares subject to such award will be available for future grants under the 2019 Plan. However, shares tendered by a participant or withheld by Citi to pay an option exercise price, withheld or tendered to satisfy tax withholding obligations relating to any award, repurchased by Citi with option exercise proceeds, covered by a stock-settled SAR (without regard to the number of shares actually issued upon exercise) or withheld to satisfy any debt or other obligation owed to Citi, and cancelled fractional shares will be considered issued and shall not be added to the maximum number of shares that may be issued under the 2019 Plan.

Limits on awards. The maximum number of shares subject to awards to an individual Director in a calendar year (including awards made at the election of a Director in lieu of his or her cash retainer), taken together with any cash fees paid during the calendar year to the Director, in respect of the Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), may not exceed $1 million in value, as determined as of the date of each award. However, the independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the Director receiving any additional compensation may not participate in the decision to award such compensation. For all other eligible “employees,” the number of shares subject to stock options or SARs granted during a calendar year may not exceed one million shares, and the number of shares that may be subject to stock awards granted in a calendar year may not exceed one million shares, unless granted subject to substitute awards that replace awards of a former employer acquired by the Company.

Types of awards. The following types of awards may be made under the 2019 Plan:

●	Stock options. An award of a stock option under the 2019 Plan grants a participant the right to purchase a specified number of shares of Citi common stock during a specified term in the future at an exercise price equal to at least 100% of the “fair market value” (see below) of Citi common stock on the grant date. The term of a stock option may not exceed 10 years from the date of grant.
●	Stock appreciation rights (SARs). A SAR, upon exercise, entitles the participant to receive an amount equal to the difference between the fair market value of Citi common stock on the exercise date and the exercise price of the SAR (which may not be less than 100% of fair market value of a share of Citi common stock on the grant date) times the number of shares subject to the SAR. Payment to a participant upon the exercise of a SAR may be in cash and/or shares of Citi common stock. The term of a SAR may not exceed 10 years from the date of the grant.
➢	For purposes of setting the exercise price of any option or SAR granted under the 2019 Plan, “fair market value” means the closing price on the NYSE (or on the principal national securities exchange on which the common stock is traded or quoted, if not the NYSE) on the date on which the stock option or SAR is granted. For all other purposes under the 2019 Plan, “fair market value” will be as determined by the Compensation Committee.

Citi 2022 Proxy Statement

PROPOSAL 4: APPROVAL OF ADDITIONAL SHARES FOR THE CITIGROUP 2019 STOCK INCENTIVE PLAN	115

●	Stock payment. The Compensation Committee may grant vested shares of Citi common stock as a stock payment.
●	Restricted stock. A restricted stock award is an award of outstanding shares of Citi common stock that does not vest until vesting conditions are satisfied and which will be forfeited if conditions to vesting are not met. Participants may receive dividends on the shares subject to their awards during the vesting period, unless the awards are subject to one or more performance conditions, in which case the dividends, if any, shall be paid only if and when, and only to the extent that, the underlying shares vest.
●	Deferred stock. A deferred stock award is an unfunded, unsecured promise to deliver shares of Citi common stock to the participant in the future, if the participant satisfies the conditions to vesting. Participants do not have voting rights (their rights are no greater than a general unsecured creditor of the Company), but may receive dividend equivalent payments during the vesting period, unless the awards are subject to one or more performance conditions, in which case the dividend equivalents, if any, shall be paid to participants only if and when, and only to the extent that, the underlying shares vest.
●	Other stock-based awards. The Compensation Committee may grant any other award that is denominated in shares of Citi common stock and that may be settled by the delivery of shares and/or cash. For the avoidance of doubt, awards that by their terms shall be settled only in cash shall not be considered to have been granted under the 2019 Plan.
●	Performance-based awards. Subject to the terms of the 2019 Plan, the Compensation Committee may grant awards that are subject to one or more performance conditions related to a performance period of not less than one year.

Minimum vesting requirement. Awards granted under the 2019 Plan may not vest earlier than the first anniversary of the date on which the award is granted, except that the Compensation Committee may grant awards that vest in less than a year (i) as a “substitute award” to replace awards of a former employer acquired by the Company, (ii) awards to Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iii) any additional awards the Compensation Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the 2019 Plan. This restriction does not apply to the Compensation Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability, leave of absence, termination of employment, change of control, or upon the sale or other disposition of the subsidiary employing a participant or other similar event.

Performance conditions. In the case of an award subject to a performance condition, the applicable performance condition may include one or more of the following performance conditions and be expressed in either, or a combination of, absolute or relative values or a percentage of: revenue, revenue or product growth, net income (pre- or after-tax), earnings, earnings per share, stockholders’ equity or return on stockholders’ equity, assets or return on assets, return on risk-adjusted assets, capital or return on capital, return on risk capital, book value or book value per share, economic value-added models or equivalent metrics, operating income, pre- or after-tax income, expenses or reengineering savings, margins, cash flow or cash flow per share, stock price, total shareholder return, market share, debt reduction, net promoter scores, operating efficiency ratios, expense ratios, liquidity ratios, regulatory achievements, or any objective or subjective performance conditions selected by the Compensation Committee.

Prohibition against repricing. The 2019 Plan prohibits any action under the 2019 Plan that would constitute a ”repricing” of any outstanding option or SAR granted under the 2019 Plan, the 2014 Plan, the 2009 Plan or any other plan of the Company or of any acquired company, except with the approval of the stockholders of the Company. The 2019 Plan defines “repricing” to mean: (i) any action that constitutes a “repricing” under GAAP or the rules of the NYSE (including any modification or amendment to an outstanding option or SAR that has the effect of reducing its exercise price); (ii) any cancellation of an outstanding option or SAR when its exercise price exceeds its fair market value in exchange for cash; (iii) any cancellation of an option or SAR in exchange for a new option or SAR with a lower exercise price; or (iv) a substitution of a stock award for an option or SAR when its exercise price exceeds fair market value; in each case other than a permitted equitable adjustment.

Prohibition of reload options. The 2019 Plan does not permit the grant of “reload” options.

www.citigroup.com

116	PROPOSAL 4: APPROVAL OF ADDITIONAL SHARES FOR THE CITIGROUP 2019 STOCK INCENTIVE PLAN

Repayment obligation; right of set-off. If the Compensation Committee subsequently determines that all conditions to vesting and payment of an award, or the vesting and exercisability of an option or SAR, were not satisfied in full, the Compensation Committee may cancel such vesting or exercise and refuse to issue shares and immediately terminate the participant’s rights with respect to such award (or improperly vested portion thereof). If the vesting or exercise of any such award (or portion thereof) has already been settled by delivery of shares or cash, the participant shall be obligated, upon demand, to return the shares or cash (or higher value received at vesting or exercise), to Citi, without reduction for any shares or cash withheld to satisfy withholding tax or other obligations. Consistent with the requirements of Section 409A of the Internal Revenue Code, the 2019 Plan also provides for the set-off of vested awards against obligations a participant may owe to Citi, including but not limited to the obligation to repay improperly vested or exercised awards. Any failure to timely pay tax-related obligations owed to Citi in connection with an award may result in its cancellation.

Non-transferability. During the vesting period, awards and sale-restricted shares generally are not transferable other than by will or the laws of descent and distribution.

Adjustments. The 2019 Plan provides that the Compensation Committee shall make appropriate equitable adjustments to the maximum number of shares available for grant under the 2019 Plan and to the annual individual award limits expressed in numbers of shares in the event of any changes to the Company’s capital structure, including a change in the number of shares outstanding on account of any stock dividend, stock split, reverse stock split, spinoff or any similar equity restructuring, or any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, or similar transaction. In the event of any such transaction, or any extraordinary dividend, divestiture, or other distribution (other than ordinary cash dividends) of assets to stockholders, the Compensation Committee shall make appropriate equitable adjustments to the number or kind of shares subject to outstanding awards, the exercise prices of outstanding options and SARs, and performance conditions, to the extent necessary to prevent the enlargement or diminution of participants’ rights.

Change of control. The Compensation Committee may, when an award is made, or at any time prior to, at, or after the time of a “change of control” (as defined below), provide for the adjustment of performance conditions to reflect the change of control, provide for the cancellation of outstanding awards if the surviving entity or acquiring entity (or the surviving or acquiring entity’s parent company) replaces the awards with new rights of substantially equivalent value, provide for the acceleration of any time periods or the waiver of any other conditions to vesting, exercise, payment, or distribution of an award upon an involuntary termination of a participant’s employment as a result of a change of control, or provide for the purchase of any award. The vesting, payment, purchase, or distribution of an award, however, may not be accelerated by reason of a change of control for any participant unless the participant’s employment is involuntarily terminated as a result of the change of control. For these purposes, a termination of employment as a result of a change of control means involuntary termination of employment other than for “gross misconduct” (as defined in the 2019 Plan) upon, or on or prior to the first anniversary of, the change of control.

The 2019 Plan defines a “change of control” to mean (i) a person acquiring direct or indirect beneficial ownership of Citigroup Inc. securities representing 30% or more of the combined voting power of then outstanding securities of Citigroup Inc.; (ii) specified changes in the majority of the Board (not including the election of Directors whose election or nomination was approved by a majority of the then incumbent Board); (iii) a sale, transfer, or distribution of all or substantially all of the assets of Citigroup Inc. or a dissolution or liquidation of Citigroup Inc.; or (iv) consummation of a reorganization, merger, consolidation, or other corporate transaction that results in stockholders of Citigroup Inc. not owning more than 50% of the combined voting power of Citigroup Inc. or other corporation resulting from the transaction.

Tax withholding. Citi retains the right to deduct or withhold, or require the participant to remit to his or her employer, an amount sufficient to satisfy federal, state, local, and foreign taxes (including hypothetical taxes owed to Citi by tax-equalized expatriates) required by law or regulation to be withheld with respect to any taxable event as a result of the 2019 Plan.

Citi 2022 Proxy Statement

PROPOSAL 4: APPROVAL OF ADDITIONAL SHARES FOR THE CITIGROUP 2019 STOCK INCENTIVE PLAN	117

Voting. Effective August 13, 2021, the 2019 Plan was amended to provide that unless the Compensation Committee determines otherwise, participants who receive awards of stock are generally entitled to direct the voting of the shares underlying their awards on matters submitted to a vote of stockholders. All shares underlying such awards as to which no voting instructions are received are voted proportionately, based on the voting instructions received with respect to all other such shares.

Amendment and termination. The 2019 Plan may be amended, suspended, or terminated by the Compensation Committee at any time, provided that no amendment shall be made without stockholder approval if it would materially increase the number of shares available under the 2019 Plan (other than in connection with an equitable adjustment), materially expand the types of awards available under the 2019 Plan or the class of persons eligible to participate in the 2019 Plan, materially extend the term of the 2019 Plan, materially change the method of determining the exercise price of an option or SAR granted under the 2019 Plan, delete or limit the prohibition against “repricing,” or otherwise require approval by stockholders in order to comply with applicable law or the rules of the NYSE (or principal national securities exchange upon which Citi’s common stock is traded or quoted).

Award modification. The Compensation Committee retains the right to modify outstanding awards without a participant’s prior consent if it determines that the modification is required to comply with applicable law, regulation, or regulatory guidance (including applicable tax law). Subject to certain exceptions, any other modifications, if adverse to a participant, shall not be effective without the participant’s written consent.

Certain U.S. Federal Income Tax Consequences

The following is a brief summary of the principal U.S. federal income tax consequences relating to stock options granted under the 2019 Plan, based on current U.S. federal income tax laws. This summary does not constitute tax advice and, among other things, does not describe state, local, or foreign tax consequences, which may be substantially different.

Generally, a participant will not recognize taxable income on the grant of a stock option. Upon the exercise of a stock option, a participant will recognize ordinary income in an amount equal to the difference between the fair market value of the Citi common stock received on the date of exercise and the option cost (number of shares purchased multiplied by the exercise price per share). The participant will recognize ordinary income upon the exercise of the option even though the shares acquired may be subject to further restrictions on sale or transferability. Citi will ordinarily be entitled to a deduction on the exercise date in an amount equal to the amount of ordinary income recognized by the participant upon exercise, except as may be specified under Section 162(m) of the Internal Revenue Code. Generally, upon a subsequent sale of shares acquired in an option exercise, the difference between the sale proceeds and the cost basis of the shares sold will be taxable as a capital gain or loss, including any sale of shares freed from sale restrictions to fund the payment of taxes incurred at exercise. The 2019 Plan does not provide for awards of “incentive stock options,” which have different tax consequences under the Internal Revenue Code.

www.citigroup.com

118

Stockholder Proposals

Citi makes every effort to be responsive to concerns expressed by our stockholders by engaging in dialogues, participating in issuer/investor working groups, and adopting policies or initiatives we believe to be in the best interests of all stockholders. Over the years, Citi has met with several proponents and other interested parties regarding such issues as gender pay equity, proxy access, human rights, climate change, net zero, racial equity, culture, risk management, auditor rotation, and trade association payments, among others, and has, on certain occasions, as appropriate, taken action in response to these engagements and/or stockholder votes. For example, in 2019, Citi’s Board of Directors lowered the Special Meeting threshold in response to the stockholder vote at the 2019 Annual Meeting. We encourage our stockholders to communicate with management and the Board. Any stockholder wishing to communicate with management, the Board, or an individual Director, or obtain the addresses of any of the stockholder proponents or their Citi stock ownership information, should send a request to the Corporate Secretary, Brent McIntosh, at 388 Greenwich Street, New York, New York 10013.

Proposal 5

John Chevedden has submitted the following proposal for consideration at the 2022 Annual Meeting.

Proposal 5 — Management Pay Clawback Authorization

FOR	Shareholder Rights

RESOLVED, shareholders urge the Board of Directors to provide for a General Clawback policy that a substantial portion of annual total compensation of Executive Officers, identified by the board, shall be deferred and be forfeited in part or in whole, at the discretion of Board, to help satisfy any monetary penalty associated with any violation of law regardless of any determined responsibility by any individual officer; and that this annual deferred compensation be paid to the officers no sooner than 3 years after the absence of any monetary penalty; and that any forfeiture and relevant circumstances be reported to shareholders in the annual meeting proxy.

This proposal shall apply to the Executive Officers, whether or not they were responsible for any associated monetary penalty. These provisions should operate prospectively and be implemented in a way that does not violate any contract, compensation plan, law or regulation. Executives would be asked to waive any provisions applicable to them that might delay implementation of this proposal.

On July 14, 2014, the Department of Justice "announced a $7 billion settlement with Citigroup Inc. to resolve ... claims related to Citigroup's conduct in the ... issuance of residential mortgage-backed securities (RMBS) prior to Jan. 1, 2009. The resolution includes a $4 billion civil penalty - the largest penalty to date under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) ....

Citigroup acknowledged it made serious misrepresentations to the public." This monetary penalty was borne by Citi shareholders who were not responsible for this unlawful conduct. Citi employees committed these unlawful acts. They did not contribute to this penalty payment, but instead undoubtedly received bonuses.

President William Dudley of the New York Federal Reserve outlined the utility of what he called a performance bond. "In the case of a large fine, the senior management ... would forfeit their performance bond .... Each individual's ability to realize their deferred debt compensation would depend not only on their own behavior, but also on the behavior of their colleagues. This would create a strong incentive for individuals to monitor the·actions of their colleagues, and to call attention to any issues .... Importantly, individuals would not be able to "opt out" of the firm as a way of escaping the problem. If a person knew that something is amiss and decided to leave the firm, their deferred debt compensation would still be at risk."

Please vote yes:

Management Pay Clawback Authorization — Proposal 5

Citi 2022 Proxy Statement

Stockholder Proposals	119

Management Comment

Summary

The proposal requests that the Board adopt a policy providing that payment of a substantial portion of annual total compensation of Citi’s executive officers be deferred for at least three years and forfeited to help satisfy any monetary penalty assessed against Citi associated with any violation of law and that any such forfeited amount be publicly disclosed. Adopting such a policy would be adverse to shareholder interests because of its impact on Citi’s ability to recruit and retain employees.

As background, Citi has had in place for many years a policy of deferring substantial portions of bonus-eligible employees’ compensation for up to four years, and subjecting those deferred amounts to forfeiture, and to clawback, in a range of circumstances. Critically, those circumstances generally involve culpability on the part of the employee. The shareholder proposal would not.

Instead, the shareholder proposal would require executives to bear the cost of monetary penalties associated with any violation of law, even if the executive is not in any way responsible for the violation and without regard to the amount of the penalty. Citi believes that is not consistent with market practices among employers from which Citi recruits its executives, and therefore it would put Citi at a competitive disadvantage in recruiting and retaining key employees.

In addition to being inconsistent with market practices, Citi believes that many current and potential executives would view the shareholder proposal as unfair, just as shareholders view it as unfair that they have to bear the cost of penalties imposed on the corporation for which they have no responsibility. The Board agrees that it’s unfair in both cases. Those responsible for the conduct should be responsible for the consequences, which is how Citi’s compensation program works now. Similarly, for the flip side of that coin, Citi bases its rewards on contributions and performance.

Citi notes that the financial interests of Citi’s executives are in any case extensively aligned with the interests of shareholders, as (1) a substantial portion of executive compensation is directly tied to stock price performance, (2) an additional portion of executive compensation is indirectly tied to stock price performance because it is tied to financial performance, and (3) executives are subject to a stock ownership commitment that requires them to hold a substantial portion of the stock awarded to them as compensation until their retirement.

Important Points to Consider

➢	Under Citi’s existing policies for each senior executive, which are consistent with market practices for large financial institutions, incentive compensation not yet paid may be subject to cancellation, and incentive compensation already paid may be subject to clawback if Citi’s Personnel and Compensation Committee (the Committee) determines that such executive:
●engaged in behavior constituting misconduct or exercised materially imprudent judgment that caused harm to any of Citi’s business operations, or that resulted or could result in regulatory sanctions (whether or not formalized);
●failed to supervise or monitor individuals engaging in, or failed to properly escalate behavior constituting, misconduct in accordance with Citi’s policies regarding the reporting of misconduct, or exercised materially imprudent judgment that caused harm to any of Citi’s business operations;
●failed to supervise or monitor individuals engaging in, or failed to properly escalate, behavior that resulted or could result in regulatory sanctions (whether or not formalized);
●had significant responsibility for a “material adverse outcome,” which may be financial or reputational;
●received an award based on materially inaccurate publicly reported financial statements;
●knowingly engaged in providing materially inaccurate information relating to publicly reported financial statements;
●materially violated any risk limits established or revised by senior management and/or risk management; or
●engaged in gross misconduct.

www.citigroup.com

120	Stockholder Proposals

Because Citi’s current clawback provisions and accompanying policies serve the same objectives as the proposal by providing very substantial incentives for executives to deter bad behavior, but do so in a manner consistent with competitors’ approaches, and therefore better enable Citi to recruit and retain talent, the Board recommends a vote AGAINST this Proposal 5.

Proposal 6

Kenneth Steiner has submitted the following proposal for consideration at the 2022 Annual Meeting.

Proposal 6 — Independent Board Chairman

FOR	Shareholder Rights

The shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO as follows:

Selection of the Chairman of the Board The Board requires the separation of the offices of the Chairman of the Board and the Chief Executive Officer.

Whenever possible, the Chairman of the Board shall be an Independent Director.

The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board.

The Chairman shall not be a former CEO of the company.

This policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.

This proposal topic won 52% support at Boeing and 54% support at Baxter International in 2020. Boeing then adopted this proposal topic in 2020. The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company.

With the current CEO serving as Chair this means giving up a substantial check and balance safeguard that can only occur with an independent Board Chairman.

A lead director is no substitute for an independent board chairman. A lead director cannot call a special shareholder meeting and cannot even call a special meeting of the board. A lead director can delegate most of the lead director duties to the CEO office and then simply rubber-stamp it. There is no way shareholders can be sure of what goes on.

The lack of an independent Board Chairman is an unfortunate way to discourage new outside ideas and an unfortunate way to encourage the CEO to pursue pet projects that would not stand up to effective oversight.

Please vote yes:

Independent Board Chairman — Proposal 6

Citi 2022 Proxy Statement

Stockholder Proposals	121

Management Comment

Summary

Since 2009, Citi has had an independent Chair separate from the CEO. The Board firmly supports having an independent Director in a Board leadership position at all times. As such, Citi’s Board, on December 15, 2009, adopted a By-law amendment which provides that if Citi does not have an independent Chair, the Board will elect an independent Lead Director having similar duties to an independent Chair, including leading the executive sessions of the non-management Directors at Board meetings. Citi’s Board has determined that the current structure, an independent Chair separate from the CEO, is the most appropriate structure at this time, while ensuring that, at all times, there will be an independent Director in a Board leadership position. Since Citi’s Board has adopted a framework that provides for either an independent Chair or an independent Lead Director, the Board believes that this Proposal is not necessary.

Important Points to Consider

➢	As required by Citi’s By-Laws, the Board elects its Chairman annually, and, for each of the last 11 years, the Board has elected an independent director to serve as Board Chair. Citi’s By-laws ensure that there will be an independent member of the Board in a leadership position at all times. Rather than formally separating the roles of CEO and Chairman, it is in the best interests of Citi’s shareholders to retain flexibility to determine the optimal leadership structure at any given time, while ensuring that an independent board member oversees the Board. The Board values the flexibility of selecting the structure of leadership best suited to meet the needs of the Company and its shareholders.
➢	If the roles of Chairman and CEO are combined, Citi’s Guidelines provide that the Board will designate a lead director from among the independent directors. As set forth in the Guidelines, the duties of the independent Lead Director and the non-executive chair include, but are not limited to, the following functions:
✓presiding at all meetings of the Board at which the Chair is not present, including executive sessions of the independent Directors;
✓serving as liaison between the Executive Chair and the independent Directors;
✓approving information sent to the Board;
✓approving meeting agendas for the Board;
✓approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; and
✓having the authority to call meetings of the independent Directors.
➢	Citi has an empowered independent Board that provides oversight. As previously noted, Citi has had an independent Chair since 2009. Thirteen of the Board’s fifteen current directors, and 100% of each of the Board’s Audit Committee; Nomination, Governance and Public Affairs Committee; and Personnel and Compensation Committee satisfy the independence standards of the NYSE, Citi’s independence standards, and other regulatory independence requirements. Moreover, the Board holds executive sessions of its independent directors throughout the year, at which the independent Chair presides.

The shareholder proposal is unnecessary given the current framework the Board has in place to ensure independent leadership for the Board at all times and could restrict the Board’s decision-making ability and limit the options available to the Board in structuring effective leadership; therefore the Board recommends a vote AGAINST this Proposal 6.

www.citigroup.com

122	STOCKHOLDER PROPOSALS

Proposal 7

The Sisters of St. Joseph, Missionary Oblates of Mary Immaculate, Monasterio Pan de Vida, and The Sisters of St. Francis of Philadelphia have submitted the following proposal for consideration at the 2022 Annual Meeting.

Resolved: Shareholders request that the Board of Directors provide a report to shareholders, at reasonable cost and omitting proprietary and confidential information, outlining how effective Citigroup’s policies, practices, and performance indicators are in respecting internationally recognized human rights standards for Indigenous Peoples’ rights in its existing and proposed general corporate and project financing.

Whereas: Internationally-recognized standards for Indigenous Peoples’ rights are the UN Declaration on the Rights of Indigenous Peoples and International Labour Organization Convention 169 concerning Indigenous and Tribal Peoples in Independent Countries.1 Violation of the rights of Indigenous Peoples presents risks for Citigroup that can adversely affect shareholder value, including reputational damage, project delays and disruptions, litigation, and criminal charges.2 As a cofounder of the Equator Principles (EPs) in 2003, Citigroup was a leader in committing to only finance projects by borrowers who exhibit social and environmental responsibility.3 The company faces reputational risk if it finances projects that conflict with its own commitments. Despite contributing to EP enhancements in 2019 after its failure to respect Indigenous Rights as a lead financier of the Dakota Access pipeline (DAPL), Citigroup is providing over $5 billion in financing for the Enbridge Line 3 tar sands pipeline expansion “Line 3”.4

Similar to DAPL, Line 3 poses significant risks to the land, water, and cultural rights of several Anishinaabe tribes. The expansion violates numerous rights of Indigenous Peoples as protected by international law, including the rights to free, prior, and informed consent (FPIC); health; culture; religion; security; and assembly.5 In particular, Line 3 threatens access to and health of manoomin or wild rice, which is central to the survival of Anishinaabe culture.6 The pipeline, with estimated emissions equivalent to 50 coal plants, significantly contributes to climate change, disparately affecting Tribes.7 Enbridge and its partners have consistently failed to meet the international standard of FPIC as well as domestic standards of consultation with the Anishinaabe.8

In response to protests against DAPL at Citigroup’s 2017 annual meeting, the former board chairman wished Citigroup “could have a do-over on this.”9 Line 3 presents similar material risks as DAPL, which was estimated to incur over $7.5 billion in costs due to material social risks.10 Line 3 has a history of ruptures and spills, most recently spilling approximately 10,000 gallons of drilling fluid between July and August 2021.11 The project has been the subject of numerous lawsuits, including challenges to the Clean Water Act permit and tribal court litigation on the natural rights of manoomin.12

Furthermore, militarized response to protests and alleged violation of constitutional rights exposes Citigroup to reputational and litigation risk.13 Enbridge has reimbursed U.S. law enforcement over $2 million for policing protests against the construction of Line 3.14 There have been over 900 arrests, citations, and charges levied against Water Protectors, as well as harassment, surveillance,15 instances of sex trafficking, and violence against women.16

1	https://www.un.org/development/desa/indigenouspeoples/declaration-on-the-rights-of-indigenous-peoples.html ; https://www.ilo.org/dyn/normlex/en/f?p=NORMLEXPUB:12100:0::NO::P12100_INSTRUMENT_ID:312314
2	https://www.colorado.edu/program/fpw/sites/default/files/attached-files/social_cost_and_material_loss_0.pdf
3	https://www.citigroup.com/citi/sustainability/evolution.htm
4	https://www. ran.org/wp-content/uploads/2020/12/RAN-Briefing_Line3_KXL.pdf
5	https://www.colorado.edu/program/fpw/sites/default/files/attached-files/cerd_request_line_3_pipeline.pdf
6	https://static1.squarespace.com/static/58a3c10abebafb5c4b3293ac/t/5bea2acc89858370442dec08/1542073038236/fa%20ctsheet+TREATY+RIGHTS.pdf
7	https://mn350.org/giant-step-backward/
8	https://tbinternet.ohchr.org/Treaties/CERD/Shared%20Documents/USA/INT_CERD_ALE_USA_9448_E.pdf
9	https://www.reuters.com/article/us-citigroup-shareholder-meeting/citi-meeting-protest-prompts-apology-on-pipeline-finance-steps-idUSKBN17R20Y
10	https://www.colorado.edu/program/fpw/sites/default/files/attached-files/social_cost_and_material_loss_0.pdf

Citi 2022 Proxy Statement

STOCKHOLDER PROPOSALS	123

11	https://minnesotareformer.com/2021/08/16/enbridge-line-3-drilling-fluid-spills-what-we-know-so-far/
12	https://www.hcn.org/articles/latest-justice-wild-rice-sues-to-stop-oil-pipeline#:~:text=It%20declared%20that%20within%20White,%2C%20recovery%2C%20and%20preservation.%E2%80%9D
13	https://www.promisehumanrights.blog/blog/2021/10/oil-flows-as-lawsuits-continue-over-enbridges-line-3-pipeline
14	https://www.theguardian.com/uk-news/2021/oct/05/line-3-pipeline-enbridge-paid-police-arrest-protesters
15	https://theintercept.com/2021/08/07/minnesota-pipeline-line-3-public-records/
16	https://minnesotareformer.com/2021/03/08/shelter-reports-assaults-harassment-linked-to-line-3-pipeline-workers/ ; https://www.vice.com/en/article/g5gkpw/four-enbridge-pipeline-workers-linked-to-sex-trafficking-minnesota

Management Comment

Summary

The Proposal requests that Citi prepare a report to shareholders outlining how effective Citigroup’s policies, practices, and performance indicators are in respecting internationally recognized human rights standards for Indigenous Peoples’ rights in its existing and proposed general corporate and project financing. In the supporting statement to the Proposal, the proponent states that Citi is purportedly providing $5 billion in financing to the Enbridge Line 3 pipeline expansion, which is a grossly inaccurate statement. Citi has not provided any project-related financing to the Enbridge Line 3 project and our capital extended to the entire portfolio of oil and gas storage and transportation sub-sector across numerous clients was only ~$7.17 billion in total at 2021 year-end (as disclosed on p. 53 of our 2021 Task Force on Climate-related Financial Disclosures Report: Citi’s Approach to Climate Change and Net Zero), with no one client comprising anywhere close to a majority of the portfolio. Nonetheless, in sensitive sectors such as oil and gas, Citi reviews client portfolios to benchmark environmental and social policies and practices as well as potential “Areas of High Caution” such as Indigenous Peoples risks that trigger enhanced due diligence and engagement. Citi regularly engages with Enbridge on their environmental impact analysis, community consultation, Indigenous engagement and cultural heritage policies and processes to evaluate implementation of responsible practices.

Important Points to Consider

➢	Citi has demonstrated a commitment to environmental sustainability and human rights since 2003 through its Environmental and Social Risk Management (“ESRM”) Policy. This official Company policy sets forth standards for how the Company assesses its clients’ management of impacts on the environment (such as biodiversity, pollution control, climate) and society (such as employee health and safety, human rights of local communities and Indigenous Peoples), etc. As part of Citi’s commitment to the communities in which it works, in 2018 the Company updated its ESRM Policy to strengthen and expand its Area of High Caution on Indigenous Peoples globally. The ESRM Policy incorporates the International Finance Corporation (IFC) Performance Standards and the Equator Principles, a leading financial sector risk management framework for project related finance that Citi helped to co-found in 2003. Both of these frameworks cover aspects of human rights, particularly stakeholder engagement, labor issues and the rights of Indigenous Peoples.
➢	Citi has long been engaged on human rights issues. In 2007, Citi became the first major U.S. bank to publish a Statement on Human Rights which has been updated as needed over time to reflect evolving market practice. Citi’s Statement publicly affirms its commitment to respecting the fundamental human rights in the Universal Declaration on Human Rights and the International Labour Organization core conventions as well as supporting the United Nations Guiding Principles on Business and Human Rights. Our most recent update of the Statement expanded the list of salient human rights issues across the Company’s value chain that it closely monitors. The Statement describes how the Company monitors and responds to human rights issues related to the Company’s business operations, including its employees’ human rights and those of its suppliers’ workers, as well as those related to its clients’ activities. Citi has in fact been recognized as a “leader” in integrating respect for human rights into its business by civil society organizations. To review our Statement on Human Rights and other ESRM Policy-related information, please visit the “Environmental and Social Information” on Citi’s website.

ww.citigroup.com

124	STOCKHOLDER PROPOSALS

➢	To promote its commitment to sustainability, the Board has delegated authority to the Nomination, Governance and Public Affairs Committee to “receive reports from and advise management on the Company’s sustainability policies and programs, including the environment, climate change and human rights” and to review “the Company’s policies and programs that relate to public issues of significance to the Company and the public at large . . . and advise management as to its approach.”
➢	Citi’s Board and management are committed to working together to continue to advance the company’s commitment to human rights. Over the past couple of years, Citi has been proud of the initiatives we have supported, which include the expansion of the Statement on Human Rights; enhancing our ESRM Policy due diligence approach to financing of projects with potential Indigenous Peoples impacts and leading similar enhancements to the Equator Principles framework; our annual reporting on our efforts to combat modern slavery through an annual U.K. Modern Slavery Act Statement; raising our minimum wage globally; and addressing gender and minority pay equity gaps, among others. These and other initiatives are disclosed in our annual Environmental, Social, and Governance Report, which details our efforts in human rights as it relates to inclusive growth, an inspired workforce, and our ethical and responsible standards.
➢	The Proposal rightly highlights Citi’s leadership in developing the Equator Principles (“EP”), industry standards in environmental and social risk management in project-related finance, as well as our leadership role in strengthening EP due diligence requirements for financing projects with impacts to Indigenous Peoples – leading to strengthened practices across the market. However, despite this recognition, the proponents fail to acknowledge that the EPs apply only to project-related loans where banks have increased risk and leverage, and do not apply to general corporate purpose financings. In addition, Citi’s ESRM Policy goes beyond minimum EP requirements and commits to enhanced due diligence on transactions and clients with Indigenous Peoples risks under the Areas of High Caution part of our policy even when we are not directly financing a project. While banks do not have the same project-level leverage in general corporate finance, we still review and engage clients when these Areas of High Caution are present. Enbridge is a Citi client where our relationship provides general corporate purposes financing across a number of subsidiaries. Citi regularly engages with Enbridge on their environmental impact analysis, community consultation, Indigenous engagement and cultural heritage policies and processes to evaluate implementation of responsible practices.

The report requested by the Proposal is unnecessary as our current practices effectively address the primary concerns outlined in the Proposal; therefore, the Board recommends that you vote AGAINST this Proposal 7.

Proposal 8

Harrington Investments, Inc. and Boston Common Asset Management have submitted the following proposal for consideration at the 2022 Annual Meeting.

Ending New Fossil Fuel Financing

Resolved: Shareholders request that the Board of Directors of Citigroup adopt a policy by the end of 2022 committing to proactive measures to ensure that the company’s lending and underwriting do not contribute to new fossil fuel supplies inconsistent with fulfilling the IEA’s Net Zero Emissions by 2050 Roadmap and the United Nations Environmental Program Finance Initiative recommendations to the G20 Sustainable Finance Working Group for credible net zero commitments.

Supporting Statement

Citigroup, as a member of the Net Zero Banking Alliance (NZBA), commits to align financing with a maximum temperature rise of 1.5 degrees Celsius.1 To close the gap between words and action, a change in policy is needed on financing of fossil fuel exploration and development.

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The United Nations Environmental Program Finance Initiative (UNEPFI), which convenes the NZBA, published an Input Paper to the G20 Sustainable Finance Working Group which defines credible net zero commitments of financial institutions, including: “A financial institution establishing a net-zero commitment should begin aligning with the required assumptions and implications of IPCC 1.5°C no/low overshoot pathways as soon as possible….All no/low overshoot scenarios indicate an immediate reduction in fossil fuels, signaling that investment in new fossil fuel development is not aligned with 1.5°C.”2 The International Energy Agency (IEA) has concluded, “There is no need for investment in new fossil fuel supply in our net zero pathway.”3

Citigroup has not committed to end funding of fossil fuel expansion. It reportedly recently financed an expanding coal operation in Russia. In September 2021 Bloomberg reported that Russia’s largest coal producer and coal plant operator, JSC SUEK, had mandated nine banks, including Citigroup, for a bond issuance with a 5-year maturity.4 JSC SUEK produces over 100 million tons of coal per year. It is expanding coal mining operations for an additional 25 million tons per year. SUEK’s coal exports are set for expansion by around 28 million tons per year.

An observer noted, “SUEK plays a central, if not THE central role in Russia’s scheme to profit as much as possible from the coal industry before the fossil era ends. It is outrageous that US and German banks are still helping to raise money for one of the world’s largest coal companies only two months before COP26 in Glasgow.”5

Ernst-Jan Kuiper of BankTrack added: “The participation of US and German banks in this bond issuance is particularly surprising given their net-zero pledges…. we need to see more from banks than signing showy net-zero initiatives.”

Financing of new oil and gas exploration and development is also inconsistent with the global goals. A study in Nature that found oil and gas production needs to fall by 3% each year until 2050 to meet the goals of the Paris Agreement.6

1	https://www.unepfi.org/wordpress/wp-content/uploads/2021/04/UNEP-FI-NZBA-Commitment-Statement.pdf
2	https://g20sfwg.org/wp-content/uploads/2021/10/2021-UNEP-FI.-Recommendations-for-Credible-Net-Zero-Commitments.pdf, at 15.
3	https://www.iea.org/reports/net-zero-by-2050
4	Bloomberg Terminal: https://blinks.bloomberg.com/news/stories/QYRCFLDWLU6U(link is external) Public Source: Anthropocene Fixed Income Institute, https://anthropocenefii.org/afii-suek-bofa-citi-cmzb(link is external)
5	Urgewalt spokesperson.
6	https://www.nature.com/articles/s41586-021-03821-8

Management Comment

Summary

The Proposal requests that the Board adopt a policy “committing to proactive measures to ensure that the company’s lending and underwriting do not contribute to new fossil fuel supplies inconsistent with fulfilling the IEA’s Net Zero Emissions by 2050 Roadmap and the United Nations Environmental Program Finance Initiative recommendations to the G20 Sustainable Finance Working Group for credible net zero commitments.” In 2021 Citi made a commitment to net zero emissions by 2050, and in January 2022 Citi published ambitious and climate science-based 2030 emissions reduction targets for its Energy and Power loan portfolios; the Energy target was developed using the International Energy Agency (IEA) Net Zero Emissions by 2050 scenario, and the Power target was developed using a similar IEA scenario. Citi’s recent net zero plan and 2030 targets are more specific than what the Proposal advocates for, which is a blanket commitment to not finance Energy companies. The Proposal also fails to take into account dynamics that are important to consider as part of a comprehensive strategy to assist in the transition to a net zero economy. Cutting off clients’ access to lending and investment banking services immediately, as opposed to helping drive an orderly low carbon transition over time, could have significant negative consequences for Citi, its customers and its shareholders, as well as many communities in the U.S. and globally. Such drastic action also may not result in reduced global greenhouse gas (GHG) emissions, as these client relationships could shift to other financial institutions that are not committed to helping companies transition.

www.citigroup.com

126	STOCKHOLDER PROPOSALS

Important Points to Consider

➢	Citi’s commitment to net zero transition:
In March 2021, Citi announced its commitment to net zero GHG emissions by 2050 and in January 2022 published its initial net zero plan related to this important commitment including interim emissions targets for 2030 for the Citi’s Energy and Power portfolios. These targets are ambitious, based on climate science, and will be achieved based on an implementation strategy that is focused on helping our clients to transition. Citi believes that the combination of ambitious net zero targets combined with a focus on helping its clients to transition is a better approach than terminating clients.
➢	Citi’s engagement with clients:
Citi and many of its clients recognize the significance of the collective effort needed to address our global climate challenges. Many clients have committed or are expected to commit to plans and targets to adapt their business models. Citi believes that it can support these clients and others as they make these fundamental shifts to their businesses in the coming years. Citi has expertise that it believes it can use to responsibly support these companies in this process. The Proposal, however, assumes, that terminating lending and underwriting relationships is the best strategy to fulfill the IEA’s Net Zero Emissions by 2050 Roadmap, and refers in their supporting statement to the United Nations Environmental Program Finance Initiative (“UNEP FI”) Recommendations for Credible Net-Zero Commitments from Financial Institutions. In fact, the UNEP FI recommendations acknowledge that immediate divestment is not necessarily the right approach for achieving net zero goals. Further, the UNEP FI recommendations acknowledge that methodologies for portfolio emission reductions can be “measured and deployed through a variety of approaches (methodologies and metrics), all of which are still evolving.”
➢	Environmental and Social Risk Management:
Citi has a long-standing Environmental and Social Risk Management (ESRM) Policy, which has added in recent years specific sector approaches, including for thermal coal mining and coal-fired power. Notably, in 2020 and 2021, we updated our ESRM sector approaches to establish phase out targets for financing of thermal coal mining companies by 2025 and 2030; we updated our coal-fired power approach to set expectations that our coal-fired power clients transition in alignment with the Paris Agreement; and set project-related financing prohibitions for new thermal coal mines, new coal-fired power plants, and Arctic oil and gas exploration and development. The Energy sector, however, must continue to provide access to energy while transitioning to zero and low-carbon emissions. Citi’s approach to the decarbonization of its Energy loan portfolio is focused on helping clients accelerate this transition.

Citi has already substantially achieved the objectives of the Proposal with the establishment of its net zero commitment and release of 2030 emissions reductions targets for Energy and Power. The Proposal includes a similar but more general request related to the commitment that Citi has already made, but does not reflect the level of quantitative and science-based analysis necessary to manage these loan portfolios to net zero emissions. Therefore, the Board recommends a vote AGAINST this Proposal 8.

Proposal 9

National Center for Public Policy Research has submitted the following proposal for consideration at the 2022 Annual Meeting.

Civil Rights and Non-Discrimination Audit Proposal

Resolved: Shareholders of Citigroup Inc. (“the Company”) request that the Board of Directors commission a non-discrimination audit, together with or independent of an already announced racial-equity audit,1 analyzing the Company’s impacts on civil rights and non-discrimination for all Americans, and the impacts of those issues on the Company’s business. The audit may, in the Board’s discretion, be conducted by an independent and unbiased third party with input from civil-rights organizations, employees, communities in which the Company operates and other stakeholders, of all viewpoints and perspectives. A report on the audit, prepared at reasonable cost and omitting confidential or proprietary information, should be publicly disclosed on the Company’s website.

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Supporting Statement: Tremendous public attention has focused on workplace and employment practices. All agree that employee success should be fostered and that no employees should face discrimination, but there is much disagreement about what non-discrimination means.

Concern stretches across the ideological spectrum. Some have pressured companies to adopt “anti-racism” programs that seek to establish “racial equity,” which appears to mean the distribution of pay and authority on the basis of race, sex, orientation and ethnic categories rather than by merit.2 Where adopted, however, such programs raise significant objection, including concern that the “anti-racist” programs are themselves deeply racist and otherwise discriminatory.3

Many companies have been found to be sponsoring and promoting overtly and implicitly discriminatory employee-training and other employment and advancement programs, including Bank of America, American Express, Verizon, Pfizer and CVS.4 Citigroup’s recent commitment to “anti-racism” presents similar concerns.

This disagreement and controversy creates massive reputational, legal and financial risk. If the Company is, in the name of equity, diversity and inclusion, committing illegal discrimination against employees deemed “non-diverse,” then the Company will suffer in myriad ways – all of them both unforgivable and avoidable.

In developing the audit and report, the Company should consult civil-rights groups – but it must not compound error with bias by relying only on left-leaning civil-rights groups. Rather, it must consult groups across the viewpoint spectrum. This includes right-leaning civil rights groups representing people of color, such as the Woodson Center5 and Project 21,6 and groups that defend the civil rights and liberties of all Americans, not merely the ones that many companies label “diverse.” All Americans have civil rights; to behave otherwise invites disaster.

Similarly, when including employees in its audit, the Company must allow employees to speak freely without fear of reprisal or disfavor, and in confidential ways. Too many employers have initiated discriminatory programming that itself chills contributions from employees who disagree with the premises of the programming, and then have pretended that the employees who have been empowered to express themselves by the programming represent the true and only voice of all employees. This by itself creates a deeply hostile workplace for some groups of employees, and is both immoral and likely illegal.

1	https://blog.citigroup.com/2021/10/citi-will-conduct-a-racial-equity-audit/
2

https://www.sec.gov/Archives/edgar/data/1048911/000120677421002182/fdx3894361- def14a.htm#StockholderProposals88; https://www.sec.gov/divisions/corpfin/cf-noaction/14a-8/2021/asyousownike051421-14a8-incoming.pdf; https://www.sec. gov/divisions/corpfin/cf-noaction/14a-8/2021/nyscrfamazon012521-14a8-incoming.pdf; https://www.sec.gov/Archives/edgar/ data/1666700/000119312521079533/d108785ddef14a.htm#rom1 08785_58

3

https://www.americanexperiment.org/survey-says-americans-oppose-critical-race-theory/; https://www.newsweek.com/ majority-americans-hold-negative-view-critical-race-theory-amid-controversy-1601337; https://www.newsweek.com/coca-cola-facing-backlash-says-less-white-learning-plan-was-about-workplace-inclusion-1570875; https://nypost.com/2021/08/11/ american-express-tells-its-workers-capitalism-is-racist/; https://www.city-journal.org/verizon-critical-race-theory-training

4

https://www.city-journal.org/bank-of-america-racial-reeducation-program; https://www.city-journal.org/verizon-critical-race-theory-training; https://nypost.com/2021/08/11/american-express-tells-its-workers-capitalism-is-racist/; https://www. foxbusiness.com/politics/cvs-inclusion-training-critical-race-theory; https://www.msn.com/en-us/money/other/pfizer-sets-race-based-hiring-goals-in-the-name-of-fighting-systemic-racism-gender-equity-challenges/ar-AAOiSwJ.

5	https://woodsoncenter.org/
6	https://nationalcenter.org/project-21/

Management Comment

Summary

The Proposal requests that “the Board of Directors commission a non-discrimination audit, together with or independent of an already announced racial equity audit, analyzing the Company’s impacts on civil rights and non-discrimination for all Americans, and the impacts of those issues on the Company’s business.” The Supporting Statement expresses a concern that anti-racism programs are themselves deeply racist, and states that Citi’s commitment to anti-racism presents concerns that Citi is “sponsoring and promoting overtly discriminatory and implicitly discriminatory employee-training and other employment and advancement programs” against what it terms “non-diverse” employees.

www.citigroup.com

128	STOCKHOLDER PROPOSALS

Citi disagrees with the proponent’s fundamental concern that anti-racist programs are themselves deeply racist. Citi has a long-standing commitment to equal employment opportunities for all employees. This commitment applies to all aspects of employment, as well as to hiring, training, and other programs. Citi prohibits discrimination based on any employee’s race, as well as numerous other personal characteristics, as outlined in Citi’s Code of Conduct.

Citi’s global workforce represents a wide range of backgrounds, perspectives and experience. Diversity and inclusion, as well as hiring and advancing employees based on merit, are all core values to us; we do not view them as being in conflict with each other. Around the world, we strive to be a company where the best people – from every background – want to work, and where opportunities to develop are widely available. These values are reflected in existing publicly disclosed reports and disclosures, including Citi’s annual Talent & Diversity Report, annual Environmental Social and Governance (“ESG”) Report, Statement on Human Rights, Code of Conduct, and other employment policies and trainings, which are periodically reviewed.

Important Points to Consider

➢	Adoption of the Proposal would not be in the best interests of Citi’s stockholders because the audit requested is unnecessary and duplicative in light of Citi’s periodic review and updating of its policies and trainings, which prohibit discrimination against employees on the basis of any protected class. Citi also already regularly analyzes workforce demographics in a number of ways, including in hiring, employee engagement, and workforce representation, and publishes, in the U.S., its U.S. workforce representation by gender and race/ethnic origin. Thus, Citi already addresses the core concerns of the Proposal.
➢	Citi’s commitment to non-discrimination extends to all employees, clients, customers, and stakeholders. Citi has demonstrated its ongoing commitment to social justice and racial equity in its operations, business dealings, and engagement with stakeholders, customers, and employees. In that regard, The Proposal states that the requested audit could be conducted “together with” or “independent of” the ongoing audit of Citi’s Action for Racial Equity (“ARE”). ARE is a set of strategic initiatives launched in September 2020 to help close the racial wealth gap in the U.S.; the scope and objective of the audit of that work, which is designed to further equality, is different from that described in the Proposal.

Citi believes that the stockholder Proposal is not necessary in light of the Citi’s ongoing work, policies, and training supporting equal employment opportunities for all employees; therefore, the Board recommends a vote AGAINST this Proposal 9.

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STOCKHOLDER PROPOSALS	129

Submission of Future Stockholder Proposals

Under SEC Rule 14a-8, a stockholder who intends to present a proposal at the next Annual Meeting of Stockholders and who wishes the proposal to be included in the Proxy Statement for that meeting must submit the proposal in writing to the Corporate Secretary of Citi at 388 Greenwich Street, New York, New York 10013 and send to the following email address: shareholderrelations@citi.com. Proposals for the 2023 Annual Meeting must be received no later than November 15, 2022. The proposal and its proponent must satisfy all applicable requirements of Rule 14a-8.

Citi’s By-laws permit a stockholder or group of stockholders (up to 20) who have owned at least 3% of Citi common stock for at least three years to submit Director nominees (up to the greater of two nominees or 20% of the Board, as determined in accordance with the By-laws) for inclusion in Citi’s Proxy Statement if the nominating stockholder(s) satisfies the requirements specified in the By-laws. With respect to stockholder nominees for Director election submitted for inclusion in Citi’s Proxy Statement for the 2023 Annual Meeting, written notice of nominations must be provided by the stockholder proponent(s) to Citi in accordance with Citi’s By-laws. The notice must be delivered to, or mailed and received by, Citi’s Corporate Secretary between October 16, 2022 and November 15, 2022. These deadlines are based on the 150th day and 120th day, respectively, before the one-year anniversary of the date that the Proxy Statement for this Annual Meeting was first sent to stockholders (which date, for purposes of Citi’s By-laws, is March 15, 2022). The ability to include a nominee in Citi’s Proxy Statement is subject to the terms and conditions set forth in Citi’s By-laws.

With respect to stockholder nominees for Director election at the next Annual Meeting (other than nominees submitted for inclusion in Citi’s proxy materials) and stockholder proposals for consideration at the next Annual Meeting that are not submitted for inclusion in Citi’s proxy materials under Rule 14a-8, written notice of nominations and proposals must be provided by the stockholder proponent to Citi in accordance with Citi’s By-laws. The notice must be delivered to, or mailed and received by, Citi’s Corporate Secretary, between December 27, 2022 and January 26, 2023 and must comply with all applicable provisions of Citi’s By-laws. You may obtain a copy of Citi’s Bylaws on Citi’s website or by writing to Brent J. McIntosh, Corporate Secretary, at 388 Greenwich Street, New York, New York 10013 or to the following email address: shareholderrelations.citi.com.

In addition to the notice and information requirements contained in Citi's By-laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Citi's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 25, 2023.

Cost of Annual Meeting and Proxy Solicitation

Citi pays the cost of the Annual Meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, Citi may solicit proxies by personal interview, telephone, and similar means. No Director, officer, or employee of Citi will be specially compensated for these activities. Citi also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay the brokers, banks, and other nominees certain expenses they incur for such activities. Citi has retained Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $30,000 plus reimbursement of certain out-of-pocket expenses.

Householding

Under SEC rules, a single set of Annual Reports and Proxy Statements may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who shared a single address, only one Annual Report and Proxy Statement will be sent to that address unless any stockholder at that address requested multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate Annual Report or Proxy Statement, he or she may telephone toll-free 1-866-540-7095 or write to Broadridge Financial Services, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting Broadridge at the address set forth above, if they are record holders.

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130

About the 2022 Annual Meeting

Q:	Who is soliciting my vote?
A:	The Board of Directors of Citigroup Inc. is soliciting your vote at the 2022 Annual Meeting of Citi’s stockholders.

Q:	Where and when will the 2022 Annual Meeting take place?
A:

The Annual Meeting is scheduled to begin at 9:00 a.m. E.T. on April 26, 2022 through a virtual meeting platform. You or your proxyholder can participate, vote, ask questions, and examine our stockholder list at the Annual Meeting by visiting www.virtualshareholdermeeting.com/CITI2022 and using your 16-digit control number. Electronic entry to the meeting will begin at 8:45 a.m. E.T. and the meeting will begin promptly at 9:00 a.m. E.T. If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/CITI2022.

Q:	Why did I receive a one-page Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?
A:

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to mail to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials. All stockholders receiving the Notice will have the ability to access the proxy materials over the Internet and receive a paper copy of the proxy materials by mail on request. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how you may access proxy materials in printed form by mail or electronically on an ongoing basis. This process has allowed us to expedite our stockholders’ receipt of proxy materials, lower the costs of distribution, and reduce the environmental impact of our 2022 Annual Meeting.

Q:	Why didn’t I receive a Notice in the mail about the Internet availability of the proxy materials?
A:

We are providing some of our stockholders, including stockholders who have previously asked to receive paper copies of the proxy materials and some of our stockholders who are living outside of the United States, with paper copies of the proxy materials instead of a Notice. In addition, we are providing a Notice by e-mail to those stockholders who have previously elected delivery of the proxy materials electronically. Those stockholders should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.

Q:	How can I access Citi’s proxy materials and Annual Report electronically?
A:

This Proxy Statement and the 2021 Annual Report are available on Citi’s website at www.citigroup.com. Click on “About Us,” then “Corporate Governance.” Most stockholders can elect not to receive paper copies of future Proxy Statements and Annual Reports and can instead view those documents on the Internet. Information on or connected to our website (or the website of any third party) referenced in this Proxy Statement is in addition to and not a part of or incorporated by reference into this Proxy Statement.

If you are a stockholder of record, you can choose this option and save Citi the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your Citi stock through a bank, broker, or other holder of record, please refer to the information provided by that entity for instructions on how to elect not to receive paper copies of future Proxy Statements and Annual Reports.

If you choose not to receive paper copies of future Proxy Statements and Annual Reports, you will receive an e-mail message next year containing the Internet address to use to access Citi’s Proxy Statement and Annual Report. Your choice will remain in effect until you tell us otherwise or until your consent is deemed to be revoked under applicable law. You do not have to elect Internet access each year. To view, cancel, or change your enrollment profile, please go to www.InvestorDelivery.com.

Citi 2022 Proxy Statement

ABOUT THE 2022 ANNUAL MEETING	131

Q:	What will I be voting on?
A:
●Election of Directors (see pages 47-67).
●Ratification of KPMG as Citi’s independent registered public accountants for 2022 (see pages 69-70).
●An advisory vote to approve our 2021 executive compensation (see pages 71-108).
●Approval of additional shares for the Citigroup 2019 Stock Incentive Plan (see pages 109-117).
●Five stockholder proposals (see pages 118-128).

An agenda and rules of procedures for the meeting will be posted on the virtual meeting platform on the day of the meeting.

Q:	How many votes do I have?
A:	You will have one vote for every share of Citi common stock you owned on February 28, 2022 (the record date).

Q:	How many votes can be cast by all stockholders?
A:	1,972,474,129, consisting of one vote for each of Citi’s shares of common stock that were outstanding on the record date. There is no cumulative voting.

Q:	How many votes must be present to hold the meeting?
A:

To constitute a quorum to transact business at the 2022 Annual Meeting, the holders of a majority of the votes that can be cast, or 986,237,066 shares, must be present or represented by proxy at the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting, so that we will know as soon as possible that enough votes will be present for us to hold the Annual Meeting. Persons voting by proxy will be deemed present at the meeting even if they abstain from voting on any or all of the proposals presented for stockholder action. Shares held by brokers who vote such shares on any proposal will be counted as present for purposes of establishing a quorum, and shares treated as broker non-votes for one or more proposals will nevertheless be deemed present for purposes of constituting a quorum for the Annual Meeting.

Q:	Does any single stockholder control 5% or more of any class of Citi’s voting stock?
A:

Yes, there are two stockholders that each control more than 5%. According to a Schedule 13G Information Statement filed by BlackRock, Inc. and certain subsidiaries (BlackRock) on January 28, 2022, BlackRock may be deemed to beneficially own 8.1% of Citi’s common stock. According to a Schedule 13G Information Statement filed by The Vanguard Group, Inc. (Vanguard) on February 9, 2022, Vanguard may be deemed to beneficially own 8.3% of Citi’s common stock.

For further information, see Stock Ownership — Owners of More than 5% of Citi Common Stock on page 46.

Q:	How do I vote?
A:

You can vote by proxy whether or not you attend the Annual Meeting. To vote by proxy, stockholders have a choice of voting over the Internet, by QR code, by phone, or by using a traditional proxy card by mail. You can also vote at the Annual Meeting by accessing the virtual meeting platform at www.virtualshareholdermeeting.com/CITI2022. You will need your 16-digit control number.

Vote by Internet Go to www.proxyvote.com. You will need the 16-digit control number included in your proxy card, voter instruction form, or Notice.	Vote by QR Code You can scan this QR code to vote your proxy card. You will need the 16-digit control number included in your proxy card, voter instruction form, or Notice.	Vote by Phone Call the number on your proxy card or the number on your voter instruction form. You will need the 16-digit control number included in your proxy card or voter instruction form.	Vote by Mail Send the completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.	Vote at the Virtual Meeting You can vote at the Virtual Annual Meeting by visiting the virtual meeting platform listed above and using your 16-digit control number.

www.citigroup.com

132	ABOUT THE 2022 ANNUAL MEETING

To reduce our administrative and postage costs, we ask that you vote using the Internet, by telephone, by mobile phone, or by QR code, all of which are available 24 hours a day. To ensure that your vote is counted, please remember to submit your vote by 11:59 p.m. E.T. on April 25, 2022. If you hold your shares in a Citi employee benefit plan, please submit your vote by the date indicated on your proxy card.

If you attend the Virtual Annual Meeting, you may vote your shares at the meeting by accessing www.virtualshareholdermeeting.com/CITI2022. You will need your 16-digit control number to vote. If you hold your Citi common stock through a securities broker (that is, in “street name”), you must obtain a proxy from your broker and access www.virtualshareholdermeeting.com/CITI2022 by using your 16-digit control number.

Q:	How do I get a printed proxy card?
A:

If you received a Notice instead of the printed materials, there are three ways you may request a proxy card and a full set of materials at no charge. In all three examples you will need the 16-digit control number printed on the Notice.

Requesting a proxy card

By telephone: 1-800-579-1639;
By Internet: www.proxyvote.com; or
By e-mail: sendmaterial@proxyvote.com (send a blank e-mail with the 16-digit control number in the subject line).

Q:	Can I change my vote?
A:

Yes. Just send in a new proxy card or voter instruction form with a later date, cast a new vote by QR code, telephone or Internet, or send a written notice of revocation to Citi’s Corporate Secretary, Brent J. McIntosh, at 388 Greenwich Street, New York, New York 10013. If you attend the 2022 Virtual Annual Meeting you can change your vote by voting on the virtual meeting platform, but simply attending the 2022 Virtual Annual Meeting without voting will not change your vote or revoke a previously granted proxy.

Q:	What if I don’t vote for some of the matters listed on my proxy card?
A:

If you return a signed proxy card without indicating voting instructions, your shares will be voted in accordance with the Board’s recommendation FOR the nominees listed on the card, FOR KPMG as independent registered public accountants for 2022, FOR our 2021 executive compensation, FOR an amendment to the Citigroup 2019 Stock Incentive Plan for the approval of additional shares, and AGAINST the stockholder proposals. If you only vote for certain matters, the remaining matters will be voted as set forth above. See also “Could other matters be decided at the 2022 Annual Meeting?”

Q:	Can my shares held in street name be voted if I don’t return my voter instruction card and don’t attend the 2022 Annual Meeting?
A:

If you don’t vote your shares held in street name, your broker can vote your shares on matters that the New York Stock Exchange (NYSE) has ruled discretionary.

Discretionary Items. KPMG’s appointment is a discretionary item. NYSE member brokers who do not receive instructions from beneficial owners may vote on this proposal as follows: (i) a Citi affiliated member is permitted to vote your shares in the same proportion as all other shares are voted with respect to this proposal, and (ii) all other NYSE member brokers are permitted to vote your shares at their discretion.

Non-discretionary Items. Brokers will not be able to vote your shares on the election of Directors, the advisory vote to approve our 2021 executive compensation, the amendment to the Citigroup 2019 Stock Incentive Plan for the approval of additional shares, and the stockholder proposals, if you fail to provide instructions. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given.

If your shares are registered directly in your name, not in the name of a bank or broker, you must vote your shares or your vote will not be counted. Please vote your proxy so your vote can be counted.

Citi 2022 Proxy Statement

ABOUT THE 2022 ANNUAL MEETING	133

Q:	If I hold shares through Citigroup’s employee benefit plans and do not provide voting instructions, how will my shares be voted?
A:

If you hold shares of common stock through Citigroup’s employee benefit plans or stock incentive plans and do not provide voting instructions to the plans’ trustees or administrators, your shares will be voted in the same proportion as the shares beneficially owned through such plans for which voting instructions are received, unless otherwise required by law.

Q:	What vote is required, and how will my votes be counted, to elect Directors and to adopt the other proposals?
A:

The following chart describes the proposals to be considered at the meeting, the vote required to elect Directors and to adopt each of the other proposals, and the manner in which votes will be counted:

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”(1)
Election of Directors	For, against, or abstain on each nominee	A nominee for Director will be elected if the votes cast for such nominee exceed the votes cast against such nominee.	No effect	No effect
Ratification of KPMG	For, against, or abstain	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon.	Treated as votes against	Brokers have discretion to vote
Advisory vote to approve our 2021 executive compensation	For, against, or abstain	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon.	Treated as votes against	No effect
Approval of additional shares for the Citigroup 2019 Stock Incentive Plan	For, against, or abstain	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon.	Treated as votes against	No effect
Five stockholder proposals	For, against, or abstain	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon.	Treated as votes against	No effect

(1)	A broker non-vote generally occurs when a broker is not permitted to vote on a matter without instructions from a customer having beneficial ownership in the securities and has not received such instructions. Broker non-votes will not be counted as shares entitled to vote on the relevant proposal.

If a nominee for Director is not re-elected by the required vote, he or she will remain in office until a successor is elected and qualified or until his or her earlier resignation or removal. Citi’s By-laws provide that in the event a Director nominee is not re-elected, such Director shall offer to resign from his or her position as a Director. Unless the Board decides to reject the offer or to postpone the effective date of the offer, the resignation shall become effective 60 days after the date of the election.

The result of the votes on an advisory vote on our 2021 executive compensation is not binding on the Board, whether or not the resolution is passed under the voting standards described above. In evaluating the stockholder vote on the advisory resolution, the Board will consider the voting results in their entirety.

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134	About the 2022 Annual Meeting

Q:	Is my vote confidential?
A:	In 2006, the Board adopted a confidential voting policy as part of its Corporate Governance Guidelines. Under the policy, except as necessary to meet applicable legal requirements or as otherwise described below, all votes, whether submitted by proxies, ballots, Internet voting, telephone voting, or otherwise are kept confidential for registered stockholders who request confidential treatment. If you are a registered stockholder and would like your vote kept confidential, please check the appropriate box on the proxy card or follow the instructions when submitting your vote by telephone, mobile phone, QR Code or by the Internet. If you hold your shares in “street name” or through an employee benefit plan or stock incentive plan, your vote already receives confidential treatment and you do not need to request confidential treatment in order to maintain the confidentiality of your vote.

The confidential voting policy will not apply in the event of a proxy contest or other solicitation based on an opposition Proxy Statement and in certain other limited circumstances. For further details regarding this policy, please see the Corporate Governance Guidelines, available on Citi’s website at www.citigroup.com.
Q:	Could other matters be decided at the 2022 Annual Meeting?
A:	We don’t know of any matters that will be considered at the Annual Meeting other than those described above. If a stockholder proposal that was excluded from this Proxy Statement is brought before the meeting, the Chair will declare such proposal out of order, and it will be disregarded, or we will vote the proxies AGAINST the proposal. If any other matters arise at the Annual Meeting that are properly presented at the meeting, the proxies will be voted at the discretion of the proxy holders.
Q:	What happens if the meeting is postponed or adjourned or encounters technical difficulties?
A:	Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our Investor Relations website, including information on when the meeting will be reconvened.
Q:	Do I need to register to attend the 2022 Annual Meeting?
A:	Yes. To register for the meeting you will need to access the Shareholder Meeting Registration at www.proxyvote.com and follow the instructions provided (you will need the 16-digit control number included on your proxy card, voter instruction form, or Notice of Internet Availability of Proxy Materials). We encourage stockholders to log in to this website and access the webcast before the Virtual Annual Meeting’s start time. Further instructions on how to attend, participate in and vote at the Virtual Annual Meeting, including how to demonstrate your ownership of our stock as of the record date, are available at www.virtualshareholdermeeting.com/CITI2022.
Q:	Can I submit a question during or in advance of the Annual Meeting?
A:	Yes. Stockholders may submit questions during the virtual meeting or in advance. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your 16-digit control number and entering your first and last name and email address. If you are submitting questions in advance, please remember to submit your question by 11:59 p.m. E.T. on April 22. Questions may also be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/CITI2022. All stockholders will need their 16-digit control number to ask questions; that number can be found on the proxy cards, voting instruction forms or other notices you received previously as well as your first and last name and email address. You will be prompted to submit your name and write your question. If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/CITI2022.
Q:	What is the appropriate subject matter for questions during the Annual Meeting?
A:	Citi's Chair and/or CEO will answer your questions relating to Citi's business and operations. If you need assistance with a personal financial issue, please enter your concern in the web portal during the meeting and a member of Citi's Customer Service Team will contact you. Questions that are substantially similar may be grouped and answered once to avoid repetition. Questions related to personal matters, that are not pertinent to Annual Meeting matters, or that contain derogatory references to individuals, use offensive language, or are otherwise out of order or not suitable for the conduct of the Annual Meeting will not be addressed during the meeting.

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Annex A

Additional Information Regarding Proposal 3

Glossary

Book Value per Share is Common Equity at year end divided by Common Shares outstanding at year end.

CCAR refers to the Federal Reserve Board’s annual Comprehensive Capital Analysis and Review. CCAR is an important regulatory supervisory mechanism for assessing the capital adequacy of banks, including, among other things, ensuring that banks have sufficient capital to continue to provide key financial services under adverse economic and financial market scenarios. Banks may not return capital to stockholders or take other capital actions unless the Federal Reserve Board indicates that it has “no objection” to a bank’s capital plan, including its requested capital actions.

Cumulative Earnings per Share for our Performance Share Units is determined by adding the diluted earnings per share based on net income allocated to common stockholders from our quarterly earnings reports for the 12 quarters of the applicable three-year performance period.

Efficiency Ratio is total operating expenses divided by total revenues (net of interest expense). This ratio generally compares the cost of generating revenue to the amount of revenue generated. A lower cost is preferable to a higher cost in generating the same amount of revenue, and therefore a lower efficiency ratio is generally better than a higher one. This metric encourages management to consider the costs of generating additional revenue instead of simply maximizing revenue, and can be used on a relative basis to identify which businesses are managed better than others.

Liquidity Coverage Ratio (LCR) is High-Quality Liquid Assets (HQLA) divided by Net Outflows. The LCR is designed to ensure that banks maintain an adequate level of HQLA to meet liquidity needs under an acute three-day stress scenario.

Operating Leverage represents the annual change in [(Revenues, net of Interest Expense in bps), less (the annual change in Operating Expenses in bps)].

Return on Assets (ROA) is net income divided by average assets as determined under U.S. GAAP.

Return on Tangible Common Equity (RoTCE) is net income for a business or Citigroup (minus preferred dividends in the case of Citigroup) divided by average tangible common equity for the year. Management views this metric as an appropriate indication of the long-term potential of Citi’s operating businesses to deliver long-term value to stockholders.

Total Payout Ratio is the sum of dividends paid to common shareholders plus common share repurchases, divided by (Net Income, less preferred dividends).

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136	Annex A

Citigroup – Quantitative Scorecard Metric Details and Reconciliations

(In millions of dollars, except ratios and bps)

	2021			2020			2021 vs. 2020 Change in bps
	Citigroup	GCB	ICG	Citigroup	GCB	ICG	Citigroup	GCB	ICG
Income from Continuing
Operations before
Income Taxes	$27,469	$7,791	$20,287	$13,632
Less: Provision for
Income Taxes	5,451	1,745	4,524	2,525
Add: Income from
Discontinued Operations	7	—	—	(20)
Less: Noncontrolling Interests	73	(11)	83	40
Net Income	$21,952	$6,057	$15,680	$11,047
Average Assets	$2,347,709			$2,226,454
Return on Assets (Net
Income/Average Assets)	0.94%			0.50%
Revenues, Net of Interest
Expense	$71,884	$27,330	$43,887	$75,501	$30,342	$45,088	(479.1)	(992.7)	(266.4)
Total Operating Expenses	$48,193	$20,035	$26,513	$44,374	$17,834	$24,617	860.6	1,234.2	770.2
Efficiency Ratio (Operating
Expenses/Revenues, Net
of Interest Expense)	67.0%			58.8%
Operating Leverage in
bps [(annual change
in Revenues, net of
Interest Expense in bps),
less (annual change in
Operating Expenses
in bps)]							(1,340)	(2,227)	(1,037)
Net Income	$21,952			$11,047
Preferred Stock Dividends	1,040			1,095
Income Available to
Common Shareholders	$20,912			$9,952

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	2021			2020			2021 vs. 2020 Change in bps
	Citigroup	GCB	ICG	Citigroup	GCB	ICG	Citigroup	GCB	ICG
Total Citigroup Stockholders’
Equity at December 31,
2021 and 2020	$201,972			$199,442
Less: Preferred Stock	18,995			19,480
Total Common Equity at
December 31, 2021
and 2020	$182,977			$179,962
Less:
Goodwill at December 31,
2021 and 2020	21,299			22,162
Intangible Assets (Other
than Mortgage
Servicing Rights (MSRs))
at December 31, 2021
and 2020	4,091			4,411
Goodwill and Intangible
Assets (Other Than
MSRs) Related to
Assets Held-For-Sale at
December 31, 2021	510			—
Tangible Common Equity at
December 31, 2021
and 2020	$157,077			$153,389
Average Tangible Common
Equity during 2021
and 2020	$156,253		$93,500	$149,892
Return on Tangible
Common Equity	13.4%		16.8%	6.6%
Average Common Equity	$182,421			$175,508
Return on Common Equity
[(Reported Net Income
less Preferred Dividends)/
Average Common Equity]	11.5%			5.7%
Common Dividends	$4,196			$4,299
Common Stock Repurchases	7,600			2,925
Distributions to Common
Shareholders (Total Payout)	$11,796			$7,224
Total Payout Ratio [Total
Payout/(Net Income less
Preferred Dividends)]	56%			73%

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138

Annex B

Citigroup 2019 Stock Incentive Plan

(as amended and restated as of April 26, 2022, subject to stockholder approval)
(marked to show changes from the version of the Plan last approved by stockholders on April 27, 2021)

1. Purpose

The purposes of the Citigroup 2019 Stock Incentive Plan (as amended from time to time, the “Plan”) are to (i) align incentive compensation programs with the Company’s long-term business objectives and the interests of stockholders; (ii) attract and retain Employees by providing compensation opportunities that are competitive within the global financial services industry; and (iii) provide compensation opportunities that do not create incentives to take imprudent risks.

2. Effective Date and Term

The Plan will become effective on April 16, 2019 (the “Effective Date”), subject to approval by the stockholders of the Company. Unless terminated earlier by the Committee, the Plan will expire on the date of the annual general meeting of stockholders to be held in 2024. The Plan replaces the 2014 Stock Incentive Plan (the “2014 SIP”) for Awards granted on or after the Effective Date. Awards may not be granted under the 2014 SIP beginning on the Effective Date, but the adoption and effectiveness of the Plan will not affect the terms or conditions of any outstanding awards granted under the Prior Plans or any other plan prior to the Effective Date.

3. Definitions

“Award” shall mean an Option, SAR, or Stock Award granted under the Plan.

“Award Agreement” shall mean one or more documents (in either paper or electronic form (including by posting on the Company’s intranet or other shared electronic medium controlled by the Company to which a Participant has access)) evidencing the terms and conditions of an Award.

“Board” shall mean the Board of Directors of the Company.

“Change of Control” shall have the meaning set forth in Section 11.

“Code” shall mean the Internal Revenue Code of 1986, as amended, including any rules and regulations promulgated thereunder.

“Committee” shall mean the Personnel and Compensation Committee of the Board, or a sub-committee thereof, the members of which shall qualify as “Non-Employee Directors” under Rule 16b-3 of the 1934 Act; provided, however, that with respect to the application of the Plan to Directors, unless specifically provided otherwise herein, “Committee” shall mean the Board. Unless expressly provided otherwise herein or not permitted by applicable law, “Committee” includes any authorized delegate of the Committee, including each Plan Administrator. For avoidance of doubt, a failure of one or more members of the Committee to qualify as “Non-Employee Directors” under Rule 16b-3 of the 1934 Act shall not impair the validity of actions taken by the Committee, including the granting of any Award.

“Common Stock” shall mean the common stock of the Company, par value $.01 per share.

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ANNEX B	139

“Company” shall mean Citigroup Inc., a Delaware corporation.

“Deferred Stock Award” shall mean an Award payable in shares of Common Stock at the end of a specified deferral period that is subject to the terms, conditions, limitations, and restrictions set forth in the Plan and an Award Agreement.

“Director” shall mean a member of the Board who is not also an active employee or officer of the Company or a Subsidiary.

“Employee” shall have the meaning set forth in General Instruction A to the Registration Statement on Form S-8 promulgated under the Securities Act of 1933, as amended, in effect on the Effective Date. Notwithstanding the foregoing, consultants and advisors (other than Directors) shall not be eligible to receive Awards under the Plan.

“Fair Market Value” shall mean, in the case of a grant of an Option or a SAR, the closing price of a share of Common Stock on the New York Stock Exchange (or, if the Common Stock is not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Stock is traded or quoted) on the date on which the Option or the SAR is granted. For all other purposes of administering an Award (including Options and SARs granted as Substitute Awards), “Fair Market Value” shall be as determined pursuant to the valuation methodology approved for such purpose by the Committee.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Gross Misconduct” shall mean any conduct by a Participant (a) while employed by the Company or a Subsidiary that is competitive with the Company’s or any Subsidiary’s business operations, (b) that is in breach of any obligation that Participant owes to the Company or any Subsidiary or of that Participant’s duty of loyalty to the Company or any Subsidiary, (c) that is materially injurious to the Company or any Subsidiary, or (d) that otherwise constitutes “gross misconduct” as determined pursuant to guidelines adopted by the Committee or a Plan Administrator.

“Option” shall mean the right to purchase a specified number of shares of Common Stock at a stated exercise price for a specified period of time subject to the terms, conditions, limitations, and restrictions set forth in the Plan and an Award Agreement.

“Participant” shall mean an Employee or former Employee who holds an Award under the Plan (and the legal representative of the estate of a deceased Participant).

“Performance Condition” shall mean any condition to the vesting of an Award based on the performance of the Company (including one or more of its Subsidiaries), the performance of any branch, business unit of the Company (or of any Subsidiary), or the performance of an individual Participant (other than remaining employed by the Company or a Subsidiary), whether based on absolute or relative performance measures.

“Plan Administrator” shall mean any officer or employee of the Company or a Subsidiary performing a function related to administration of the Plan as part of his or her normal job duties, and any director, officer, or employee, whether acting alone or as part of a committee or other group, or non-employee agent, to whom any authority over any matter related to administration of the Plan or any Award has been directly or indirectly delegated by the Committee.

“Prior Plans” shall mean the 2014 SIP and the Citigroup 2009 Stock Incentive Plan.

“Repricing” shall mean (a) any action that constitutes a “repricing” under GAAP or the rules of the New York Stock Exchange (including any modification or amendment to an outstanding Option or SAR that has the effect of reducing its exercise price), (b) any cancellation of an Option or SAR when its exercise price exceeds Fair Market Value in exchange for cash, (c) any cancellation of an Option or SAR in exchange for a new Option or SAR with a

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140	ANNEX B

lower exercise price, or (d) a substitution of a Stock Award for an Option or SAR when its exercise price exceeds Fair Market Value; in each case other than an adjustment to an outstanding Award that is consistent with the requirements of Section 6(d).

“Restricted Stock Award” shall mean an Award of Common Stock that is subject to the terms, conditions, limitations, and restrictions set forth in the Plan and an Award Agreement.

“SAR” shall mean “stock appreciation right,” which is a right to receive a payment, during a specified term, in cash, Common Stock, or a combination thereof, in an amount equal to the excess of the Fair Market Value of a specified number of shares of Common Stock at the time the SAR is exercised over the exercise price of such SAR, which right is subject to the terms, conditions, limitations, and restrictions set forth in the Plan and an Award Agreement.

“Section 16(a) Officer” shall mean an Employee who is subject to the reporting requirements of Section 16(a) of the 1934 Act.

“Stock Award” shall mean a Deferred Stock Award, a Restricted Stock Award, a Stock Payment, or Other Stock-Based Award.

“Stock Payment” shall mean an immediately vested payment in shares of Common Stock that may or may not be in lieu of cash.

“Subsidiary” shall mean any of the consolidated subsidiaries of the Company.

“Substitute Award” shall mean an Award designated as such and granted in connection with a transaction between the Company or a Subsidiary and another entity or business in substitution or exchange for, or conversion, adjustment, assumption, or replacement of, awards previously granted by such other entity to any individuals who have become Employees of the Company or any Subsidiary as a result of such transaction or who were formerly employed by the acquired entity. An Award granted as an inducement to joining the Company or a Subsidiary in replacement of an award forfeited when leaving a previous employer to join the Company or a Subsidiary shall not be considered a Substitute Award.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder and any successor thereto.

4. The Committee

(a)

Committee Authority. The Committee shall have full and exclusive power to administer and interpret the Plan, to grant Awards and to adopt such administrative rules, regulations, procedures, and guidelines governing the Plan and Awards as it deems appropriate from time to time. The Committee’s authority shall include, but not be limited to, the authority to (i) determine the type of Awards to be granted under the Plan; (ii) select Award recipients and determine the extent of their participation; and (iii) establish all other terms, conditions, limitations, and restrictions applicable to Awards, Award programs and the shares of Common Stock issued pursuant thereto. Subject to the limitations set forth in the Plan, the Committee may suspend, accelerate, or defer the vesting or payment of Awards, cancel or modify outstanding Awards, waive any conditions or restrictions imposed with respect to Awards or the Common Stock issued pursuant to Awards, and make any and all other determinations that it deems appropriate with respect to the administration of the Plan.

(b)

Administration of the Plan. The administration of the Plan shall be managed by the Committee. The Committee shall have the power to prescribe and modify, as necessary, the form of Award Agreement, to correct any defect, supply any omission, or clarify any inconsistency in the Plan and/or in any Award Agreement and to take such actions and make such administrative determinations that the Committee

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deems appropriate. Any decision of the Committee in the administration of the Plan shall be final, binding, and conclusive on all parties concerned, including the Company, its stockholders and Subsidiaries, and all Participants.

(c)

Delegation of Authority. To the extent not inconsistent with applicable law, the rules of the New York Stock Exchange, or other provisions of the Plan, the Committee may at any time delegate to a Plan Administrator some or all of its authority over the administration of the Plan, with respect to persons who are not Section 16(a) Officers. Actions taken or determinations made by or ratified by a duly authorized Plan Administrator shall have the same force and effect as if undertaken or made by the Committee, and all references in the Plan to the Committee (except with respect to actions or determinations related exclusively to Section 16(a) Officers) shall be deemed to include a reference to a duly authorized Plan Administrator.

(d)

Prohibition Against Repricing. Notwithstanding any provision of the Plan to the contrary, in no event shall any action be taken under the Plan that constitutes a Repricing of any Option or SAR granted under the Plan, or of any option or stock appreciation right granted under the Prior Plans or of an acquired company, except with approval of the stockholders of the Company.

(e)

Indemnification. No member of the Committee or any Plan Administrator shall be personally liable for any action or determination made with respect to the Plan, except for his or her own willful misconduct or as expressly provided by statute. The members of the Committee and every Plan Administrator shall be entitled to indemnification and reimbursement from the Company, to the extent permitted by applicable law and the By-laws and policies of the Company. In the performance of its functions under the Plan, the Committee (and each member of the Committee and every Plan Administrator) shall be entitled to rely in good faith upon information and advice furnished by the Company’s officers, employees, accountants, counsel, and any other party they deem appropriate, and neither the Committee nor any Plan Administrator shall be liable for any action taken or not taken in reliance upon any such advice.

5. Participation

(a)

Eligible Employees. The Committee shall determine which Employees shall be eligible to receive Awards under the Plan, provided that consultants and advisors (other than members of the Board in their roles as such) shall not be eligible to receive Awards under the Plan. Former Employees may be eligible to receive Awards under the Plan, but only if a Substitute Award or with respect to their last year of service. With respect to Employees subject to U.S. income tax, Options and SARs (unless Substitute Awards) shall only be granted to such Employees who provide direct services to the Company or a Subsidiary of the Company as of the date of grant of the Option or SAR.

(b)

Participation by Employees of Subsidiaries. Employees of Subsidiaries may participate in the Plan upon approval of Awards to such Employees by the Committee. Awards to Employees of Subsidiaries may be conditioned upon the Subsidiary’s agreement to reimburse the Company for costs and expenses of such participation, as determined by the Committee.

(c)

Participation Outside of the United States. In order to facilitate the granting of Awards to Employees who are foreign nationals or who are employed outside of the U.S., the Committee may provide for such special terms and conditions, including, without limitation, substitutes for Awards, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom. Any special terms or conditions adopted by the Committee in accordance with this Section 5(c) may be set forth in a sub-plan, which shall constitute a part of this Plan; provided that the terms and conditions of any such sub-plan shall not be inconsistent with the terms and conditions of this Plan, as then in effect.

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142	Annex B

(d) Maximum Individual Awards

(i)	Limits on Awards to Directors. The maximum number of shares of Common Stock subject to Awards granted during a single calendar year to any Director, taken together with any cash fees paid during the calendar year to the Director, in respect of the Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $1,000,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards in accordance with GAAP). The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the Director receiving such additional compensation may not participate in the decision to award such compensation.

(ii)	Limits on Options and SARs. The aggregate number of shares of Common Stock that may be subject to all Options and SARs granted to an individual Employee (other than as a Director) in a calendar year may not exceed 1,000,000 shares (subject to adjustment pursuant to Section 6(d)).

(iii)	Limits on Stock Awards. The aggregate number of shares of Common Stock that may be subject to all Stock Awards granted to an individual Employee (other than as a Director) in a calendar year may not exceed 1,000,000 shares (subject to adjustment pursuant to Section 6(d)).

(iv)	Substitute Awards. Notwithstanding the foregoing, shares subject to an Award that is a Substitute Award shall not count against any individual Award limit in this Section 5(d).

6. Available Shares of Common Stock

(a)	Shares Subject to the Plan. Common Stock issued pursuant to Awards granted under the Plan may be shares that have been authorized but unissued, or have been previously issued and reacquired by the Company, or both. Reacquired shares may consist of shares purchased in open market transactions or otherwise. Pursuant to and subject to the other provisions of this Section 6, the aggregate number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall not exceed the sum of (i) thirty million (30,000,000) shares; and (ii) any additional number of shares that may be authorized for issuance pursuant to any amendments to the Plan approved by stockholders of the Company after the Effective Date. Effective April 21, 2020, pursuant to an amendment to the Plan approved by stockholders of the Company, an additional 15 million (15,000,000) shares of Common Stock were authorized for issuance to Participants pursuant to Awards granted under the Plan. Effective April 27, 2021, pursuant to an amendment to the Plan approved by stockholders of the Company, an additional 20 million (20,000,000) shares of Common Stock were authorized for issuance to Participants pursuant to Awards granted under the Plan. Effective April 26, 2022, pursuant to an amendment to the Plan approved by stockholders of the Company, an additional 36 million (36,000,000) shares of Common Stock were authorized for issuance to Participants pursuant to Awards granted under the Plan.

(b)	Forfeited and Expired Awards. Awards granted under the Plan or the Prior Plans that, after the Effective Date, are forfeited, expire, or are cancelled or settled without issuance of shares shall not count against the maximum number of shares that may be issued under the Plan as set forth in Section 6(a) and shall be available for future Awards under the Plan. Notwithstanding the foregoing, all shares of Common Stock that are (i) withheld or tendered in payment of an Option exercise price or repurchased by the Company with Option exercise proceeds; (ii) withheld or tendered to satisfy any tax withholding obligation (in connection with any Option, SAR, Stock Award, or otherwise); (iii) covered by a SAR (to the extent that it is settled in shares of Common Stock, without regard to the number of shares of Common Stock that are actually issued to the Participant upon exercise); (iv) withheld by the Company to satisfy any debt or other obligation owed to the Company or any Subsidiary; and (v) fractional shares of Common Stock that are cancelled pursuant to Section 7(f), shall be considered issued pursuant to the Plan and shall not be added to the maximum number of shares that may be issued under the Plan as set forth in Section 6(a).

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(c)	Other Items not Included in Allocation. The maximum number of shares that may be issued under the Plan as set forth in Section 6(a) shall not be affected by (i) the payment in cash of dividends or dividend equivalents in connection with outstanding Awards; or (ii) the grant of Substitute Awards. Any shares purchased by or on behalf of Participants in a dividend reinvestment program established under the Plan shall not count against the maximum number of shares that may be issued under the Plan as set forth in Section 6(a), provided that such shares are purchased in open-market transactions or are treasury shares purchased directly from the Company at Fair Market Value at the time of purchase.

(d)	Adjustments. In the event of any change in the Company’s capital structure, including but not limited to a change in the number of shares of Common Stock outstanding, on account of (i) any stock dividend, stock split, reverse stock split, spinoff or any similar equity restructuring, or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, or divesture or any other similar event affecting the Company’s capital structure, to reflect such change in the Company’s capital structure, the Committee shall make appropriate equitable adjustments to (i) the maximum number of shares of Common Stock that may be issued under the Plan as set forth in Section 6(a), and (ii) the maximum number of shares that may be granted to any single individual pursuant to the limits set forth in Section 5(d). In the event of any extraordinary dividend, divestiture, or other distribution (other than ordinary cash dividends) of assets to stockholders, or any transaction or event described above, to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee shall make appropriate equitable adjustments to the number or kind of shares subject to an outstanding Award, the exercise price applicable to an outstanding Award, and/or a Performance Condition. Any adjustments under this Section 6(d) shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the 1934 Act, to the extent applicable. The Company shall give each Participant notice of an adjustment to an Award hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes. Notwithstanding the foregoing, the Committee shall decline to adjust any Award made to a Participant if such adjustment would violate applicable law.

7. Awards Under the Plan

Awards under the Plan may be granted as Options, SARs, or Stock Awards, as described below. Awards may be granted singly, in combination, or in tandem as determined by the Committee. Subject to the terms of the Plan (including but not limited to the minimum vesting requirement of Section 7(d)), Awards shall have such terms, conditions, limitations, and restrictions as may be determined by the Committee from time to time, and may include vesting, forfeiture, cancellation and clawback provisions.

(a)	Options. Options shall expire after such period, not to exceed 10 years, as may be determined by the Committee. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires or is otherwise cancelled pursuant to its terms or the terms of the Plan. In no event shall any Option issued under the Plan be a “reload” Option or carry any similar rights.

(i)	Exercise Price. The Committee shall determine the exercise price per share for each Option, which shall not be less than 100% of the Fair Market Value on the grant date, unless the Option is a Substitute Award.

(ii)	Exercise of Options. Upon satisfaction of the applicable conditions relating to vesting and exercisability, as determined by the Committee, and upon provision for the payment in full of the exercise price and applicable taxes due, the Participant shall be entitled to exercise the Option and receive the number of shares of Common Stock issuable in connection with the Option exercise. The shares issued in connection with the Option exercise may be subject to such conditions and restrictions as the Committee may determine, from time to time. An Option may be exercised by any method as may be permitted by the Committee from time to time, including but not limited to any “net exercise” or other “cashless” exercise method.

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144	Annex B

(b)	Stock Appreciation Rights. SARs granted under the Plan shall expire after such term, not to exceed 10 years, as may be determined by the Committee. The exercise price per share of Common Stock subject to a SAR shall not be less than 100% of Fair Market Value on the grant date, unless the SAR is a Substitute Award.

(c)	Stock Awards

(i)	Stock Payment. Subject to the terms of the Plan, the Committee may grant vested shares of Common Stock as a Stock Payment. A Stock Payment may be in lieu of cash compensation, but may be subject to restrictions on sale or transfer, or cancellation and recoupment, as determined by the Committee. A Stock Payment under the Plan may be granted as, or in payment of, a bonus determined pursuant to any other plan. Any shares of Common Stock granted as a Stock Payment in lieu of cash compensation shall be valued at their Fair Market Value.

(ii)	Restricted Stock. ~~Unvested shares of Common Stock issued pursuant to a Restricted Stock Award shall be entitled to voting rights as provided in Section 9, unless determined otherwise by the Committee.~~ Upon satisfaction of all conditions to vesting and any tax withholding obligations, and upon the lapse of any post-vesting restrictions on sale or transfer, shares of Common Stock subject to a Restricted Stock Award shall be delivered to a Participant free of restriction.

(iii)	Deferred Stock. A Deferred Stock Award represents only an unfunded, unsecured promise to deliver shares of Common Stock in the future and does not give a Participant any greater rights than those of an unsecured general creditor of the Company. Upon satisfaction of all conditions to vesting and any tax withholding obligations, shares of Common Stock subject to a vested Deferred Stock Award will be issued, and upon the lapse of any post-vesting restrictions on sale or transfer, such shares of Common Stock will be delivered to a Participant free of restriction.

(iv)	Other Stock-Based Awards. To the extent not prohibited by applicable law, the Committee may grant any other Award that is denominated in shares of Common Stock and that may be settled in cash and/ or by the delivery of shares of Common Stock (for the avoidance of doubt, an award that by its terms may be settled only in cash shall not be an Award under this Plan).

(d)	Minimum Vesting Requirement. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) Substitute Awards, (ii) Awards to Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iii) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 6(a) (subject to adjustment under Section 6(d)); and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability, leave of absence, termination of employment, Change in Control, upon the sale or other disposition of a Participant’s employer, or any other similar event, as specified in the Award Agreement.

(e)	Performance-Based Awards

(i)	The Committee may grant Awards that are subject to the achievement of one or more Performance Conditions related to a period of performance of not less than one year.

(ii)	Performance Conditions may be expressed in either, or a combination of, absolute or relative values or a percentage of: revenue, revenue or product growth, net income (pre- or after-tax), earnings, earnings per share, stockholders’ equity or return on stockholders’ equity, assets or return on assets, return on risk-adjusted assets, capital or return on capital, return on risk capital, book value or book value

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Annex B	145

per share, economic value-added models or equivalent metrics, operating income, pre- or after-tax income, expenses or reengineering savings, margins, cash flow or cash flow per share, stock price, total shareholder return, market share, debt reduction, net promoter scores, operating efficiency ratios, expense ratios, liquidity ratios, regulatory achievements or any objective or subjective Performance Conditions selected by the Committee. In addition, such Performance Conditions may be used on an absolute or relative basis to measure the performance of the Company as a whole, any business unit(s) of the Company and its Subsidiaries and/or one or more of its branches or affiliates, or the performance of an individual Participant, and may be used in any combination as the Committee may deem appropriate. Such Performance Conditions may also be based on performance determined on a per share basis (either basic or fully diluted) and/or as compared to the performance of a group of peer or comparator companies, prior performance periods, a published or special index or indices that the Committee deems appropriate, or such other measures selected or defined by the Committee at the time such Performance Conditions are established.

(iii)	The Committee may make objectively determinable adjustments, modifications, or amendments to any Performance Condition as the Committee deems appropriate, including (but not limited to) with respect to items determined to be extraordinary or unusual in nature or infrequent in occurrence, or that are related to discontinued operations, the disposal of a business or assets, or a change in accounting principle under GAAP, or that are attributable to the business operations of any entity acquired by the Company or a Subsidiary during a relevant performance period.

(f)	Fractional Shares. The Company shall not be obligated to issue any fractional shares of Common Stock in settlement of Awards granted under the Plan. If an Award includes or results in an entitlement to a fractional share for any reason, the Award shall be settled in full by issuance of the maximum whole number of shares of Common Stock the Participant is entitled to receive pursuant to the terms of the Award (upon satisfaction of all applicable conditions to the issuance of shares) and the Company may cancel the fractional share without any compensation to the Participant.

8. Dividends and Dividend Equivalents

The Committee may provide that Stock Awards shall earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to an account maintained on the books of the Company. Any payment or crediting of dividends or dividend equivalents will be subject to such terms, conditions, limitations, and restrictions as the Committee may establish, from time to time, including, without limitation, reinvestment in additional shares of Common Stock or common share equivalents. Notwithstanding the foregoing, the Committee may not provide for the current payment of dividends or dividend equivalents with respect to any shares of Common Stock subject to an Award with a Performance Condition; for such Awards, the Committee may only provide for the accrual of dividends or dividend equivalents that will not be payable to a Participant unless and until, and only to the extent that, the shares of Common Stock subject to the Award vest upon satisfaction of the relevant Performance Condition and all other applicable conditions to vesting. Dividend or dividend equivalent rights shall be as specified in the Award Agreement, or pursuant to a resolution adopted by the Committee with respect to outstanding Awards. No dividends or dividend equivalents shall be paid on Options or SARs.

9. Voting

Unless the Committee has determined otherwise, a Participant shall have the right to direct the vote ~~of shares~~ of ~~Common Stock subject to an unvested Restricted Stock Award. Unvested~~issued and outstanding shares of Common Stock ~~that are eligible~~subject to continuing restrictions pursuant to the terms of a Stock Award under the Plan. All such shares shall be voted by ~~a~~the Plan Administrator in accordance with instructions received from Participants (unless to do so would constitute a violation of any applicable exchange rules). ~~Shares subject to unvested Restricted Stock Awards~~Any such shares as to which no instructions are received shall be voted by the Plan Administrator proportionately in accordance with instructions received with respect to all other ~~unvested Restricted Stock Awards (including, for these purposes, outstanding awards granted under the Prior Plans and any~~

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146	Annex B

~~other “non-qualified” stock incentive plan of the Company) that are eligible to vote (unless to do so would constitute a violation of any applicable exchange rules).~~such shares and with respect to shares underlying awards granted pursuant to a Prior Plan that are also subject to continuing restrictions.

10. Nontransferability

Awards granted under the Plan, and during any period of restriction on transferability, shares of Common Stock issued in connection with the exercise of an Option or a SAR, or vesting of a Stock Award, may not be sold, pledged, hypothecated, assigned, margined, or otherwise transferred by a Participant in any manner other than by will or the laws of descent and distribution, unless and until the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed or have been waived by the Committee. No Award or interest or right therein shall be subject to the debts, contracts, or engagements of a Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment, or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment, or any other legal or equitable proceedings (including bankruptcy and divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way.

Notwithstanding the foregoing, the Committee may permit Options and/or shares issued in connection with an Option or a SAR exercise that are subject to restrictions on transferability to be transferred one time and without payment or consideration to a member of a Participant’s immediate family or to a trust or similar vehicle for the benefit of a Participant’s immediate family members. During the lifetime of a Participant, all rights with respect to Awards shall be exercisable only by such Participant or, if applicable pursuant to the preceding sentence, a permitted transferee.

11. Change of Control of the Company

(a)	The Committee may, at the time an Award is made or at any time prior to, coincident with, or after the time of a Change of Control:

(i)	provide for the adjustment of any Performance Conditions as the Committee deems necessary or appropriate to reflect the Change of Control;

(ii)	provide for the cancellation of any Awards then outstanding if the surviving entity or acquiring entity (or the surviving or acquiring entity’s parent company) in the Change of Control replaces the Awards with new rights of substantially equivalent value, as determined by the Committee;

(iii)	provide that upon an involuntary termination of a Participant’s employment as a result of a Change of Control, any time periods shall accelerate, and any other conditions relating to the vesting, exercise, payment, or distribution of an Award shall be waived; or

(iv)	provide that Awards shall be purchased for an amount of cash equal to the amount that could have been obtained for the shares covered by a Stock Award if it had been vested or by an Option or SAR if it had been exercised at the time of the Change of Control.

(b)	Notwithstanding any other provisions of the Plan or an Award Agreement to the contrary, the vesting, payment, purchase, or distribution of an Award may not be accelerated by reason of a Change of Control for any Participant unless the Participant’s employment is involuntarily terminated as a result of the Change of Control. For purposes of this Section 11, a Participant’s employment will be deemed to have been involuntarily terminated as a result of a Change of Control if it is involuntarily terminated other than for Gross Misconduct at any time beginning on the date of the Change of Control up to and including the first anniversary of the Change of Control.

Citi 2022 Proxy Statement

ANNEX B	147

(c)	A “Change of Control” shall be deemed to occur if and when:

(i)

any person, including a “person” as such term is used in Section 14(d)(2) of the 1934 Act (a “Person”), is or becomes a beneficial owner (as such term is defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(ii)

individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

	(iii)	all or substantially all of the assets of the Company are sold, transferred, or distributed, or the Company is dissolved or liquidated; or

(iv)

a reorganization, merger, consolidation, or other corporate transaction involving the Company (a “Transaction”) is consummated, in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50% of the combined voting power of the Company or other corporation resulting from such Transaction in substantially the same respective proportions as such stockholders’ ownership of the voting power of the Company immediately before such Transaction.

12. Award Agreements

Each Award under the Plan shall be evidenced by an Award Agreement (as such may be amended from time to time) that sets forth the terms, conditions, restrictions, and limitations applicable to the Award, including, but not limited to, the provisions governing vesting, exercisability, payment, forfeiture, cancellation, and termination of employment, all or some of which may be incorporated by reference into one or more other documents delivered or otherwise made available to a Participant in connection with an Award. The Committee need not require the formal execution or acceptance of such document by the Participant, in which case acceptance of any benefit of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions, and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines and practices of the Company in effect from time to time. Any assertion by an Employee that any term, condition, limitation, or restriction of the Award as specified in the Award Agreement is invalid or not binding on such Employee because of his or her non-acceptance of the Award Agreement (or any portion thereof) shall be deemed a refusal of the Award and the Employee shall cease to be a Participant with respect to the Award, which shall be immediately cancelled. Each Award Agreement shall provide for forfeiture or cancellation of unvested Awards if it is determined that a Participant engaged in Gross Misconduct on or prior to a vesting date.

13. Tax Withholding

Participants shall be solely responsible for any applicable taxes (including without limitation income, payroll, and excise taxes) and penalties, and any interest that accrues thereon, which they incur under applicable law in connection with the receipt, vesting, or exercise of any Award. The Company and its Subsidiaries shall have the right to require payment of, or may deduct from any payment made under the Plan or otherwise to a Participant, or may permit or require shares to be tendered or sold (including shares of Common Stock delivered or vested in connection with an Award) in an amount sufficient to cover withholding of, any federal, state, local, foreign, or other governmental taxes or charges required by law, or hypothetical taxes required to be paid by a Participant pursuant

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148	ANNEX B

to a tax-equalization policy for expatriate employees, and to take such other action as may be necessary to satisfy any such withholding or payment obligations. The value of any shares allowed to be withheld or tendered for tax withholding may not exceed the amount allowed consistent with fixed plan accounting in accordance with GAAP, to the extent applicable. To the extent that a number of shares of Common Stock sufficient to satisfy a tax withholding obligation of the Company may not be withheld (whether because the Award has not vested in full pursuant to its terms, administrative procedures in effect at such time, applicable accounting principles, or any other reason), it shall be a condition to the obligation of the Company to issue shares of Common Stock upon the exercise of an Option or a SAR, or in settlement of any vested Award, that a Participant pay to the Company, on demand, such amount as may be requested by the Company for the purpose of satisfying any actual tax withholding (or hypothetical tax) liability. If the amount is not timely paid to the Company in cash by such Participant, the Company may cancel the Award and refuse to issue such shares.

14. Repayment Obligations and Right of Set-Off

(a)

If the Committee determines that all conditions to vesting and payment or distribution of an Award (or any portion thereof), or the vesting and exercisability of an Option or SAR (or any portion thereof), were not satisfied in full on the scheduled vesting date (including but not limited to, any Performance Condition), the Committee shall cancel such vesting and refuse to issue or distribute shares or cash and immediately terminate the Participant’s rights with respect to such Award (or improperly vested portion thereof). If any such Award (or portion thereof) has already been paid, distributed, or exercised, the Participant shall be obligated, upon demand, to: (i) in the case of an improperly vested Stock Award, return the amount of any cash payment received in settlement of the Stock Award (or improperly vested portion thereof), or if settled in shares, the number of shares of Common Stock issued in settlement of the Stock Award (or improperly vested portion thereof), or make a cash payment in an amount equal to the Fair Market Value of such shares on their vesting date, if greater than their Fair Market Value on the date they are due to be returned to the Company; or (ii) in the case of an improperly exercised Option or SAR, make a cash payment in an amount equal to the gain realized upon exercise of such Option or SAR (or improperly vested or exercised portion thereof), in each case, without reduction for any shares of Common Stock or cash withheld or paid to satisfy withholding tax or hypothetical tax obligations in connection with such Awards or any other obligation of the Participant.

(b)

To the extent not prohibited by applicable law, and consistent with the requirements of Section 409A of the Code, if applicable, the Company will have the right to offset against its obligation to deliver vested shares of Common Stock or make any vested cash payment pursuant to any Award granted under the Plan: (i) any amounts paid by the Company or a Subsidiary to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration, or lawsuit of which a Participant was the subject; and (ii) any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards granted under the Plan, or awards granted under any other plan, or any obligations pursuant to a tax-equalization or housing allowance policy or other expatriate benefit) that a Participant then owes to the Company or a Subsidiary.

15. Other Benefit and Compensation Programs

Awards granted under the Plan and amounts received upon vesting or exercise of an Award shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits under any Company benefit plan or severance program unless specifically provided for under the plan or program. Unless specifically set forth in an Award Agreement, Awards under the Plan are not intended as payment for compensation that otherwise would have been delivered in cash, and even if so intended, such Awards shall be subject to such vesting requirements and other terms, conditions, restrictions, and limitations as may be provided in the Award Agreement.

Citi 2022 Proxy Statement

ANNEX B	149

16. Unfunded Plan

Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent that any Participant holds any rights by virtue of an Award granted under the Plan, such rights shall constitute general unsecured liabilities of the Company and shall not confer upon any Participant or any other person or entity any right, title, or interest in any assets of the Company.

17. Expenses of the Plan

The expenses of the administration of the Plan shall be borne by the Company and its Subsidiaries. The Company may require Subsidiaries to pay for the Common Stock issued under the Plan to Participants employed (or formerly employed) by such Subsidiaries.

18. Rights as a Stockholder

Unless the Committee determines otherwise, a Participant shall not have any rights as a stockholder with respect to shares of Common Stock covered by an Award until the date the Participant becomes the holder of record with respect to such shares. No adjustment will be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 6(d) or Section 8.

19. Future Rights

No Employee shall have any claim or right to be granted an Award under the Plan. There shall be no obligation of uniformity of treatment of Employees under the Plan. Further, the Company and its Subsidiaries may adopt other compensation programs, plans, or arrangements as they deem appropriate or necessary. The adoption of the Plan or the granting of any Award shall not confer upon any Employee any right to continued employment in any particular position or at any particular rate of compensation, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of its Employees at any time, free from any claim or liability under the Plan. Unless expressly provided otherwise elsewhere in the Plan or in an Award Agreement, Awards under the Plan shall be made in anticipation of future service and/or subject to other vesting conditions and will not be earned until all conditions to vesting have been satisfied.

20. Amendment and Termination

The Plan may be amended, suspended, or terminated at any time by the Committee, provided that no amendment shall be made without stockholder approval, if it would (a) materially increase the number of shares available under the Plan (other than pursuant to Section 6(d)), (b) materially expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) materially extend the term of the Plan, (e) materially change the method of determining the exercise price of an Award, (f) delete or limit the Plan’s prohibition against Repricing, or (g) otherwise require approval by the stockholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange (or, if the Common Stock is not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Stock is then traded or quoted). No such amendment referred to above shall be effective unless and until it has been approved by the stockholders of the Company. The Committee retains the right to modify an Award without a Participant’s prior consent if it determines that the modification is required to comply with applicable law, regulation, or regulatory guidance (including applicable tax law). Except as may be provided by Section 7(e), Section 11, and this Section 20, any other adverse modification shall not be effective without the Participant’s written consent. The Company shall furnish or make available to Participants a written notice of any modification through a brochure, prospectus supplement, or otherwise, which notice shall specify the effective date of such modification.

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150	ANNEX B

21. Successors and Assigns

The Plan and any applicable Award Agreement entered into under the Plan shall be binding upon and inure to the benefit of the respective successors and permitted assigns of Participants, including, without limitation, the executors, administrators, or trustees of a Participant’s estate, or any receiver or trustee in bankruptcy or representative of a Participant’s creditors.

22. Governing Law

The Plan and all Award Agreements entered into under the Plan shall be construed in accordance with and governed by the laws of the State of New York, except that any principles or provisions of New York law that would apply the law of another jurisdiction (other than applicable provisions of U.S. federal law) shall be disregarded. Notwithstanding the foregoing, matters with respect to indemnification, delegation of authority under the Plan, and the legality of shares of Common Stock issued under the Plan, shall be governed by the Delaware General Corporation Law.

23. Tax Compliance

Awards granted hereunder shall comply with or be exempt from Section 409A of the Code, unless otherwise determined by the Committee. If, pursuant to any Award that is subject to Section 409A of the Code, a Participant is entitled to receive a payment on a specified date, such payment shall be deemed made as of such specified date if it is made (a) not earlier than 30 days before such specified date, and (b) not later than December 31 of the year in which such specified date occurs or, if later, the fifteenth day of the third month following such specified date; provided that the Participant shall not be permitted, directly or indirectly, to designate the taxable year in which such payment is made. If, pursuant to any Award that is subject to Section 409A of the Code, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the same meaning as provided in Section 1.409A-2(b)(2)(iii) of the regulations promulgated under the Code. Notwithstanding any provision of this Plan to the contrary, in no event shall the Company or any Subsidiary be liable to a Participant on account of an Award’s failure to (a) qualify for favorable U.S. or foreign tax treatment, or (b) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, Sections 409A and 457A of the Code.

24. Severability

If any provision of this Plan is finally held to be invalid, illegal, or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability, and the remaining provisions shall not be affected thereby; provided that, if any such provision is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed modified to the minimum extent necessary in order to make such provision enforceable.

Citi 2022 Proxy Statement

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responsible sources
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Citigroup Inc.
388 Greenwich Street
New York, NY 10013

CITIGROUP INC.
3800 CITIGROUP CENTER DRIVE
BLDG G, MAIL ZONE G3-23
TAMPA, FL 33610-9122

SCAN TO VIEW MATERIALS & VOTE
VOTE BY INTERNET - www.proxyvote.com or from a mobile phone scan the QR code above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 25, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 25, 2022. Have this proxy card in hand when you call and then follow the recorded instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope so that it is received prior to the Annual Meeting on April 26, 2022.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Citigroup Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
To view or print a copy of the Proxy Statement or Annual Report on Form 10-K, go to www.citigroup.com/citi/investor/corporate_governance.html.
VOTE DURING THE MEETING - Go to www.virtualshareholdermeeting.com/CITI2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D70138-P66932-Z81857-Z81864	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CITIGROUP INC.
The Board of Directors recommends a vote FOR Proposals 1 through 4.

1. Proposal to elect 12 Directors:
		For	Against	Abstain
1a.	Ellen M. Costello	☐	☐	☐

1b.	Grace E. Dailey	☐	☐	☐

1c.	Barbara J. Desoer	☐	☐	☐

1d.	John C. Dugan	☐	☐	☐

1e.	Jane N. Fraser	☐	☐	☐

1f.	Duncan P. Hennes	☐	☐	☐

1g.	Peter B. Henry	☐	☐	☐

1h.	S. Leslie Ireland	☐	☐	☐

1i.	Renée J. James	☐	☐	☐

1j.	Gary M. Reiner	☐	☐	☐

1k.	Diana L. Taylor	☐	☐	☐

1l.	James S. Turley	☐	☐	☐

		For	Against	Abstain

2.	Proposal to ratify the selection of KPMG LLP as Citi's independent registered public accountants for 2022.	☐	☐	☐

3.	Advisory vote to approve our 2021 Executive Compensation.	☐	☐	☐

4.	Approval of additional shares for the Citigroup 2019 Stock Incentive Plan.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposals 5 through 9.		For	Against	Abstain

5.	Stockholder proposal requesting a Management Pay Clawback policy.	☐	☐	☐

6.	Stockholder proposal requesting an Independent Board Chairman.	☐	☐	☐

7.	Stockholder Proposal requesting a report on the effectiveness of Citi's policies and practices in respecting Indigenous Peoples' rights in Citi's existing and proposed financing.	☐	☐	☐

8.	Stockholder Proposal requesting that the Board adopt a policy to end new fossil fuel financing.	☐	☐	☐

9.	Stockholder proposal requesting a non-discrimination audit analyzing the Company's impacts on civil rights and non-discrimination for all Americans.	☐	☐	☐

Please indicate if you would like to keep your vote confidential under the current policy.		☐	☐
		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Meeting Information

The 2022 Annual Meeting of Stockholders will be held virtually on Tuesday, April 26, 2022, 9:00 a.m. Eastern Time.
To attend the meeting, you must be a stockholder on the record date. You will be able to attend the Annual Meeting as well as vote and participate in the question and answer session by visiting www.virtualshareholdermeeting.com/CITI2022 and entering the 16-digit control number included in your proxy card as well as your first and last name and your email address.

Attending the Virtual Meeting: Electronic entry to the meeting will begin on Tuesday, April 26, 2022, at 8:45 a.m. Eastern Time and the meeting will begin promptly at 9:00 a.m. Eastern Time. If you encounter any difficulties accessing the virtual meeting, please call the technical support number that will be posted on the Virtual Stockholder Meeting page.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice
and Proxy Statement and Annual Report are available at
www.citigroup.com/citi/investor/corporate_governance.html and/or www.proxyvote.com/Citi

D70139-P66932-Z81857-Z81864
CITIGROUP INC.
Proxy Solicited on Behalf of the Board of Directors of Citigroup Inc. for the
Annual Meeting of Stockholders, April 26, 2022

The undersigned hereby constitutes and appoints John C. Dugan, Jane N. Fraser and Brent J. McIntosh, and each of them his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Citigroup Inc. ("Citigroup") to be held on Tuesday, April 26, 2022, at 9:00 a.m. Eastern Time and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Your proxy cannot be voted unless you sign, date and return this card or follow the instructions for telephone or Internet voting set forth on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1-4, and AGAINST Proposals 5-9 and will be voted in the discretion of the proxies (or, in the case of a Voting Plan, will be voted in the discretion of the plan trustee or administrator) upon such other matters as may properly come before the Annual Meeting.

The signer(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at said Annual Meeting and any adjournments or postponements thereof. NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please provide full title.

Attention employee benefit plan participants: If you hold shares of Citigroup common stock through an employee benefit plan, you should complete, sign and return this proxy card to instruct the trustee of the plan how to vote these shares. Your proxy must be received no later than 8:00 a.m., Eastern Time, on April 21, 2022 so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential.

If shares of Citigroup common stock are issued to or held for the account of the undersigned under employee plans and voting rights are attached to such shares (any of such plans, a "Voting Plan"), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Citigroup common stock in the undersigned's name and/or account under such Plan in accordance with the instructions given herein and the terms of the applicable Voting Plan, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to, the matters set forth on the reverse side.

IF NO BOXES ARE MARKED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ABOVE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE